Exhibit 10.1

TERM LOAN AGREEMENT

among

HALL OF FAME RESORT & ENTERTAINMENT COMPANY AND THE OTHER PERSONS SIGNATORY HERETO AS BORROWERS

as Borrowers

and

THE LENDERS PARTY HERETO,

as Lenders

and

AQUARIAN CREDIT FUNDING LLC,

as Administrative Agent

dated as of December 1, 2020

i

Appendices, Exhibits and Schedules
Appendix A	Principal Offices
Exhibit A	Form of Borrowing Notice
Exhibit B	Form of Note
Exhibit C	Form of Mortgage
Exhibit D	Form of Solvency Certificate
Exhibit E	Form of Mezzanine (IRG) Subordination Agreement
Exhibit F-1	Intentionally Deleted
Exhibit F-2	Form of Recognition Agreement (Development & Project Management Agreement)
Exhibit F-3	Form of Recognition Agreement (Architect)
Exhibit G	Form of Disbursement Request
Exhibit H	Form of Springing Deposit Account Control Agreement

Schedule 1.01(a)	HOFV Site
Schedule 1.01(b)	Closing Date Sources and Uses
Schedule 1.01(c)	Employment Agreements
Schedule 1.01(d)	Budget and Schedule
Schedule 1.01(f)	TDD BAN Term Sheet/Summary
Schedule 1.01(g)	Existing Guarantees
Schedule 1.01(h)	TIF Bonds Summary
Schedule 2.01	Loan Commitment
Schedule 3.07(b)	Space Leases
Schedule 3.09	Litigation
Schedule 3.17	Environmental Matters
Schedule 3.18	Insurance
Schedule 3.19(a)	UCC Filing Offices
Schedule 3.19(b)	Mortgage Filing Offices
Schedule 3.19(c)	Accounts
Schedule 3.20	Mortgaged Properties / Legal Descriptions
Schedule 3.25	Material Contracts
Schedule 5.05	Insurance
Schedule 5.13(a)	Forecasted Project Spend

v

This TERM LOAN AGREEMENT, dated as of December __, 2020 (this “Agreement”), among

(i) HALL OF FAME RESORT & ENTERTAINMENT COMPANY (the “Lead Borrower”) and the other Persons signatory hereto as “Borrowers”, (collectively, the “Borrowers”, and each individually, a “Borrower”);

(ii) the LENDERS from time to time party hereto (the financial institutions from time to time party to this Agreement in the capacity of lenders being collectively referred to as the “Lenders”); and

(iii) AQUARIAN CREDIT FUNDING LLC, as administrative agent (in such capacity, the “Administrative Agent”).

RECITALS

(A)	The Borrowers intend to develop real and personal property consisting of approximately 200 acres of land and personal property known as Johnson Controls Hall of Fame Village, Pro Football Hall of Fame, Tom Benson HOF Stadium, National Youth Football & Sports Complex located in Canton, Ohio and are acquiring and developing additional properties including a hotel, a promenade, a retail center, a waterpark and entertainment venue (the “HOFV Project”) in Canton, Ohio and more particularly detailed on the annexed Schedule 1.01(a) (the “HOFV Site”). For the avoidance of doubt, the HOFV Project shall not include any real or personal property owned by any Excluded Subsidiary.

(B)	On the Closing Date, the Lenders will make the Loan to the Borrowers upon the terms and subject to the conditions set forth herein and in the other Loan Documents.

AGREEMENT

In consideration of the agreements set forth herein and in the other Loan Documents, and in reliance upon the representations and warranties set forth herein and therein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“2020 Omnibus Incentive Plan” means Lead Borrower’s omnibus incentive plan which became effective on July 1, 2020, as the same may be amended from time to time with the approval of Administrative Agent, except as otherwise expressly provided herein.

“Additional Accounts” shall mean individually or collectively, as the context requires, each Account listed on Schedule 3.19(c) hereto, other than the Proceeds Account, the Legacy Accounts, Restricted Accounts, and the Interest Reserve Account.

“Administrative Agent” shall have the meaning given in the preamble to this Agreement and shall include permitted successors and assigns in such capacity.

“Administrative Fee” shall have the meaning provided in Section 2.07(a).

“Affiliate” shall mean, when used with respect to a specified Person, (a) another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified or (b) any Person that directly or indirectly owns 5% or more of any class of Capital Stock of the Person specified; provided, however, that, for purposes of Article III, the term “Affiliate” shall mean, other than with respect to IRGMH or its affiliates and the National Football Museum, Inc. (with respect to whom clause (b) shall be unaffected), any Person that directly or indirectly owns 10% or more of any class of Capital Stock of the Person specified.

“Affiliated Lender” shall mean, at any time, any Lender that is an Affiliate of any Borrower (other than a Borrower or any Subsidiary of any Borrower) at such time.

“Affiliated Lender (Guarantor)” shall mean the Guarantor-Affiliated Lender which acquires Loans pursuant to Section 17(c) of the Recourse Guaranty.

“Affiliated Lender Assignment and Acceptance” shall mean an assignment and acceptance entered into by (a) an Affiliated Lender to an assignee and/or (b) any other Lender (other than an Affiliated Lender) and an assignee that is an Affiliated Lender (with the consent of any Person whose consent is required by Section 10.04(c)), and accepted by the Administrative Agent, substantially in the form as shall be approved by the Administrative Agent and shall comply with the provisions of Section 10.04.

“Agents” shall mean the Administrative Agent and the Supplemental Agents (if any).

“Aggregate Amounts Due” shall have the meaning given in Section 2.13.

“Aggregate Exposure” shall mean, with respect to any Lender, the outstanding principal amount of the Loans of such Lender.

“Agreement” shall have the meaning given in the preamble to this Agreement.

“Approved Accounting Principles” shall mean GAAP or other sound and generally accepted cash or income tax accounting principles applied on a basis consistent with accounting principles applied in the preparation of financial information and financial statements previously furnished to Lender.

“Approved Fund” shall mean any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity (including an investment advisor) or an Affiliate of any entity that administers, advises or manages a Lender.

“Architect Agreement” shall mean that certain Architectural Services Agreement between HOFV and Prime AE Group, Inc., dated October 30, 2019, as assigned to Newco pursuant to the Contribution Agreement.

“Architect Recognition Agreement” shall mean the recognition agreement between Prime AE Group, Inc., Newco and Administrative Agent, which agreement shall be in substantially the same for as the form attached hereto as Exhibit F-3 (or such other form acceptable to Administrative Agent).

“Asset Sale” shall mean the sale, lease, sale and leaseback, assignment, conveyance, transfer, grant of restriction, issuance or other disposition (by way of merger, casualty, condemnation or otherwise) by any Borrower or any of its Subsidiaries of any assets or property, excluding any Capital Stock of the Lead Borrower.

“Assignee” shall have the meaning given in Section 10.04(c).

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender (other than an Affiliated Lender) and an assignee (other than an Affiliated Lender) (with the consent of any Person whose consent is required by Section 10.04(c)), and accepted by the Administrative Agent, substantially in the form as shall be approved by the Administrative Agent. To the extent approved by the Administrative Agent, an Assignment and Acceptance may be electronically executed and delivered to the Administrative Agent via an electronic settlement system then acceptable to the Administrative Agent.

“Assignments of Agreements, Licenses, Permits and Contracts” shall mean the Assignments of Agreements, Licenses, Permits and Contracts between the Borrowers and the Administrative Agent dated as of the date hereof.

“Assignor” shall have the meaning given in Section 10.04(c).

“Aultman Sponsorship Agreement” shall means that certain Sponsorship Agreement entered into by and among HOFV, the National Football Museum, Inc., and Aultman Health Foundation, an Ohio non-profit corporation, dated December 6, 2016, as assigned by the Contribution Agreement.

“Authorized Officer” shall mean, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president or one of its vice presidents (or the equivalent thereof), and such Person’s chief financial officer or treasurer.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Benefit Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Tax Code or Section 307 of ERISA, and in respect of which any Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America (or any successor).

“Borrower Representative” shall have the meaning given in Section 2.20.

“Borrowers” shall have the meaning given in the preamble to this Agreement.

“Borrowing” shall mean Loans made on the Closing Date.

“Borrowing Notice” shall mean a certificate substantially in the form of Exhibit A.

“Brand X” shall mean BXPG LLC.

“Brand X Services Agreement” means that certain services agreement entered into by and between Brand X, HOFV, and Mountaineer GM LLC dated as of June 16, 2020, as the same may be amended from time to time in accordance with the terms of this Agreement.

“Budget and Schedule” shall mean a (a) budget and schedule and (b) sources and uses of Cash by the Borrowers, in form and substance acceptable to the Administrative Agent and attached hereto as Schedule 1.01(d), for the (i) conduct of the Pre-Development Activities (including regarding construction, budget and technical matters pertaining to the HOFV Project) applicable during the Term and (ii) compliance with the terms of the Letter of Representations and Letter of Representations Requirements; provided that Borrowers shall be entitled to reallocate funds amongst the various line items in such Budget and Schedule within any calendar month without the prior written consent of Administrative Agent so long as the funds taken from any individual line item does not exceed 10% of the original amount in such line item for such calendar month.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which commercial banks in New York City are authorized or required by law to close.

“Capital Lease Obligations” shall mean, as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all classes of membership interests in a limited liability company, any and all classes of partnership interests in a partnership, any and all equivalent ownership interests in a Person and any and all warrants, rights or options to purchase any of the foregoing.

“Cash” shall mean United States Dollars ($) or a credit balance in United States Dollars ($) in any demand or Deposit Account.

“Cash Equivalents” shall mean, as at any date of determination, (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States of America or (ii) issued by any agency of the United States of America the obligations of which are backed by the full faith and credit of the United States of America, in each case maturing within one year after such date; (b) marketable direct obligations issued by any state of the United States of America or the District of Columbia, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (c) commercial paper maturing no more than 270 days from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (d) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that has a combined capital and surplus and undivided profits of not less than $500,000,000 and that issues (or the parent of which issues) commercial paper rated at least “Prime-1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P; (e) fully collateralized repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (d) above; and (f) investments in “money market funds” within the meaning of Rule 2a-7 under the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (d) above.

“Certificate of Designations” means that certain certificate of designations filed with the Secretary of State of the State of Delaware on October 8, 2020 to establish the preferences, limitations and relative rights of the Series A Preferred Stock, as the same may be amended from time to time solely with the prior written consent of Administrative Agent, in its sole and absolute discretion.

“Change in Control” shall be deemed to have occurred if (a) IRG and its Affiliates shall at any time sell, transfer, convey or otherwise dispose of 5% or more of its Closing Date LB Capital Stock, (b) National Football Museum, Inc. shall at any time sell, transfer, convey or otherwise dispose of 5% or more of its Closing Date LB Capital Stock, (c) the “Board” (as such term is defined in the HOFRE Certificate) shall fail to consist at least one director nominated by the National Football Museum, Inc., (d) Lead Borrower shall at any time fail to directly or indirectly own, beneficially and of record, 100% of each class of issued and outstanding Capital Stock in each other Borrower, free and clear of all Liens (other than the Liens granted under any Loan Documents), and (e) the Lead Borrower shall lose its ability (as in effect on the Closing Date), to operate, control or manage the HOFV Project, Tom Benson HOF Stadium or any parcel of “land” within the HOFV Site, each as in effect on the Closing Date.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.15, by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Charges” shall have the meaning given in Section 10.09.

“Closing Date” shall mean December __, 2020.

“Closing Date LB Capital Stock” shall mean, with respect to any Person in question, the number of common shares of Capital Stock in Lead Borrower owned by such Person on the Closing Date.

“Closing Date Sources and Uses” shall mean the sources and uses of funds on the Closing Date as set forth in Schedule 1.01(b).

“Collateral” shall mean all Property of any Borrower, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document, and shall include the Mortgaged Properties, but excluding the Excluded Collateral.

“Constellation” means Constellation NewEnergy, Inc., or its successor in interest.

“Constellation Sponsorship Agreement” shall mean that certain Sponsorship and Services Agreement entered into on December 19, 2019, by and between HOFV, the National Football Museum, Inc., and Constellation, as assigned by the Contribution Agreement and as further amended by the First Amendment thereto, dated June 15, 2020, whereby Constellation and its affiliates will provide the gas and electric needs of the HOFV Project in exchange for certain sponsorship rights, which sponsorship rights run through December 31, 2028.

“Contractual Obligation” shall mean, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement (including any Material Contract) or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Construction Financing” shall mean the permanent credit facilities necessary to complete the development and construction of Phase II of the HOFV Project and, proceeds of which shall, among other things be used to refinance the Obligations in full.

“Contribution Agreement” means that certain contribution agreement dated June 30, 2020 by and between HOFV and Newco, whereby HOFV contributed, transferred and assigned HOFV’s right, title and interest to all of its assets and all liabilities and obligations, except as otherwise specifically set forth therein, to Newco.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Control Agreements” shall mean the Interest Reserve Account Control Agreement, the Proceeds Account Control Agreement and any other control agreement required under the Loan Documents (including pursuant to any further assurances clause).

“COVID Pandemic” shall have the meaning given in the definition of “Material Adverse Effect”.

“Debtor Relief Laws” shall mean the Bankruptcy Code and all other liquidation, compromise, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” shall mean any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both (as provided in Article VII) would constitute an Event of Default.

“Default Rate” shall have the meaning assigned to it in the Section 2.06.

“Deposit Account” shall mean a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization selected by the Borrowers and reasonably acceptable to the Administrative Agent, other than an account evidenced by a negotiable certificate of deposit.

“Designated Subsidiaries” means any future Borrower entities (which are not currently Borrowers) that are (a) direct or indirect Subsidiaries of Lead Borrower, and (b) not 100% directly or indirectly owned Lead Borrower, each to the extent previously approved in writing by Administrative Agent, in its sole and absolute discretion.

“Development Costs” shall mean the costs and expenses incurred in connection with the Transactions or the Pre-Development Activities, including all payments of interest to Lenders under this Agreement prior to the Maturity Date, costs incurred in negotiating and preparing construction contracts for the development of the HOFV Project, costs incurred in settling insurance claims and paying taxes and insurance premiums, in each case to the extent relating to the HOFV Project, costs incurred in connection with acquiring Permits necessary for the development and construction of the HOFV Project and in each case in accordance with the Budget and Schedule; provided, for the avoidance of doubt, that Development Costs shall not include any costs or expenses incurred by any Excluded Subsidiary, unless clearly identified in the Budget and Schedule.

“Disbursement” shall have the meaning assigned to it in Section 5.13(d).

“Disbursement Date” shall mean the date of the making of a Disbursement.

“Dollars” or “$” shall mean lawful money of the United States of America.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, Norway, the United Kingdom and any other member state of the European Economic Area.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” shall mean any commercial bank, insurance company, investment fund, mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys commercial loans as one of its businesses.

“Embargoed Person” shall mean any party that (a) is the subject or target of any Sanctions; (b) named in any Sanctions-related list of designated persons maintained by OFAC, the U.S. Department of State, the U.S. Department of Commerce or the U.S. Department of the Treasury, including the list of “Specially Designated Nationals and Blocked Persons” published by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), the United Nations Security Council, the European Union, Her Majesty’s Treasury of the United Kingdom or Global Affairs Canada, (c) resides, is organized or chartered, or is located in a Sanctioned Jurisdiction or (d) owned 50% or more or controlled by any such Person or Persons described in the foregoing clauses (a)-(c).

“EME Customer Contract” shall mean that certain Customer Contract for EME Express Service Equipment Program, dated December 19, 2019 by and between HOFV and Constellation, as amended by that certain Amendment to Customer Contract for EME Express Services Equipment Program, dated February 8, 2020 and as assigned by the Contribution Agreement.

“EME Installment Payments” shall mean all payments required to be made by Newco (as successor to HOFV) to Constellation under the EME Customer Contract as described in Attachment A to such EME Customer Contract.

“Employment Agreements” shall mean (a) the employment agreements of Michael Crawford effective July 1, 2020 and Jason Krom effective September 16, 2019 (b) each of the other employment agreements listed in Schedule 1.01(c), and (c) any other future employment agreements entered into by Lead Borrower with future employees that are substantially similar (in terms of Capital Stock grants and vesting rights associated therewith taking into account the particular employee’s position and experience) to the employment agreements described in (a) and (b) above, each as may be amended from time to time in accordance with the terms of this Agreement.

“Environmental Claim” shall mean any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (b) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (c) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” shall mean all former, current and future Federal, state and local laws (including common law), regulations, rules, ordinances, codes, decrees, judgments, directives, orders (including consent orders), and agreements, in each case relating to protection of the environment, natural resources, human health and safety or the presence of, Release or threatened Release of, or exposure to, Hazardous Materials, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, Hazardous Materials.

“Environmental Liability” shall mean all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, arising out of or relating to (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” shall mean any Permit under any Environmental Law.

“Equity Issuance” shall mean any issuance or sale by the Borrowers of any Capital Stock of such Persons. For the avoidance of doubt, the sale or transfer of any common stock within the Treasury Shares Account shall be deemed an Equity Issuance.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, the regulations promulgated thereunder and any successor statute.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with any Borrower, is treated as a single employer under Section 414(b) or (c) of the Tax Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Tax Code, is treated as a single employer under Section 414 of the Tax Code.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Benefit Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Benefit Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Tax Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Tax Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Benefit Plan; (d) the incurrence by any Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Benefit Plan or the withdrawal or partial withdrawal of any Borrower or any ERISA Affiliate from any Benefit Plan or Multiemployer Plan; (e) the receipt by any Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to the intention to terminate any Benefit Plan or Plans or to appoint a trustee to administer any Benefit Plan; (f) the adoption of any amendment to a Benefit Plan that would require the provision of security pursuant to Section 401(a)(29) of the Tax Code or Section 307 of ERISA; (g) the receipt by any Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (h) the occurrence of a “prohibited transaction” with respect to which any Borrower is a “disqualified person” (within the meaning of Section 4975 of the Tax Code) or with respect to which any Borrower could otherwise incur any material liability; or (i) any other event or condition with respect to a Benefit Plan or Multiemployer Plan that could result in liability of any Borrower.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” shall have the meaning given in Article VII.

“Excluded Asset Sales” shall mean Asset Sales of Excluded Collateral.

“Excluded Collateral” shall mean (a) all assets of Excluded Subsidiaries, (b) upon the consummation of a Sponsorship Collateral Loan in accordance with the terms of this Agreement, the applicable Sponsorship Collateral subject to such Sponsorship Collateral Loan, and (c) PILOT Loan Assets to the extent subject to a PILOT Loan.

“Excluded Subsidiaries” shall mean HOF Village Hotel II, LLC, JCIHOFV Financing, LLC and Mountaineer GM LLC and such other Subsidiaries of Borrower if any, that the Administrative Agent approves in writing as excluded from time to time, in its sole and absolute discretion.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any Obligation, (a) Taxes imposed on (or measured by) its net income, net capital or net profits (including any minimum Tax or alternative minimum tax) and franchise Taxes imposed by the United States of America, or by the jurisdiction under the laws of which such recipient is organized (or any political subdivision thereof), or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or in which such Lender carries on business, (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction (or any political subdivision thereof) described in clause (a) above, and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrowers under Section 2.17(a)), any withholding tax that is attributable to such Foreign Lender’s failure to comply with Section 2.16(d) or imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that at the time of designation of a new lending office (or such assignment) such Foreign Lender (or its assignor, if any) was, but for the application of this clause (c), entitled to receive additional amounts from the Borrowers with respect to such withholding Tax pursuant to Section 2.16(a).

“Exclusivity Period” shall have the meaning assigned to it in the First Look Letter.

“Existing Guarantees” shall mean those guarantees listed on Schedule 1.01(g).

“Existing Warrants” shall mean warrants issued by Lead Borrower pursuant to the terms of the Note Purchase Agreement in which the Lead Borrower issued to the noteholders listed on the signature pages thereto an aggregate principal amount of $20,721,293 of 8.00% convertible notes due 2025, by and between the Lead Borrower and the noteholders listed on the signature pages thereto, exercisable for shares of the Lead Borrower’s common stock on or prior to March 31, 2025 upon payment of the then-effective exercise price.

“Facility” shall mean shall mean the Loans made hereunder.

“FCPA” shall mean the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Federal Funds Effective Rate” shall mean, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided, that if the Federal Funds Effective Rate for any day is less than zero, the Federal Funds Effective Rate for such day will be deemed to be zero.

“Fees” shall mean all fees payable by the Borrowers or any Affiliate of any Borrower to the Agents, the Lenders or any other Person under or in connection with the Facility, including all fees described in Section 2.07.

“Financial Officer” of any Person shall mean the chief financial officer, principal accounting officer or treasurer of such Person or any other authorized representative of such Person reasonably satisfactory to the Administrative Agent.

“Financial Officer Certification” shall mean, with respect to the financial statements for which such certification is required, the certification of the Financial Officer of the applicable Borrower that such financial statements fairly present, in all material respects, the financial condition of such Borrower and its applicable Subsidiaries as at the dates indicated and the results of their operations for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“First Look Letter” shall mean that certain Letter Agreement re: Construction Financing First Opportunity, dated as of the date hereof, between Borrowers, Administrative Agent and Lenders.

“Fiscal Quarter” shall mean a fiscal quarter of any Fiscal Year.

“Fiscal Year” shall mean the fiscal year of the Borrowers ending on December 31 of each calendar year.

“Foreign Lender” shall mean any Lender that is not organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and/or similar extensions of credit in the ordinary course.

“Future Acquired Properties” shall mean (a) the Real Property that is listed on Schedule 1.01(a) but not on Schedule 3.20, and/or (b) any other Real Property whose acquisition is approved by Administrative Agent in writing its sole and absolute discretion, in each case, acquired after the Closing Date.

“Future Sponsorship Agreements” shall mean one or more naming rights agreements (and the revenue and proceeds derived therefrom) entered into on and after the Closing Date, covering naming rights with respect to all or any component of the HOFV Project, in each case, is in form reasonably satisfactory to the Administrative Agent (including, for the avoidance of doubt, that the naming rights agreement shall include covenants, events of default and other material terms that are reasonably satisfactory to the Administrative Agent); provided no approval or consent from the Administrative Agent shall be required for Borrowers to enter into any single Future Sponsorship Agreement that (i) entitles one or more of the Borrowers to aggregate gross proceeds of up to but no more than $500,000 over the term of such Future Sponsorship Agreement (including any possible renewal term or extension) (each, a “Minor Future Sponsorship Agreement”) and which, when aggregated with all other Minor Future Sponsorship Agreements entered into after the Closing Date entitles one or more of the Borrowers, collectively, to aggregate gross proceeds of up but not more than, $5,000,000 over the term of such Minor Future Sponsorship Agreements (including any possible renewal term or extension) and (ii) in each case, does not encumber or restrict the use of any material portion of the HOFV Project.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governing Documents” shall mean, as to any Person, the articles or certificate of incorporation and bylaws, any shareholders agreement, articles of organization or certificate of formation, limited liability company agreement, operating agreement, partnership agreement or other formation or constituent documents of such Person.

“Governmental Authority” shall mean the government of the United States of America or any other nation, any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Governmental Funds” shall have the meaning given in Section 5.13(f).

“Ground Leases” shall mean, collectively, (a) that certain Ground Lease, dated February 26, 2016 (as amended, modified or supplemented from time-to-time prior to the date hereof (including as modified by the Letter of Representations) and as may be amended, modified or supplemented from time to time after the Closing Date with the prior written consent of the Administrative Agent) between the Canton City School District, acting by and through its Board of Education, as “Lessor” thereunder, and the Stark County Port Authority, as “Lessee” thereunder with respect to the land, building and real property covered by the Stadium Project Lease; (b) that certain Ground Lease, dated February 26, 2016 (as amended, modified or supplemented from time-to-time prior to the date hereof (including as modified by the Letter of Representations) and as may be amended, modified or supplemented from time to time after the Closing Date with the prior written consent of the Administrative Agent) between the Canton City School District, acting by and through its Board of Education, as “Lessor” thereunder, and the Stark County Port Authority, as “Lessee” thereunder with respect to the land, building and real property covered by the Parking Project Lease (the “Parking Ground Lease”); (c) that certain Ground Lease, dated February 26, 2016 (as amended, modified or supplemented from time-to-time prior to the date hereof (including as modified by the Letter of Representations) and as may be amended, modified or supplemented from time to time after the Closing Date with the prior written consent of the Administrative Agent) between the Canton City School District, acting by and through its Board of Education, as “Lessor” thereunder, and the Stark County Port Authority, as “Lessee” thereunder with respect to the land, building and real property covered by the Youth Fields Project Lease, each as may be affected by (d) that certain Omnibus Amendment Agreement recorded as Instrument No. 201901100001002, (e) that certain Rent Adjustment and Lease Amendment Agreement recorded as Instrument No. 2019080700029147, (f) the Contribution Agreement, (g) that certain Modification of Leases by Termination of Rent Adjustment Agreement and Rescission of Amendments entered into on or about the date hereof by Canton City School District, acting by and through its Board of Education, Stark County Port Authority, and HOF Village Stadium, LLC, and joined by HOFV, Newco) and by Holdings SPE, LLC, (h) that certain Second Rent Adjustment and Lease Amendment Agreement entered into as of the date hereof by and among the Canton City School District, acting by and through its Board of Education, Stark County Port Authority, HOF Village Stadium, LLC, HOF Village Parking, LLC and HOF Village Youth Fields, LLC, and (i) as the same may be further amended, restated, replaced, supplemented or otherwise modified from time to time solely with the prior written consent of Administrative Agent, in its sole and absolute discretion.

“Ground Leases Estoppel Letter” shall mean the estoppel by Canton City School District, acting by and through its Board of Education dated on, or within three (3) days prior to the Closing Date in favor of the Administrative Agent, including in respect of the Ground Leases.

“Ground Lease Parcels” shall mean those portions of the HOFV Site subject to the Ground Leases.

“Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of (a) the guarantor or (b) another Person (including any bank under a letter of credit) to induce the creation of which the guarantor has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation, contingent or otherwise, of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, (iv) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation or (v) to otherwise assure or hold harmless the owner of such Indebtedness or other obligation against loss in respect thereof; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any obligation under a Guarantee of a guarantor shall be deemed to be the lower of (A) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (B) the maximum amount for which such guarantor may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation and the maximum amount for which such guarantor may be liable are not stated or determinable, in which case the amount of such obligation shall be such guarantor’s maximum reasonably anticipated liability in respect thereof as determined by the Borrowers in good faith.

“Guarantor-Affiliated Lender” shall have the meaning set forth in the Recourse Guaranty.

“Hazardous Materials” shall mean any petroleum (including crude oil or fraction thereof) or petroleum products or byproducts, or any pollutant, contaminant, chemical, compound, constituent, or hazardous, toxic or other substances, materials or wastes defined, or regulated as such by, or pursuant to, any Environmental Law, or requiring removal, remediation or reporting under any Environmental Law, including asbestos, or asbestos containing material, radon or other radioactive material, polychlorinated biphenyls and urea formaldehyde insulation.

“Hazardous Materials Activity” shall mean any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedging Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, fuel or other commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided, however, that no phantom stock or similar plan providing for payments on account of services provided by current or former directors, officers, employees or consultants of any Borrower shall be a Hedging Agreement.

“HOFV” shall mean HOF Village, LLC, a Delaware limited liability company.

“HOFV Accounts” shall mean the Proceeds Account and the Interest Reserve Account.

“HOFV Project” shall have the meaning given in the recitals to this Agreement.

“HOFV Site” shall have the meaning given in the recitals to this Agreement.

“HOFRE” shall mean Hall of Fame Resort & Entertainment Company, a Delaware corporation (also referred to herein as “Lead Borrower”).

“HOFRE Certificate” shall mean that certain Amended and Restated Certificate of Incorporation of GPAQ Acquisition Holdings, Inc., dated as of July 1, 2020.

“Increased-Cost Lenders” shall have the meaning given in Section 2.18.

”Indebtedness” shall mean, with respect to any Person, without duplication, (a) all indebtedness for borrowed money; (b) all Capital Lease Obligations; (c) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (d) any obligation owed for all or any part of the deferred purchase price of property or services; (e) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person (provided, that if the indebtedness secured thereby has not been assumed or is non-recourse, the amount of such indebtedness included for the purposes of this definition will be the amount equal to the lesser of the fair market value of such property and the amount of the indebtedness secured); (f) the face amount of any acceptance, letter of credit or similar facility issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person; (h) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligations of another; (i) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession of such Property (provided, that if the indebtedness is non-recourse, the amount of such indebtedness included for the purposes of this definition will be the amount equal to the lesser of the fair market value of such Property and the amount of such indebtedness)); (j) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including, without limitation, any interest rate Hedging Agreement, whether entered into for hedging or speculative purposes; and (k) any Guarantee of such Person in respect of obligations of the kind referred to in clauses (a) through (j) above. The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in, or other relationship with, such other Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. For purposes of calculating Indebtedness hereunder at any time, the amount of Indebtedness of the type referred to in clause (j) above of any Person shall be equal to the payment due thereunder, if any, by such Person if such Indebtedness were terminated on such date.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes and Other Taxes.

“Indemnitee” shall have the meaning given in Section 10.05(b).

“Information” shall have the meaning given in Section 10.16.

“Insurance Advisor” shall mean any Person designated from time to time by the Administrative Agent, in its sole discretion, to serve as the Insurance Advisor under the Loan Documents.

“Interest Payment Date” shall mean the last Business Day of each calendar month.

“Interest Period” shall mean an interest period of one month, (x) initially, commencing on the Closing Date; and (y) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clauses (c) and (d) of this definition, end on the last Business Day of a calendar month; and (c) no Interest Period with respect to any portion of the Loans shall extend beyond the Maturity Date.

“Interest Rate” shall have the meaning given in Section 2.04(a).

“Interest Reserve Account” shall mean the Deposit Account designated by such name established pursuant to the terms of the Interest Reserve Account Control Agreement, which Interest Reserve Account Control Agreement shall not permit the Borrowers to withdraw any monies therefrom without the Administrative Agent’s prior written consent.

“Interest Reserve Account Control Agreement” shall mean the account control agreement, dated as of the date hereof, among the Borrowers, the Administrative Agent and Huntington National Bank as the bank thereunder, as the same may be amended, restated, replaced, supplemented, extended or otherwise modified from time to time.

“Investment” shall mean (a) any direct or indirect purchase or other acquisition by any Borrower of, or of a beneficial interest in, any of the Securities of any other Person; (b) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Borrower from any other Person, of any Capital Stock of such other Person; (c) any direct or indirect loan, advance or capital contribution by any Borrower to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business; and (d) any direct or indirect purchase of any Property (including all or substantially all of the assets constituting the business of a division, branch or other unit of operations) from any Person. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“IRG” means Industrial Realty Group, LLC, a Nevada limited liability company.

“IRG Development Agreement” means that certain Master Development and Project Management Agreement, dated as of June 30, 2020, between IRG Canton Village Manager, LLC, IRG Canton Village Member, LLC, and HOFV, as assigned by the Contribution Agreement.

“IRG Development Recognition Agreement” shall mean the recognition agreement between IRG Canton Village Manager, LLC, IRG Canton Village Member, LLC, Newco and Administrative Agent, which agreement shall be in a form substantially similar to the form attached as Exhibit F-2.

“IRGMH” means IRG Master Holdings, LLC, a Delaware limited liability company.

“JKP” shall mean JKP Financial, LLC, a Delaware limited liability company.

“JKP Note” shall mean that certain Secured Cognovit Promissory Note by and among JKP HOFV and HOF Village Hotel II, LLC, a Delaware limited liability company, in the original principal amount of $7,000,000.00, dated June 19, 2020, as amended the First Amendment to Secured Cognovit Promissory Note, dated as of the Closing Date, entered into between JKP, HOF Village Hotel II, LLC and Newco, with a maturity date that is one business day after the Maturity Date and for which no payments or distribution, direct or indirect, other than pay in kind interest, shall be paid until full repayment of the Obligations.

“JKP Pledge” shall mean that certain Pledge Agreement by and between HOFV and JKP dated June 19, 2020, whereby HOFV pledged 100% of its membership interests in HOF Village Hotel II, LLC to JKP as security in relation to the Indebtedness evidenced by the JKP Note, which shall not be amended or modified (but may be terminated) without the prior written consent of Administrative Agent, which consent may be given or withheld in Administrative Agent’s sole discretion.

“Johnson Controls Sponsorship Loan” shall mean the Loan (as such term is defined in the Johnson Controls Sponsorship Loan Agreement as in effect on the date hereof).

“Johnson Controls Sponsorship Loan Collateral” shall mean “Collateral” as such term is defined in the Johnson Controls Sponsorship Loan Agreement as in effect on the date hereof. For the avoidance of doubt, Johnson Controls Sponsorship Loan Collateral does not and shall not include any property or asset of any Borrower or any Subsidiary of any Borrower other than JCIHOFV Financing, LLC.

“Johnson Controls Sponsorship Loan Agreement” shall mean that certain Loan and Security Agreement, dated November 9, 2017, among JCIHOFV Financing, LLC, as borrower, HOFV, National Football Museum, Inc., Goldman Sachs Lending Partners LLC, as lender, and Wilmington Trust, National Association, as agent, as in effect on the date hereof, as assigned by the Contribution Agreement. For the avoidance of doubt, there is no recourse against any Borrower or any Subsidiary of any Borrower other than JCIHOFV Financing, LLC under the Johnson Controls Sponsorship Loan Agreement.

“Lead Borrower” shall have the meaning given in the preamble to this Agreement.

“Leases” shall have the meaning assigned to it in the Mortgage.

“Legacy Accounts” shall mean individually or collectively, as the context requires, each Account listed on Schedule 3.19(c) hereto that is identified thereon as a “Legacy Account”.

“Lenders” shall have the meaning given in the preamble to this Agreement; provided that the term “Lenders” shall include any Person that has become a party hereto, in compliance with the terms, covenants and conditions set forth in Section 10.04, pursuant to an Assignment and Acceptance (or the Affiliated Lender Assignment and Acceptance) (in each case other than any such Person that has ceased to be a party hereto pursuant to an Assignment and Acceptance (or the Affiliated Lender Assignment and Acceptance)).

“Letter of Representations” shall mean the letter agreement dated as of March 20, 2018 among HOFV, HOF Village Youth Fields, LLC, HOF Village Parking, LLC and HOF Village Stadium, LLC, on the one hand, and the Canton City School District, acting by and through its Board of Education, on the other hand, as assigned by the Contribution Agreement.

“Letter of Representations Requirements” shall mean the covenants and agreements of one or more of the Borrowers set forth in the Letter of Representations (including Section 5 thereof).

“Lien” shall mean (a) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing (unless such agreement is entered into in connection with the full refinancing of the Obligations under this Agreement and the obligation to give any of the foregoing takes effect substantially concurrently with or after the payment in full of the Obligations), any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (b) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

“Liquidity Covenant” shall have the meaning given it in Section 5.15.

“Loan” shall mean a loan made by a Lender on the Closing Date to the Borrowers pursuant to Section 2.01.

“Loan Commitment” shall mean the commitment of a Lender to make or otherwise fund Loans and “Loan Commitments” shall mean such commitments of all of the Lenders in the aggregate. The amount of each Lender’s Loan Commitment, if any, is set forth on Schedule 2.01 or in the applicable Assignment and Acceptance (or the Affiliated Lender Assignment and Acceptance), subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Loan Commitments is $40,000,000.

“Loan Documents” shall mean this Agreement, each Note, the Recourse Guaranty, each Security Document, the Mezzanine (IRG) Subordination Agreement, the IRG Development Recognition Agreement, the Architect Recognition Agreement , any Permitted Loan Subordination Agreement and any other recognition agreement, subordination agreement, document or certificate executed by any Borrower, or any other provider of credit support in respect of the Obligations, for the benefit of any Secured Party in connection with the Transactions.

“Margin Stock” shall have the meaning given in Regulation U.

“Master Transaction Agreement” shall mean that certain Master Transition Agreement entered into by and among IRG, National Football Museum, Inc., M. Klein Associates, Inc., HOFV, HOF Village Stadium, LLC, HOF Village Youth Fields, LLC, and HOF Village Parking, LLC, dated December 11, 2018, as assigned by the Contribution Agreement.

“Material Adverse Effect” shall mean, following the Closing Date, any change, occurrence, event, circumstance, action, suit, investigation or proceeding pending or, to the knowledge of any Borrower, threatened in any court or before any arbitrator or governmental authority that could reasonably be expected to (a) have material adverse effect on the business, properties, prospects, condition (financial or otherwise), assets, operations or income of any Borrower, individually, or the Borrowers and their Subsidiaries, taken as a whole, (b) adversely affect the ability of any Borrower to perform its obligations under the Loan Documents in any material respect or (c) adversely affect the rights and remedies of the Administrative Agent or any Lender under the Loan Documents in any material respect provided that Administrative Agent, Lenders and Borrower acknowledge that the COVID-19 pandemic (the “COVID Pandemic”) has occurred and was in existence prior to the Closing Date and the mere existence of the COVID Pandemic shall  not  be an Material Adverse Effect as of the Closing Date, however to  the extent the COVID Pandemic and/or any Borrowers’ or any third party’s compliance with orders of a Governmental Authority or the Center for Disease Control guidelines after the date hereof could reasonably be expected to cause any of the effects described in clauses (a) through (c) of this definition, a Material Adverse Effect shall be deemed to have occurred.

“Material Contract” shall mean (a) (i) each Ground Lease, (ii) each Project Lease, (iii) the REA, (iv) the Operations and Use Agreement and (v) each other license, contract and agreement executed in connection with each of the foregoing items (a)(i)-(iv) to which any Borrower is a party or has any monetary or non-monetary obligations in connection therewith, (b) the Letter of Representations, (c) any contract or arrangement to which a Borrower is party pursuant to which such Borrower is reasonably expected to incur obligations or liabilities with a Dollar value of $250,000 or more during the term of such contract or arrangement or (d) any other contract or other arrangement to which any Borrower is a party (other than the Loan Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Material Indebtedness” shall mean Indebtedness (other than the Loans) of any one or more of the Borrowers in an aggregate principal amount exceeding $250,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrowers in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the applicable Borrowers would be required to pay if such Hedging Agreement were terminated at such time.

“Material Real Property” shall mean each parcel of real or personal property that is subject to any Ground Lease or any Project Lease and all improvements thereon and all appurtenant thereto.

“Maturity Date” shall mean the earlier of (i) the last Business Day on or before the date that is twelve months after the Closing Date and (ii) the date that all Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Maxim Shares” shall mean approximately 2,678,571 shares of common stock of Lead Borrower, issued to Maxim Group LLC.

“Maxim Warrants” shall mean approximately 2,678,571 warrants in Lead Borrower, providing for the issuance of approximately 2,678,571 shares of common stock of Lead Borrower, issuable upon exercise of such warrants, issued to Maxim Group LLC.

“Maximum Rate” shall have the meaning given in Section 10.09.

“Mezzanine (IRG) Note” shall mean the unsecured promissory note dated as of November 27, 2019 made by HOFV in favor of IRG in an amount of up to $30,000,000, as amended by First Amendment to Promissory Note by and between IRG and HOFV dated June 25, 2020, $9,000,000 of which was converted into PIPE Notes on July 1, 2020, as assigned by the Contribution Agreement, as further amended by Second Amendment to Promissory Note by and between IRG and Newco dated as of the Closing Date, and the outstanding principal balance of the same being equal to approximately $13,770,000.00 as of the Closing Date, as the same may be amended from time to time with the prior written consent of Administrative Agent, in its sole and absolute discretion.

“Mezzanine (IRG) Subordination Agreement” shall mean the subordination agreement between IRG, the Administrative Agent and Newco which agreement shall be in a form substantially similar to the form attached hereto as Exhibit E.

“Moody’s” shall mean Moody’s Investors Service, Inc. and any successor to its rating agency business

“Mortgaged Properties” shall mean the parcels of real property, owned or leased by a Borrower, comprising the HOFV Site, together with the improvements thereon (specified on Schedule 3.20 as of the Closing Date), and each other parcel of real property and improvements thereon with respect to which a Mortgage is granted pursuant to Sections 5.10 and 5.12.

“Mortgages” shall mean, that certain first priority Fee and Leasehold Deed of Trust, Assignment of Leases and Rents and Security Agreement and Fixture Filing, dated the date hereof, executed and delivered by Borrowers in favor of the Administrative Agent as security for the Loan and other Obligations encumbering the Mortgaged Properties and substantially in the form annexed hereto as Exhibit C, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 3(37) or 4001(a)(3) of ERISA.

“Narrative Report” shall mean a narrative report describing the operations of the Borrowers and their Subsidiaries (excluding the Excluded Subsidiaries) in the form prepared for presentation to senior management thereof.

“Net Cash Proceeds” shall mean (a) with respect to any Asset Sale (other than any Excluded Asset Sale) or Recovery Event, the proceeds thereof in the form of Cash and Cash equivalents (including any such proceeds subsequently received (as and when received) in respect of non-Cash consideration initially received), net of (i) reasonable selling expenses (including reasonable and customary closing apportionments in favor of the applicable purchaser, broker’s fees or commissions, legal fees, transfer and similar taxes incurred by the applicable Borrower in connection therewith and income taxes paid and reasonably anticipated to be payable in connection with such sale, after taking into account any available tax credits or deductions and any tax sharing arrangements, in each case to the extent attributable to such sale); (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds); (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by the asset sold in such Asset Sale and which is required to be repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such asset); (iv) reserves for withdrawal liability or severance reasonably anticipated to be payable arising from such Asset Sale; and (v) amounts required to be paid to any Person (other than a Borrower) owning a beneficial interest in the subject asset; (b) with respect to any issuance or disposition of Indebtedness, the Cash proceeds thereof, net of all taxes and reasonable and customary fees, commissions, costs and other expenses incurred by the applicable Borrower in connection therewith; and (c) with respect to any Permitted Loan or Equity Issuance to any Borrower, the Cash proceeds thereof net of any applicable selling expenses (including reasonable and customary broker’s fees or commissions, legal fees, transfer and similar taxes incurred by the issuer in connection therewith and the income taxes paid or reasonably anticipated to be payable in connection with any such issuance).

“Newco” shall mean HOF Village Newco, LLC, a Delaware limited liability company.

“New JCI Sponsorship Loan” shall have the meaning given in Section 5.14(c).

“Note” shall mean a promissory note in the form of Exhibit B.

“Nov 2020 Equity Raise” shall mean the sale of approximately (a) 17,857,142 shares of common stock in Lead Borrower plus the Maxim Shares, and (b) 17,857,142 warrants in Lead Borrower, providing for the issuance of approximately 17,857,142 shares of common stock in Lead Borrower issuable upon exercise of such warrants, plus the Maxim Warrants.

“Obligations” shall mean (a) obligations of the Borrowers from time to time arising under or in respect of the due and punctual payment of (i) the principal of the Loans, the Administrative Fee, the Yield Maintenance Premium, any other premium, if any, and interest (including any Administrative Fee, Yield Maintenance Premium, or any other premium and interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrowers under this Agreement and the other Loan Documents, (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrowers under or pursuant to this Agreement and the other Loan Documents and (c) all fees, costs and expenses incurred (including during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) (i) to maintain, protect or preserve the Collateral and/or the Secured Parties’ rights under the Loan Documents or which is otherwise for the benefit of the Secured Parties, (ii) to enhance the likelihood of, or to maximize the amount of, repayment of any Obligation, or (iii) is made to pay any other amount chargeable to any Borrower hereunder.

“Operations and Use Agreement” shall mean that certain Operations and Use Agreement for the HOF Village Complex by and among National Football Museum, Inc., Canton City School District, Stark County Port Authority and Borrowers, dated February 26, 2016, as (a) modified by the Letter of Representations, (b) as the same may be amended or affected, if at all, by the Master Transaction Agreement (c) as assigned by the Contribution Agreement, and (d) as the same may be amended, restated, modified or supplemented from time to time in each case solely with the prior written consent of the Administrative Agent, in its sole and absolute discretion.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including interest, fines, penalties and additions to tax) arising from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“Parking Ground Lease” shall have the meaning given in the definition of “Ground Leases”.

“Parking Project Lease” shall have the meaning assigned to it in the Mortgage, as it may be further amended, restated, replaced, supplemented or otherwise modified from time to time solely with the prior written consent of Administrative Agent, in its sole and absolute discretion.

“Participant” shall have the meaning given in Section 10.04(b).

“Participating Lenders” shall have the meaning assigned to it in the First Look Letter.

“Patriot Act” shall have the meaning given in Section 3.29(a).

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any successor entity performing similar functions.

“PEIC Raise” means any Equity Issuance to the extent the same satisfies the Permitted Equity Issuance Conditions.

“Permits” shall mean any and all franchises, licenses, certificates of occupancy, leases, permits, approvals, notifications, certifications, registrations, authorizations, exemptions, qualifications, easements, rights of way, Liens and other rights, privileges and approvals required under any Requirement of Law (including Environmental Laws).

“Permitted Dividends/Distributions” shall mean all dividends, distributions and payments due to holders of Capital Stock of the Lead Borrower pursuant to any Permitted Equity Issuance, including but not limited to Series A Preferred Stock.

“Permitted Equity Issuance” means any an Equity Issuance of (a) up to 24,731,195 shares of common stock of Lead Borrower issuable upon the exercise of Existing Warrants, (b) up to 1,812,727 shares of common stock of Lead Borrower reserved for future issuance of awards under the 2020 Omnibus Incentive Plan provided that the number of shares of common stock of Lead Borrower for such purpose may be increased (if the 2020 Omnibus Incentive Plan is modified to allow it) by up to 1,800,000 additional shares of common stock, (c) up to 10,645,000 shares of common stock of Lead Borrower for future issuance upon conversion or redemption of the PIPE Notes, including approximately 3,000,000 shares of such common stock issuable upon exercise of warrants that would be issued in connection with such redemption pursuant to the PIPE Note Redemption Warrant Agreement and PIPE Note Purchase Agreement, (d) intentionally omitted, (e) up to 75,000 shares of common stock reserved for future issuance as payment to Brand X under the Brand X Services Agreement, (f) any Equity Issuance required pursuant to the terms of the Employment Agreements, if any, (g) intentionally omitted, (h) the Nov 2020 Equity Raise, (i) any PEIC Raise, (j) up to 52,800 shares of Series A Preferred Stock, , and (k) any Equity Issuance expressly approved by Administrative Agent in writing, in its sole and absolute discretion.

“Permitted Equity Issuance Conditions” shall mean any Equity Issuance of common stock of Lead Borrower following the Closing Date that (a) does not provide or require (i) the payment of any dividend, preferred return or other distribution, direct or indirect, on account of any shares of any class of equity of the Lead Borrower (or for the avoidance of doubt, any other Borrower), now or hereafter outstanding, except a dividend payable solely in shares of that class of equity to the holders of that class and/or (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of equity of Lead Borrower (or for the avoidance of doubt, any other Borrower), (b) the transaction documents for such Equity Issuance contains covenants, events of default and other material terms that are reasonably satisfactory to the Administrative Agent, and (c) if the Capital Stock issued pursuant to such Equity Issuance is held by an Affiliate of any Borrower, then such Affiliates’ receipt of any dividend, preferred return, or distribution in respect thereof, shall be contractually subordinate or junior in right of payment (including as to “standstill” provisions) to the Obligations pursuant to the Permitted Loan/Equity Subordination Agreement.

“Permitted Indebtedness” shall mean (a) the PIPE Notes, (b) any Indebtedness pursuant to the EME Customer Contract to make EME Installment Payments, (c) the Existing Guarantees, (d) the TDD BANs (and any Guarantee issued by any Borrower required in connection with the TDD BANs), (e) the TIF Bonds, (f) all Indebtedness pursuant to Permitted Redemption Rights, (g) the JKP Note, (h) the Mezzanine (IRG) Note and (i) any other Indebtedness expressly approved by Administrative Agent in writing, in its sole and absolute discretion.

“Permitted Investments” shall mean so long as no Default or Event of Default exists and is continuing, (a) any Investments made between and among the Persons comprising the Borrower and which are accretive to the value of the HOFV Project, (b) any Permitted Redemption Rights, (c) to the extent considered an Investment, any payments made pursuant to Permitted Loans or Permitted Equity Issuances, (d) Investments contemplated by the Wav Services Agreement, (e) payments required to consummate the closing of the transactions contemplated pursuant to the PFHOF Real Estate Purchase Agreement, and (f) any other Investment expressly approved by Administrative Agent in writing, in its sole and absolute discretion, in each case solely to the extent such Investments are consistent with the Budget and Schedule. Notwithstanding the foregoing, amounts specifically labeled for payment to any Excluded Subsidiary set forth as a separate line item in the approved Budget and Schedule, shall, absent a Default or Event of Default, be deemed a Permitted Investment hereunder.

“Permitted Liens” shall mean each of the Liens permitted pursuant to Section 6.02 and the Lien pursuant to the JKP Pledge.

“Permitted Loan” shall mean any Indebtedness that satisfies the Permitted Loan Conditions.

“Permitted Loan Conditions” shall mean (a) such Indebtedness does not have a maturity date prior to 365 days following the Maturity Date, (b) such Indebtedness has no scheduled amortization of principal or required or mandatory redemptions, or repurchases, sinking fund obligation or payments of principal prior to the Maturity Date, (c) such Indebtedness does not require any payments of interest or amounts in respect of the principal thereof (other than payments made through the increase of the principal amount thereof) prior to the Maturity Date, (d) such Indebtedness is contractually subordinate or junior in right of payment (including as to “standstill” provisions) to the Obligations pursuant to the Permitted Loan/Equity Subordination Agreement, (f) such Indebtedness is not secured by any Lien other than Permitted Liens and (g) the Administrative Agent has provided its written consent to such Indebtedness, which may be granted or withheld in its sole and absolute discretion.

“Permitted Loan/Equity Subordination Agreement” shall mean the subordination agreement between any Person providing/receiving the Permitted Loan or Permitted Equity Issuance, as applicable, the Administrative Agent and the borrowers/obligors/issuers of the Permitted Loan or Permitted Equity Issuance, which agreement shall be in substantially the form provided in Exhibit E or such other form as shall be reasonably approved by the Administrative Agent.

“Permitted Redemption Rights” shall mean any contractual requirement to issue Capital Stock in exchange for redemption of any Indebtedness of any Person pursuant to the PIPE Note Purchase Agreement and/or PIPE Note Redemption Warrant Agreement.

“Person” shall mean any individual, corporation, trust, business trust, joint venture, joint stock company, association, company, limited liability company, partnership, Governmental Authority or other entity of whatever nature.

“PFHOF Estoppel Letter” shall mean the estoppel by National Football Museum, Inc. dated as of, or within three (3) days prior to, the Closing Date in favor of the Administrative Agent.

“PFHOF Lease Agreements” shall mean the leases identified, and defined, in the Ground Leases as the “PFHOF Stadium Lease”, the “PFHOF District Property Lease”, the “PFHOF Parking Lease” and the “PFHOF Scott Field Lease” and certain subleases identified in the Ground Leases as the “PFHOF Stadium Sublease”, the “PFHOF District Property Sublease”, the “PFHOF Parking Sublease” and the “PFHOF Scott Field Sublease”.

“PFHOF Real Estate Purchase Agreement” shall mean that certain Second Amended and Restated Real Estate Purchase Agreement, dated July 1, 2020, between the National Football Museum, Inc. and HOFV, as assigned by the Contribution Agreement.

“PFHOF Sponsorship Split Payments” shall mean those payments paid or payable to PFHOF from one or more Borrowers in respect of (i) the Johnson Controls Sponsorship Loan Agreement, (ii) Constellation Sponsorship Agreement, (iii) the Aultman Sponsorship Agreement, in each case based on historical course of dealing and all as set forth in the Budget and Schedule, and (iv) any Future Sponsorship Agreement entered into in accordance with the terms of this Agreement pursuant to which a portion of the payments received thereunder by any Borrower are to be remitted to PFHOF.

“PILOT Loan” shall mean Indebtedness issued by a Governmental Authority secured by PILOT Loan Assets, the net proceeds of which are used to pay certain costs of the development and construction of the HOFV Project.

“PILOT Loan Assets” shall mean, while held or controlled by any Borrower, real property Taxes, including payments-in-lieu of taxes and minimum service payments and tourism development district revenues collected by or payable to or at the direction of a Governmental Authority in respect of any PILOT Loan, but shall in no event consist of any Real Property.

“PIPE Notes” means those certain 8.00% (10.00% payment in kind) Convertible Notes with a maturity date of July 1, 2025, issued by Lead Borrower pursuant to the PIPE Note Purchase Agreement, and for which no payments or distribution, direct or indirect, other than pay in kind interest, shall be paid until full repayment of the Obligations.

“PIPE Note Purchase Agreement” shall mean that certain Note Purchase Agreement, dated July 1, 2020, by and among Lead Borrower Magnetar Constellation Master Fund, Ltd, Magnetar Structured Credit Fund, LP, Magnetar Xing HE Master Fund Ltd, Magnetar SC Fund Ltd, Purpose Alternative Credit Fund – T LLC, Purpose Alternative Credit Fund – F LLC, Timken Foundation of Canton, Stark Community Foundation, CH Capital Lending, LLC, Gordon Pointe Management, LLC, JMJS group, LLLP, Glenn R. August, Michael S. Gross, Bradley M. Chase and Judith E. Chase (as Tenants-In-Common), Kevin O’Callaghan, John Warner, Kelly Warner, and Jeffrey Slovin.

“PIPE Note Redemption Warrant Agreement” shall mean that certain Note Redemption Warrant Agreement by and among the Lead Borrower and the parties listed on the signature pages thereto, which sets forth the terms of the warrants that may be issued pursuant to the Note Purchase Agreement upon redemption of the PIPE Notes.

“Pledged Collateral” shall have the meaning given in the Security Agreement.

“Pre-Development Activities” shall mean (a) the preparation of plans and specifications with respect to the construction and development of the HOFV Project and the improvement of the HOFV Site, (b) activities in respect of permitting and similar approval requirements in connection with the construction and development of the HOFV Project and the improvement of the HOFV Site, (c) the purchase and acquisition of the Future Acquired Properties and (d) lot splits, consolidations and vacations in connection with the foregoing.

“Principal Office” shall mean the Administrative Agent’s “Principal Office” as set forth on Appendix A, or such other office as the Administrative Agent may from time to time designate in writing to the Borrowers and each applicable Lender.

“Prior Term Loan Agreement” shall mean that certain Term Loan Agreement, dated as of March 20, 2018, by and between HOFV and the other borrowers more specifically set forth therein, GACP Finance Co., LLC, as administrative agent and the lenders party thereto, as amended by that certain Delayed Draw Joinder Agreement Number 1, dated as of April 11, 2018, as further amended by that certain Delayed Draw Joinder Agreement Number 2, dated as of May 18, 2018, as further amended by that certain Amendment Number 3 to Term Loan Agreement, dated as of September 14, 2018, as further amended by that certain Amendment Number 4 to Term Loan Agreement, dated as of February 19, 2019, as further amended by that certain Amendment Number 5 to Term Loan Agreement, dated as of June 28, 2019, as further amended by that certain Amendment Number 6 to Term Loan Agreement, dated as of August 15, 2019, as further amended by that certain Amendment Number 7 to Term Loan Agreement, dated as of November 16, 2019, as further amended by that certain Amendment Number 8 to Term Loan Agreement, dated as of July 1, 2020, and as assigned by the Contribution Agreement.

“Proceeds Account” shall mean the Deposit Account designated by such name established pursuant to the terms of the Proceeds Account Control Agreement, which Proceeds Account Control Agreement shall not permit the Borrowers to withdraw any monies therefrom without the Administrative Agent’s prior written consent.

“Proceeds Account Control Agreement” shall mean the account control agreement, dated as of the date hereof, among the Borrowers, the Administrative Agent and Huntington National Bank as the bank thereunder, as the same may be amended, restated, replaced, supplemented, extended or otherwise modified from time to time.

“Pro Rata Share” shall mean, with respect to any Lender, the percentage obtained by dividing (a) the Aggregate Exposure of that Lender by (b) the Aggregate Exposure of all Lenders.

“Proceedings” shall mean any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration against or affecting any Borrower or any Property of any such Person.

“Project Lease Parcels” shall mean those portions of the HOFV Site subject to the Project Leases.

“Project Leases” shall mean, collectively, (a) the Stadium Project Lease, (b) the Parking Project Lease and (c) the Youth Fields Project Lease, as each may be further amended, restated, replaced, supplemented or otherwise modified from time to time solely with the prior written consent of Administrative Agent, in its sole and absolute discretion.

“Project Leases Estoppel Letter” shall mean the estoppel by Stark County Port Authority dated as of, or within 3 days prior to, the Closing Date in favor of the Administrative Agent, including in respect of the Project Leases.

“Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“REA” shall mean that certain Reciprocal Easement and Restrictive Covenant Agreement for the HOF Village Complex by and among National Football Museum, Inc., Canton City School District, Stark County Port Authority and Borrowers, dated February 26, 2016, as assigned by the Contribution Agreement, and as the same may be amended, restated, modified or supplemented from time to time after the Closing Date with the prior written consent of the Administrative Agent, in its sole and absolute discretion.

“REA Estoppels” shall mean the estoppels by National Football Museum, Inc., Canton City School District and Stark County Port Authority, each dated as of, or within 3 days prior to, the Closing Date in favor of the Administrative Agent, including in respect of the Project Leases.

“Real Property” shall mean all Mortgaged Property and all other real property owned or leased from time to time by any Borrower.

“Recourse Guaranty” means the Recourse Guaranty, dated as of the date of this Agreement, made by IRGMH in favor of the Administrative Agent for the benefit of the Secured Parties.

“Recovery Event” shall mean any settlement of or payment in respect of any property or casualty insurance claim or any taking under power of eminent domain or by condemnation or similar proceeding of or relating to any property or asset of any Borrower.

“Register” shall have the meaning given in Section 2.03(b).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” shall mean any release, spill, seepage, emission, leaking, pumping, injection, pouring, emptying, deposit, disposal, discharge, dispersal, dumping, escaping, leaching, or migration into, onto or through the environment or within or upon any building, structure, facility or fixture.

“Rents” shall have the meaning assigned to it in the Mortgage.

“Repayment Amount” shall be an amount necessary to release, satisfy and discharge in full of any and all (i) liens, mortgages and deeds of trust securing obligations under the Prior Term Loan Agreement, and (ii) any liens (including mechanics liens) or judgments secured by any part of the HOFV Site, excluding Permitted Liens.

“Replacement Lender” shall have the meaning given in Section 2.18.

“Required Lenders” shall mean, at any time, one or more Lenders (counting any Lender and its Affiliates as a single Lender for such purposes) collectively having or holding Aggregate Exposure representing more than 50% of the Aggregate Exposure of all Lenders; provided, that, (x) with respect to determination of Required Lenders, the Loans of any Affiliated Lender shall in each case be excluded for purposes of making a determination of Required Lenders and (y) so long as Investors Heritage Life Insurance Company (or any of its Affiliates) is a Lender under this Agreement, any determination of Required Lenders shall require a vote (affirmative or negative), in connection with such determination, of Investors Heritage Life Insurance Company.

“Required Prepayment Percentage” shall mean: (a) in the case of any Asset Sale or Recovery Event, excluding any Excluded Asset Sale, 100%; (b)  in the case of any new Permitted Indebtedness (other than a PILOT Loan or Sponsorship Collateral Loan), 50%, (c) in the case of any new PILOT Loan, 0%, (d) in the case of any Permitted Equity Issuance, 0% and (e) in the case of any Sponsorship Collateral Loan entered into after the Closing Date, 50%.

“Requirement of Law” shall mean as to any Person, the Governing Documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Real Property or personal property or to which such Person or any of its property of any nature is subject.

“Responsible Officer” of any Person shall mean any executive officer or Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.

“Restricted Accounts” means the “EME Account(s)” and “PILOT Loan Account(s)” specifically set forth on Schedule 3.19(c).

“Restricted Junior Payment” shall mean (a)  any dividend or other distribution, direct or indirect, on account of any shares of any class of equity (including Capital Stock and preferred equity) of any Borrower now or hereafter outstanding, except for Permitted Dividends/Distributions; (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of equity (including Capital Stock and preferred equity) of any Borrower, excluding the exercise of any Permitted Redemption Rights; (c)  any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of equity (including Capital Stock and preferred equity) of any Borrower; (d) management or similar fees payable to any Affiliate of any Borrower, except as provided in subpart (f) below, (e) any payment (other than payment in kind interest) or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in substance or legal defeasance), sinking fund or similar payment with respect to any subordinated Indebtedness or Indebtedness payable to any Affiliate of any Borrower; (f) any payments made by a Borrower to an Affiliate of such Borrower as a reimbursement for amounts paid by such Affiliate for services, excluding bona fide payments for services provided at arms-length terms pursuant to the IRG Development Agreement made pursuant to the Budget and Schedule (and excluding any payments to the National Football Museum, Inc., permitted in subsection (k) below), (g) any payments other than pay-in-kind interest on account of Sponsorship Collateral Loan, (i) any payments or distribution, direct or indirect, made under or with respect to the Mezzanine (IRG) Note other than pay-in-kind interest, (j) any payments or distribution, direct or indirect, made under or with respect to the PIPE Notes other than pay-in-kind interest; (k) any other amounts paid or payable or any other contractual obligations requiring the payment of cash to IRGMH or its affiliated entities (including any Affiliate, but for purposes of this subpart (k) only excluding any Borrower that is an Affiliate) or the National Football Museum Inc. or its affiliated entities (including any Affiliate, but for purposes of this subpart (k) only excluding any Borrower that is an Affiliate), except Permitted Investments, PFHOF Sponsorship Split Payments specifically set forth on the Budget and Schedule and/or any other amounts specifically set forth in an approved Budget and Schedule, and/or (l) except as otherwise provided in items (a)-(j) above, any payments, direct or indirect, made under or with respect to any Indebtedness, excluding in all cases, EME Installment Payments, Permitted Investments, and pay-in-kind interest on Permitted Indebtedness or as otherwise permitted pursuant to Section 5.14 or Section 6.01. For the avoidance of doubt, any contractual requirement to issue Capital Stock in exchange for redemption of any Indebtedness pursuant to the PIPE Note Purchase Agreement and/or PIPE Note Redemption Warrant Agreement shall not be deemed a payment or distribution pursuant to the definition of Restricted Junior Payment.

“Retained Funds” shall have the meaning ascribed to such term in Section 4.01(e).

“Sanctioned Jurisdiction” shall mean, at any time, a country, territory or geographical region which is itself the subject or target of any country-wide or territory-wide Sanctions (including, without limitation, the Crimea region of Ukraine, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctions” shall mean economic or financial sanctions, requirements or trade embargoes imposed, administered or enforced from time to time by U.S. Governmental Authorities (including, but not limited to, OFAC the U.S. Department of State and the U.S. Department of Commerce), the United Nations Security Council, the European Union, Her Majesty’s Treasury or Global Affairs Canada.

“S&P” shall mean Standard & Poor’s Financial Services LLC, a division of McGraw Hill Financial, Inc., and any successor thereto

“SEC” shall mean the Securities and Exchange Commission or any successor thereof.

“Secured Parties” shall mean, collectively, the Agents and the Lenders.

“Securities” shall mean any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time, and any successor statute.

“Security Agreement” shall mean the Pledge and Security Agreement between the Borrowers and the Administrative Agent dated as of the date hereof.

“Security Documents” shall mean the Security Agreement, the Control Agreements, the Mortgages, the Mezzanine (IRG) Subordination Agreement, any Permitted Loan/Equity Subordination Agreement, the Assignments of Agreements, Licenses, Permits and Contracts and each of the other security agreements, pledges, mortgages, consents and other instruments and documents executed and delivered pursuant to any of the foregoing, or pursuant to Section 5.10 or 5.12 or that otherwise are intended or purport to grant Liens to the Administrative Agent or the Supplemental Agent for the benefit of the Secured Parties to secure all or a portion of the Obligations.

“Series A Preferred Stock” means the Series A Preferred Stock that may be issued pursuant to the Certificate of Designations, up to a maximum amount of 52,800 preferred shares and provide for annual interest payments of 7.0% per annum.

“Solvency Certificate” shall mean, the solvency certificate of the Borrowers executed by a Financial Officer of the Lead Borrower as of the date hereof and substantially in the form of Exhibit D.

“Solvent” shall mean, with respect to any Person, that as of the date of determination, both (a) (i) the sum of such Person’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Person’s present assets, (ii) such Person’s capital is not unreasonably small in relation to its business as transacted on such date of determination, and (iii) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due, whether at maturity or otherwise (in the case of any Borrower, taking into consideration such Borrower’s business as transacted on the Closing Date and as contemplated under the Loan Documents); and (b) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Specified Person” shall have the meaning given in Section 3.29(c).

“Sponsorship Collateral” shall mean (a) with respect to the Johnson Controls Sponsorship Loan, the Johnson Controls Sponsorship Loan Collateral, (b) intentionally omitted, and (c) with respect to any Future Sponsorship Agreement, the right, title and interest of a Sponsorship Collateral Loan Subsidiary in and to the Future Sponsorship Agreements, the revenues derived thereunder, and ancillary collateral in connection therewith.

“Sponsorship Collateral Loan” shall mean (a) Johnson Controls Sponsorship Loan, and (b) with respect to any Future Sponsorship Agreement, a loan secured by the Sponsorship Collateral set forth in clause (c) of the definition thereof and with respect to which the which Sponsorship Collateral Loan Conditions shall remain satisfied in all respects.

“Sponsorship Collateral Loan Conditions” shall mean (a) the sole obligor of which loan is a Sponsorship Collateral Loan Subsidiary, (b) such loan does not have a maturity date prior to the 365 days following the Maturity Date, (c) such loan has no scheduled amortization of principal or required or mandatory redemptions, or repurchases, sinking fund obligation or payments of principal prior to 365 days following the Maturity Date, (d) such loan does not require any payments of interest or amounts in respect of the principal thereof (other than payments made through the increase of the principal amount thereof) prior to 365 days following the Maturity Date, (e) such loan is in form satisfactory to the Administrative Agent, in its sole and absolute discretion (including, for the avoidance of doubt, that the Sponsorship Collateral Loan shall include covenants, events of default and other material terms that are satisfactory to the Administrative Agent), (f) such loan does not have a loan to value ratio in excess of 50%, based on the fair market value of the Sponsorship Collateral pledged thereunder, as reasonably determined by Borrower, and (g) such loan is only secured by the applicable Sponsorship Collateral.

“Sponsorship Collateral Loan Subsidiary” shall mean a newly-formed special purpose entity that is a wholly owned Subsidiary of the Lead Borrower and which shall not own or have any interest in any Collateral or other property or asset of any Borrower

“Stadium Project Lease” shall have the meaning assigned to it in the Mortgage, as it may be further amended, restated, replaced, supplemented or otherwise modified from time to time solely with the prior written consent of Administrative Agent, in its sole and absolute discretion.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Subsidiary Borrowers” shall mean Borrowers other than the Lead Borrower.

“Supplemental Agent” shall have the meaning given in Section 8.11 and “Supplemental Agents” shall have the corresponding meaning.

“Survey” shall mean the surveys of the Mortgaged Property delivered to Administrative Agent prior to closing of the Transactions.

“TaaS Agreement” shall mean that certain Technology as a Service Agreement, dated as of October 9, 2020, between Newco and Johnson Controls, Inc.

“Tax” shall mean any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature (including interest, penalties, and additions thereto) and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed.

“Tax Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations issued thereunder.

“TDD BANs” shall mean those certain bond anticipation notes issued or to be issued in substantial accordance with the TDD BAN Term Sheet.

“TDD BAN Term Sheet” means that certain preliminary term sheet attached hereto as Schedule 1.01(f).

“Terminated Lender” shall have the meaning given in Section 2.18.

“TIF Bonds” shall mean those certain tax increment financing bonds described in the TIF Bonds Summary.

“TIF Bonds Summary” shall mean the summary attached hereto as Schedule 1.01(h).

“TIF Estoppel” shall mean the estoppels by City of Canton, Ohio, Development Finance Authority of Summit County and Stark County Port Authority, each dated as of, or within thirty (30) days prior to, the Closing Date in favor of the Administrative Agent, in respect of the TIF Bonds.

“Title Company” shall have the meaning given in Section 4.01(k).

“Transactions” shall mean, collectively, (a) the execution, delivery and performance by the Borrowers of the Loan Documents to which they are a party, (b) the Loans hereunder and the use of proceeds thereof (including the repayment in full in cash of the Repayment Amount), (c) the granting of Liens pursuant to the Security Documents and (d) any other transactions entered into by any Borrower in connection with any of the foregoing.

“Transfer Cut Off Date” shall mean a date occurring five (5) business days after the Closing Date.

“Treasury Shares Account” shall mean the “Treasury Shares Account” specifically identified on Schedule 3.19(c).

“UCC” shall mean the Uniform Commercial Code, as in effect from time to time in any jurisdiction.

“Wav Services Agreement” shall mean that certain NFL Alumni Academy Services Agreement dated August 19, 2020 by and between Newco and WaV Sports & Entertainment, LLC, as affected and related to that certain Master Services Agreement dated May 4, 2020 by and between National Football League Alumni Inc., and WaV Sports and Entertainment, LLC.

“wholly owned Subsidiary” of any Person shall mean a Subsidiary of such Person of which securities (except for directors’ qualifying shares) or other ownership interests representing 100% of the Capital Stock are, at the time any determination is being made, owned, controlled or held by such Person or one or more wholly owned Subsidiaries of such Person or by such Person and one or more wholly owned Subsidiaries of such Person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“Yield Maintenance Premium” shall mean an amount equal to $4,044,444.44, which is equal to the amount of all future installments of interest (at the Interest Rate) which would have been due hereunder from the Closing Date through and including the natural Maturity Date (occurring 1 year following the Closing Date), less the total amount of interest payments already received by Lender hereunder as of the date of determination. For the avoidance of doubt, if the Yield Maintenance Premium is paid in partial installments, in no event shall the total Yield Maintenance Premium paid exceed $4,044,444.44.

“Youth Fields Project Lease” shall have the meaning assigned to it in the Mortgage, as it may be further amended, restated, replaced, supplemented or otherwise modified from time to time solely with the prior written consent of Administrative Agent, in its sole and absolute discretion.

Section 1.02 Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including”, and words of similar import, shall not be limiting and shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement unless the context shall otherwise require. The expressions “payment in full,” “paid in full” and any other similar terms or phrases when used herein with respect to the Obligations shall mean the payment in full, in Cash, of all of the Obligations (other than any unasserted contingent indemnity obligations). All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Unless expressly described to the contrary, references to any document, instrument or agreement (x) shall include all exhibits, schedules and other attachments thereto, (y) shall include all documents, instruments or agreements issued or executed in replacement thereof, and (z) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, amended and restated, supplemented or otherwise modified from time to time and in effect at the time of determination (subject, in each case, to any restrictions on such amendments, restatements, supplements or modifications set forth herein).

Section 1.03 Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by the Borrowers to the Lenders pursuant to Section 5.01 shall be prepared in accordance with Approved Accounting Principles as in effect at the time of such preparation.

ARTICLE II

THE FACILITY

Section 2.01 Loans.

(a) Term Loans. Subject to the terms and conditions set forth herein, each Lender agrees to make a Loan to the Borrowers on the Closing Date in an amount equal to such Lender’s Loan Commitment. The Borrowers may make only one Borrowing under the Loan Commitments, which shall be made on the Closing Date. Any amount borrowed under this Section 2.01(a) and subsequently repaid or prepaid may not be reborrowed.

(b) Borrowing Mechanics for Loans. The Borrowers shall deliver to the Administrative Agent a fully executed Borrowing Notice no later than 11:00 a.m. (New York City time) at least one (1) Business Day prior to the Closing Date (which shall be a Business Day). The Borrowing request in the Borrowing Notice shall be irrevocable and the Borrower shall be bound to make a Borrowing in accordance therewith. Promptly upon receipt by the Administrative Agent of the Borrowing Notice, the Administrative Agent shall notify each Lender of the proposed Borrowing. Each Lender shall make its Loan available to the Administrative Agent not later than 12:00 p.m. (New York City time) on the Closing Date, by wire transfer of same day funds in Dollars, at the Administrative Agent’s Principal Office. Upon satisfaction or waiver of the conditions precedent specified in Section 4.01 and Section 4.02, the Administrative Agent shall cause an amount of same day funds in Dollars to be credited to the Interest Reserve Account and the Proceeds Account in accordance with the Closing Date Sources and Uses. The Loans will be deemed fully advanced on the Closing Date in the amount of Forty Million and No/100 Dollars ($40,000,000.00).

Section 2.02 Pro Rata Shares; Availability of Funds.

(a) Pro Rata Shares. The Loans shall be made by the Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder nor shall any commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan. Each Lender agrees that, in computing such Lender’s portion of any Loans to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s Pro Rata Share of such Loans to the next higher or lower whole Dollar amount.

(b) Availability of Funds. Each Lender shall make available the amount of its Loan to the Administrative Agent on the Closing Date. Notwithstanding anything to the contrary, the Administrative Agent shall not be obligated to make the Loans available to the Borrowers on the Closing Date, unless such corresponding amounts have been made available to the Administrative Agent by each Lender. If a Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrowers. In the event any Loan proceeds received by the Administrative Agent in accordance with this Agreement are not delivered to the Borrowers as a result of any condition precedent herein specified not having been met, the Administrative Agent shall return the amounts so received to the Lenders who delivered such Loan proceeds to the Administrative Agent.

Section 2.03 Evidence of Debt; Register; Lenders’ Books and Records; Notes.

(a) Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations owed to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be prima facie evidence of the matters so recorded; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect any Borrowers’ Obligations in respect of any Loans.

(b) Register. The Administrative Agent shall, on behalf of the Borrowers, maintain at its Principal Office a register for the recordation of the names and addresses of Lenders and Loans of each Lender from time to time (the “Register”). The Register shall be available for inspection by the Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice. The Administrative Agent shall record in the Register the Loans, each repayment or prepayment in respect of the principal amount of the Loans and each assignment thereof pursuant to Section 10.04(c), and any such recordation shall be prima facie evidence of the matters so recorded; provided that failure to make any such recordation, or any error in such recordation, shall not affect the Borrowers’ Obligations in respect of any Loan. The Borrowers hereby designate the Administrative Agent to serve as the Borrowers’ representative solely for purposes of maintaining the Register as provided in this Section 2.03(b), and the Borrowers hereby agrees that, to the extent the Administrative Agent serves in such capacity, the Administrative Agent and its officers, directors, employees, agents and affiliates shall constitute “Indemnitees”.

(c) Notes. The Borrowers shall promptly execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.04) a Note to evidence such Lender’s Loan.

Section 2.04 Interest on Loans. (a) Except as otherwise set forth herein, the Loans shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof at 10% per annum (the “Interest Rate”).

(b) [reserved].

(c) [reserved].

(d) Computation. Interest payable pursuant to Section 2.04(a) shall be computed on the basis of a 360-day year for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(e) Payment Dates. Except as otherwise set forth herein, interest on each Loan shall be payable in arrears on (i) each Interest Payment Date, (ii) upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid, and (iii) at maturity, including final maturity.

(f)   At least one (1) Business Day prior to each Interest Payment Date, the Administrative Agent shall deliver to the Borrowers and the Lenders a calculation of the interest required to be paid in cash with respect to the Loans (which calculation shall, absent manifest error, be final, conclusive and binding upon all parties) on such Interest Payment Date. On each such Interest Payment Date, the Administrative Agent shall cause investments held in the Interest Reserve Account, if any, to be liquidated and paid to the Lenders in accordance with this Section 2.04 in respect of the interest then due in cash as specified in such notice from the Administrative Agent. Except as set forth in this Agreement, in no event may amounts on deposit in the Interest Reserve Account be used to pay any fees, indemnities or other amounts due hereunder or for any other purpose (other than interest on the Loans). In the event that there are insufficient funds in the Interest Reserve Account to pay any such required amount when due, the Borrowers shall, prior to the applicable Interest Payment Date, deposit in Cash into the Interest Reserve Account an amount equal to such deficiency; provided, however, that the Administrative Agent shall disburse an amount equal to such deficiency from the Proceeds Account to the Interest Reserve Account in the event such amounts are not received from the Borrowers on a timely basis. The Borrowers acknowledge that any failure by the Borrowers to deposit funds into the Interest Reserve Account as required in this Section 2.04 shall not in any way exonerate or diminish the Borrowers’ Obligations to make all payments under this Agreement as and when due.

(g) On each Disbursement Date, the Administrative Agent shall cause investments held in the Proceeds Account, if any, to be liquidated and for the applicable Disbursement to be transferred to the Additional Account(s) specified by the Borrowers, as more specifically described in Section 5.13(d) and subject to the satisfaction of all conditions therein.

Section 2.05 Reserved.

Section 2.06 Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 7.01, the principal amount of all Loans outstanding and any interest payments on the Loans or any fees or other amounts owed hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate that is equal to the lesser of (a) 3.0% per annum in excess of the Interest Rate otherwise payable hereunder and (b) the maximum rate of interest permitted under applicable law (such rate, the “Default Rate”). Payment or acceptance of the increased rates of interest provided for in this Section 2.06 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender.

Section 2.07 Fees.

(a) The Borrowers shall pay to the Administrative Agent a monitoring fee in the amount equal to $50,000 per annum, which fee shall be paid in full on the Closing Date and, if applicable, on each anniversary of the Closing Date until the Obligations have been discharged in full (the “Administrative Fee”).

(b) Reserved.

(c) Any full or partial prepayment or repayment (including without limitation as a result of any voluntary or mandatory prepayment of the Loans, any acceleration of the Loans resulting from an Event of Default, any foreclosure and sale of Collateral, or any sale of Collateral in any bankruptcy or insolvency proceeding) of the Loans prior to the Maturity Date shall be subject to a Yield Maintenance Premium (as liquidated damages and compensation for the cost of the Lenders making the Loans available during the scheduled term of this Agreement) for the ratable benefit of the Lenders in addition to the payment of the subject principal amount and all unpaid accrued interest and other amounts due thereon.

(d) Once paid, none of the fees shall be refundable under any circumstances.

Section 2.08 Repayment of Loans. On the Maturity Date, the Borrowers shall repay to the Administrative Agent, for the account of each Lender, an amount equal to the aggregate outstanding principal amount of the Loans, together with unpaid interest, fees and costs (including amounts required to be paid under Section 2.04(e) or Section 2.07).

Section 2.09 Voluntary Prepayments.

(a) At any time and from time to time, the Borrowers may prepay any such Loans on any Business Day in whole or in part; provided that each partial prepayment shall be in an aggregate minimum amount of $1,000,000 and in additional sums of $100,000 in excess of that amount.

(b) All such prepayments shall be made upon not less than three Business Days’ prior written or telephonic notice, such notice given to the Administrative Agent by 2:00 p.m. (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to the Administrative Agent (and the Administrative Agent will promptly transmit such notice to each applicable Lender). Such notice shall specify the principal amount of the Loans to be prepaid and accrued interest and fees to be paid in connection therewith, and the applicable prepayment date. Upon the giving of any such notice, the principal amount of the Loans specified in such notice (together with any additional amounts required to be paid in connection therewith under Section 2.04(e)) shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in Section 2.11. For the avoidance of doubt, such voluntary prepayment Loans shall be accompanied by the Yield Maintenance Premium (or applicable part thereof in the event of a partial repayment) attributable to such prepayment amount.

Section 2.10 Mandatory Prepayments.

(a) Not later than one Business Day following the completion of (i) any Asset Sale (other than an Excluded Asset Sale) or (ii) the occurrence of any Recovery Event, the Borrowers shall apply an amount equal to the Required Prepayment Percentage of the Net Cash Proceeds received with respect thereto to prepay outstanding Loans in accordance with Section 2.11.

(b) Not later than one Business Day following Borrower’s issuance or other incurrence of Indebtedness of any such Borrower (other than Indebtedness permitted pursuant to Section 6.01), the Borrowers shall apply an amount equal to the Required Prepayment Percentage of such net Cash Proceeds to prepay outstanding Loans in accordance with Section 2.11.

(c) Not later than one Business Day following the completion of any Equity Issuance, the Borrowers shall apply an amount equal to the Required Prepayment Percentage of such Net Cash Proceeds to prepay outstanding Loans in accordance with Section 2.11.

(d) The Borrowers shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.10, (i) a certificate signed by a Responsible Officer of the Borrowers setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) to the extent practicable, at least three days prior written notice. Each notice of prepayment shall specify the prepayment date and the principal amount of each Loan (or portion thereof) to be prepaid, in each case in accordance with Section 2.11. In the event that the Borrowers shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, the Borrowers shall promptly make an additional prepayment of the Loans in accordance with Section 2.11 in an amount equal to such excess, and the Borrowers shall concurrently therewith deliver to the Administrative Agent a certificate of a Financial Officer demonstrating the derivation of such excess.

(e) Any such prepayment or repayment of Loans shall be accompanied by the applicable Administrative Fee and the Yield Maintenance Premium (or applicable part thereof in the event of a partial repayment) attributable to such prepayment amount.

Section 2.11 Application of Prepayments. Any prepayment of the Loans pursuant to Section 2.09 or 2.10 shall be applied to the Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof). Any prepayment or repayment of Loans shall be accompanied by the applicable Administrative Fee and Yield Maintenance Premium attributable to such prepayment amount.

Section 2.12 General Provisions Regarding Payments.

(a) All payments of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to the Administrative Agent not later than 2:00 p.m. (New York City time) on the date due at the Administrative Agent’s Principal Office for the account of the Lenders.

(b) All payments (whether at scheduled maturity, by acceleration, voluntary or mandatory) in respect of the principal amount of any Loan shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid through the date of repayment or prepayment, the Yield Maintenance Premium and Administrative Fee.

(c) The Administrative Agent shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including, without limitation, all the Yield Maintenance Premium and all other fees payable with respect thereto, but excluding the Administrative Fee (or, to the extent any such amounts are paid with respect to any such Lender’s interests individually, the Administrative Agent shall promptly distribute to such Lender such amounts), to the extent received by the Administrative Agent.

(d) [reserved].

(e) Subject to the proviso set forth in the definition of “Interest Period”, whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder.

(f)   The Borrowers hereby authorize the Administrative Agent to charge the Borrowers’ accounts in order to cause timely payment to be made to the Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).

(g) The Administrative Agent may, in its sole discretion, deem any payment by or on behalf of the Borrowers hereunder that is not made in same day funds prior to 2:00 p.m. (New York City time) at the Administrative Agent’s Principal Office to be a non-conforming payment. Any such payment shall not be deemed to have been received by the Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. The Administrative Agent shall give prompt notice to the Borrowers and each applicable Lender if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Article VII. Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.06 from the date such amount was due and payable until the date such amount is paid in full.

(h) If an Event of Default shall have occurred and not otherwise been waived, and the maturity of the Obligations shall have been accelerated pursuant to Article VII, all payments or proceeds received by the Agents hereunder in respect of any of the Obligations, shall be applied in accordance with the application arrangements described in Section 7.02.

Section 2.13 Ratable Sharing. Except to the extent that this Agreement or any other Loan Document provides for payments to be allocated to a particular Lender or Lenders and as provided in the Security Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral), the Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Loan Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify the Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of a Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. The Borrowers expressly consent to the foregoing arrangement and agree that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set-off or counterclaim with respect to any and all monies owing by any Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder. Notwithstanding the foregoing, if a proceeding under any Debtor Relief Law shall be commenced by or against any Borrower and, in the event the treatment of Obligations held by Affiliated Lenders (or Assignees of any such Affiliated Lender) is disproportionately adverse treatment (i.e. results “less than ratable treatment” or “proportionately lesser payment”) for such Persons than the treatment of, or payment on, Obligations held by Lenders that are not Affiliated Lenders (or Assignees of any such Affiliated Lender), then, in such event, (x) the Affiliated Lenders (or Assignees of any such Affiliated Lender) shall not be entitled to the benefit of this Section 2.13, (y) Affiliated Lenders (or Assignees of any such Affiliated Lender) shall not object to receiving proportionately lesser payment and (z) any payment received by any Affiliated Lender (or Assignees of any such Affiliated Lender) in excess of less than ratable treatment (or proportionately lesser payment) provided for such Person in such proceeding shall be deemed “proportionately greater payment” to such Person and shall be turned over to the Administrative Agent for application to Obligations held by Lenders that are not Affiliated Lenders (or Assignees of any such Affiliated Lender); provided, however, the sentence shall not be applicable to the Affiliated Lender (Guarantor).

Section 2.14 Reserved.

Section 2.15 Reserve Requirements; Change in Circumstances.

(a) Notwithstanding any other provision of this Agreement, if any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or the Administrative Agent;

(ii) subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.16 and the imposition of, or any change in the rate of, any Excluded Taxes payable by such Lender); or

(iii) impose on any Lender or the Administrative Agent any other condition affecting this Agreement or Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender making or maintaining any Loan (or of maintaining its obligation to maintain any such Loan) by an amount reasonably deemed by such Lender or the Administrative Agent to be material, then the Borrowers will pay to such Lender or the Administrative Agent, as the case may be, upon demand such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender or the Administrative Agent shall have reasonably determined that any Change in Law regarding capital adequacy or liquidity and capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Administrative Agent’s capital or on the capital of such Lender’s or the Administrative Agent’s, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or the Administrative Agent, or such Lender’s or the Administrative Agent’s holding company, could have achieved but for such Change in Law (taking into consideration such Lender’s or the Administrative Agent’s policies and the policies of such Lender’s or the Administrative Agent’s holding company with respect to capital adequacy or liquidity and capital requirements), then from time to time the Borrowers shall pay to such Lender or the Administrative Agent, as the case may be, such additional amount or amounts as will compensate such Lender or the Administrative Agent, or such Lender’s or the Administrative Agent’s holding company, for any such reduction suffered.

(c) A certificate of a Lender or the Administrative Agent setting forth the amount or amounts necessary to compensate such Lender or the Administrative Agent or its holding company, as applicable, as specified in clause (a) or (b) of this Section 2.15 shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay such Lender or the Administrative Agent, as the case may be, the amount or amounts shown as due on any such certificate delivered by it within 10 days after its receipt of the same.

(d) Failure or delay on the part of any Lender or the Administrative Agent to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Lender’s or the Administrative Agent’s right to demand such compensation; provided that the Borrowers shall not be under any obligation to compensate any Lender or the Administrative Agent under clause (a) or (b) of this Section 2.15 for increased costs or reductions with respect to any period prior to the date that is more than 365-days prior to such request if such Lender or the Administrative Agent knew or could reasonably have been expected to know of the circumstances giving rise to such increased costs or reductions and of the fact that such circumstances would result in a claim for increased compensation by reason of such increased costs or reductions; provided, further, that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any Change in Law within such 365-day period. The protection of this Section 2.15 shall be available to each Lender and the Administrative Agent regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.

Section 2.16 Taxes. (a) Any and all payments by or on account of any obligation of the Borrowers or any other Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Indemnified Taxes or Other Taxes are required to be withheld or deducted from such payments, then (i) the sum payable by the Borrowers or such other Borrower shall be increased as necessary so that after making all required deductions or withholding (including deductions or withholdings applicable to additional sums payable under this Section 2.16) the Administrative Agent or the applicable Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers or such other Borrower shall make (or cause to be made) such deductions and (iii) the Borrowers or such other Borrower shall pay (or cause to be paid) the full amount deducted to the relevant Governmental Authority in accordance with applicable law. In addition, without limiting the foregoing provisions, the Borrowers and each other applicable Borrower shall pay (or cause to be paid) any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(b) The Borrowers shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or any Lender, as the case may be, or any of their respective Affiliates, on or with respect to any payment by or on account of any obligation of the Borrowers or any other Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.16) and any penalties, interest and expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender, or by the Administrative Agent on its behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(c) As soon as practicable (and in any event within 30 days) after any payment of Indemnified Taxes or Other Taxes by the Borrowers or any other Borrower to a Governmental Authority, the Borrowers shall deliver (or cause to be delivered) to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Each Foreign Lender shall deliver to the Borrowers and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon request of the Borrowers or the Administrative Agent), whichever of the following is applicable: (i) two accurate and complete originally executed U.S. Internal Revenue Service Form W-8BEN (or successor form) claiming an exemption from or reduction in the rate of withholding under an applicable income tax treaty, (ii) an accurate and complete U.S. Internal Revenue Service Forms W-8ECI (or successor form), (iii) two accurate and complete originally executed U.S. Internal Revenue Service Forms W-8IMY (or successor form) (and required attachments), or (iv) in the case of any Foreign Lender that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Tax Code and is relying on the so-called “portfolio interest exemption,” a “Non-Bank Certificate” in the form reasonably acceptable to the Administrative Agent, together with two accurate and complete originally executed U.S. Internal Revenue Service Form W-8BEN (or successor form) certifying, in each case, to such Foreign Lender’s legal entitlement to an exemption or reduction from U.S. federal withholding tax with respect to all interest payments hereunder. Notwithstanding any other provision in this paragraph, a Foreign Lender shall not be required to deliver any form pursuant to this paragraph that such Foreign Lender is not legally able to deliver.

(e) Any Lender that is a United States person, as defined in Section 7701(a)(30) of the Tax Code, and is not an exempt recipient within the meaning of Treasury Regulations Section 1.6049-4(c) shall deliver to the Borrowers (with a copy to the Administrative Agent), on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter as reasonably requested by the Borrowers or the Administrative Agent), two accurate and complete original signed copies of Internal Revenue Service Form W-9 (or any successor form) certifying that such person is exempt from United States back-up withholding.

(f)   If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section 2.16, it shall pay to the Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section 2.16 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrowers, upon the request of the Administrative Agent or such Lender, agree to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This clause (f) shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrowers or any other Person.

(g) Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in this Section 2.16 shall survive the payment in full of all amounts due hereunder.

Section 2.17 Obligation to Mitigate. Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans becomes aware of the occurrence of an event or the existence of a condition that would entitle such Lender to receive payments under Section 2.15 or 2.16, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts (at the request of the Borrowers so long as the Borrowers have received notice of such occurrence or existence) to (a) make, issue, fund or maintain its Loans through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.15 or 2.16 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Loans through such other office or in accordance with such other measures, as the case may be, (i) would not otherwise adversely affect such Loans or the interests of such Lender and (ii) would not require such Lender to disclose any information such Lender deems confidential and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender; provided that such Lender will not be obligated to utilize such other office pursuant to this Section 2.17 unless the Borrowers agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described in clause (a) above. A certificate as to the amount of any such expenses payable by the Borrowers pursuant to this Section 2.17 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to the Borrowers (with a copy to the Administrative Agent) shall be conclusive absent manifest error.

Section 2.18 Removal or Replacement of a Lender. Anything contained herein to the contrary notwithstanding, in the event that: (a) any Lender (an “Increased-Cost Lender”) shall give notice to the Borrowers that such Lender is entitled to receive payments under Section 2.15 or 2.16, (b) the circumstances which entitle such Lender to receive such payments shall remain in effect, and (c) such Lender shall fail to withdraw such notice within five Business Days after the Borrowers’ request for such withdrawal; then, with respect to each such Increased-Cost Lender (the “Terminated Lender”), the Borrowers may, by giving written notice to the Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans, if any, in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 10.04 and the Borrowers shall pay any reasonable fees payable thereunder in connection with such assignment; provided that (1) on the date of such assignment, the Replacement Lender shall pay to the Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender and (B) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender pursuant to Sections 2.07 and 2.12 (including the Yield Maintenance Premium or applicable portion thereof); and (2) on the date of such assignment, the Borrowers shall pay any amounts payable to such Terminated Lender pursuant to Section 2.15 or 2.16 or otherwise as if it were a prepayment. Upon the prepayment of all amounts owing to any Terminated Lender, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided that any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender.

Section 2.19 Reserved.

Section 2.20 Borrower Representative. Each Subsidiary Borrower hereby designates the Lead Borrower as its representative and agent (in such capacity, the “Borrower Representative”) for all purposes under the Loan Documents, including requests for Loans, designation of interest rates, delivery or receipt of communications, preparation and delivery of financial reports, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with the applicable Administrative Agent or any Lender. The Lead Borrower hereby accepts such appointment as Borrower Representative. The Administrative Agent and the Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any notice of borrowing) delivered by the Borrower Representative on behalf of any Borrower. The Administrative Agent and the Lenders may give any notice or communication with a Borrower hereunder to the Borrower Representative on behalf of such Borrower. Each of the Administrative Agent and the Lenders shall have the right, in its discretion, to deal exclusively with the Borrower Representative for any or all purposes under the Loan Documents. Each Borrower agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by the Borrower Representative shall be binding upon and enforceable against it. Anything contained herein to the contrary notwithstanding, no Borrower (other than the Borrower Representative) shall be authorized to request any Loan or disbursement hereunder without the prior written consent of the Lead Borrower.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrowers represent and warrant to the Administrative Agent and each of the Lenders as of the Closing Date that:

Section 3.01 Organization; Powers. Each Borrower (a) is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, (b) has all requisite power and authority, and the legal right, to own and operate its property and assets, to lease the property it operates as lessee and to carry on its business as now conducted and as proposed to be conducted, (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure so to qualify, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (d)  has the power and authority, and the legal right, to execute, deliver and perform its obligations under each Loan Document and each Material Contract to which it is a party, including, in the case of the Borrowers, to Borrow hereunder and to grant the Liens contemplated to be granted by them under the Security Documents.

Section 3.02 Authorization; No Conflicts. The Transactions (a) have been duly authorized by all requisite corporate, partnership or limited liability company and, if required, stockholder, partner or member action of each Borrower and (b) will not (i) violate (A)  any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of any Borrower, (B) any order of any Governmental Authority or arbitrator or (C) any provision of any indenture, agreement or other instrument to which any Borrower is a party or by which any of them or any of their property is or may be bound, including any Contractual Obligation, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, agreement or other instrument or any Contractual Obligation or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by any Borrower (other than Liens created under the Security Documents).

Section 3.03 Enforceability. This Agreement has been duly executed and delivered by the Borrowers and constitutes, and each other Loan Document and Material Contract when executed and delivered by each of the Borrowers which is party thereto will constitute, a legal, valid and binding obligation of such Person enforceable against such Person in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.04 Governmental Approvals. No action, consent or approval of, registration or filing with, Permit from, notice to, or any other action by, any Governmental Authority or third party is or will be required in connection with the Transactions, except for (i) the filing of UCC financing statements, (ii) recordation of the Mortgages and (iii) such as have been made or obtained and are in full force and effect in all material respects.

Section 3.05 Financial Statements; Absence of Undisclosed Liabilities. The Borrowers have heretofore furnished to the Administrative Agent for distribution to the Lenders a balance sheet and statement of operations and member’s equity of the Lead Borrower and its Subsidiaries for the Fiscal Year ended December 31, 2019 and calendar quarter ended September 30, 2020. All such financial statements are true and correct and present fairly in the financial condition and results of operations and disclose all material liabilities, direct or contingent of the Lead Borrower and its Subsidiaries as of such dates and for such periods. Such financial statements were prepared in accordance with Approved Accounting Principles applied on a consistent basis. As of the Closing Date, there are no liabilities of any Borrower of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, other than liabilities disclosed in balance sheet of the Lead Borrower and its Subsidiaries for the calendar quarter ended September 30, 2020 and Indebtedness under the Loan Documents.

Section 3.06 No Material Adverse Change. No event, change or condition has occurred since September 30, 2020 that has caused, or could reasonably be expected to cause, either individually or when taken together with any other events, changes or conditions, a Material Adverse Effect.

Section 3.07 Title to Properties; Possession Under Leases. ~~(a)~~(a) Each of the Borrowers has good and marketable title to, or valid leasehold interests in, all its material properties and assets (including all Real Property), except as set forth on the title policies delivered pursuant to Section 4.01(k) or 5.10. Each parcel of Real Property is free from defects that materially affect, or could reasonably be expected to materially affect, such parcel’s suitability for the purposes for which it is currently being used and for which it is contemplated to be used under the Loan Documents, except as set forth on the title policies delivered pursuant to Section 4.01(k). On each date this representation and warranty is made, each parcel of Real Property and the use thereof complies in all material respects with all applicable laws (including building and zoning ordinances and codes but excluding Environmental Laws) and with all insurance requirements. No Borrower is a non-conforming user of any Real Property.

(b) Each of the Borrowers, and, to the knowledge of the Borrowers, each other party thereto, has complied with all obligations under all Material Contracts to which it is a party and all such Material Contracts are legal, valid, binding and in full force and effect and are enforceable in accordance with their terms. Each of the Borrowers enjoys peaceful and undisturbed possession under all Real Property. No Lien has been filed against any Ground Lease or Project Lease that has not been cured and released as of the date hereof, and no claim is being asserted in writing or, to the knowledge of the Borrowers, threatened in writing with respect to any lease payment under any Ground Lease, any Project Lease or any other Real Property. Other than as set forth on Schedule 3.07(b) and space leases otherwise permitted pursuant to this Agreement, none of the Real Property is subject to any lease, sublease, license or other agreement granting to any Person (other than the Borrowers) any right to the use, occupancy, possession or enjoyment of the Real Property or any portion thereof. The Borrowers have delivered to the Administrative Agent true, complete and correct copies in all material respects of all Leases (whether as landlord or tenant) of Real Property entered into by Borrower or any Affiliate of Borrower.

(c) No Borrower has received any written notice of, nor has any knowledge of, any pending or contemplated condemnation proceeding affecting any of the Real Property or any sale or disposition thereof in lieu of condemnation.

(d) None of the Borrowers is obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Real Property or any interest therein.

(e) The Borrowers have not suffered, permitted or initiated the joint assessment of any owned Real Property with any other real property constituting a separate tax lot. Each owned parcel of Real Property is comprised of one or more parcels, each of which constitutes a separate tax lot and none of which constitutes a portion of any other tax lot.

(f)  (i) each parcel of Real Property has adequate rights of access to public ways to permit the Real Property to be used for its intended purpose (as contemplated under the Loan Documents), and is (or will be when required for the construction or operation of the HOFV Project) served by installed, operating and adequate water, electric, gas, telephone, sewer, sanitary sewer and storm drain facilities; (ii) all public utilities necessary to the continued use and enjoyment of each parcel of Real Property as used and enjoyed on the Closing Date and as contemplated under the Loan Documents are (or will be when required for the construction or operation of the HOFV Project) located in the public right-of-way abutting the premises, and all such utilities are (or will be when required for the construction or operation of the HOFV Project) connected so as to serve such Real Property without passing over other Property except for land of the utility company providing such utility service or, in the case of leased Real Property, contiguous land owned by the lessor of such leased Real Property; (iii) each parcel of Real Property, including each leased parcel, has (or will when required for the construction or operation of the HOFV Project) adequate available parking to meet legal and operating requirements; (iv)  no building or structure upon any Material Real Property or any appurtenance thereto or equipment thereon, or the use, operation or maintenance thereof, violates any restrictive covenant or encroaches on any easement or on any property owned by others, which violation or encroachment interferes with the current use or could materially adversely affect the value of such building, structure or appurtenance or which encroachment is necessary for the operation of the business at any Material Real Property; (v) none of the improvements on the Real Property are located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards, or, if so located, the flood insurance required pursuant to Section 5.06 is in full force and effect with respect to the Real Property and (vi) all buildings, structures, appurtenances and equipment necessary for the use of each parcel of Real Property for the purpose for which it is currently being used and for which it is contemplated to be used under the Loan Documents are (or will be when required for the construction or operation of the HOFV Project) located on the real property encumbered by a Mortgage.

(g) All of the improvements on the Material Real Property lie wholly within the boundaries and building restriction lines of the Real Property, and no improvements on adjoining properties encroach upon the Real Property, and no easements or other encumbrances upon the Real Property encroach upon any of the improvements, so as to affect the value or marketability of the Real Property except those which are insured against by the title insurance policy delivered to the Administrative Agent at or prior to the Closing Date.

(h) All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable legal requirements have been paid or will be paid simultaneously with the closing of the Loans. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable legal requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Mortgage, have been paid or will be paid simultaneously with the closing of the Loans.

Section 3.08 Subsidiaries. The Lead Borrower directly or indirectly owns 100% of the Capital Stock of each Subsidiary Borrower, except for the Designated Subsidiaries. No Subsidiary Borrower has any Subsidiaries, except for (a) Newco (which wholly owns the other fifteen (15) Subsidiary Borrowers) and (b) HOF Village Sports Business, LLC (which has one wholly owned Subsidiary, Youth Sports Management, LLC). The Capital Stock of each Subsidiary Borrower owned by the Lead Borrower is, in each case, fully paid and non-assessable and is owned by Lead Borrower free and clear of all Liens (other than Liens created under the Security Documents).

Section 3.09 No Litigation; Compliance with Laws. ~~(a)~~(a) As of the Closing Date there are no actions, suits or proceedings at law or in equity or by or before any arbitrator or Governmental Authority now pending or, to the knowledge of the Borrowers, threatened in writing against or affecting any Borrower or any business, property or rights of any such Person, and to the knowledge of the Borrowers, there are no such actions, suits or proceedings now pending or threatened in writing against or affecting any counterparty to any Material Contract, in any case unless (i) such actions, suits or proceedings are set forth on Schedule 3.09, or (ii) (x) such actions, suits and proceedings, if adversely determined, could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect and (y) such actions, suits and proceedings do not involve any Loan Document or the Transactions.

(b) [reserved].

(c) Since September 30, 2020, there has been no change in the status of the matters disclosed on Schedule 3.09 that, individually or in the aggregate, has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

(d) None of the Borrowers or any of their respective material properties or assets is in violation of, nor will the continued operation of their material properties and assets as currently conducted or as contemplated under the Loan Documents violate, any law, rule or regulation (including any zoning, building, Environmental Law, ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting the Mortgaged Property, or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(e) No Borrower is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations under any Material Contract, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

(f)   All required certificates of occupancy are in effect for the improvements located on the Material real Property as operated as of the time this representation is made or deemed made, and true and complete copies of such certificates of occupancy have been delivered to the Administrative Agent.

Section 3.10 Agreements; No Default. No Borrower is subject to any corporate restriction, and there exists no breach, default or other occurrence under any agreement or instrument to which any Borrower is a party that, with the giving of notice or the lapse of time or both, individually or in the aggregate, has resulted or could reasonably be expected to result in a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

Section 3.11 Federal Reserve Regulations. (a) No Borrower is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for purchasing or carrying Margin Stock or for the purpose of purchasing, carrying or trading in any securities under such circumstances as to involve any Borrower in a violation of Regulation X or to involve any broker or dealer in a violation of Regulation T. No Indebtedness being reduced or retired out of the proceeds of any Loans was or will be incurred for the purpose of purchasing or carrying any Margin Stock. Following the application of the proceeds of the Loans, Margin Stock will not constitute more than 25% of the value of the assets of the Borrowers. None of the transactions contemplated by this Agreement will violate or result in the violation of any of the provisions of the Regulations of the Board, including Regulation T, U or X. If requested by any Lender or the Administrative Agent, the Borrowers will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in Regulation U.

Section 3.12 Investment Company Act; Etc. No Borrower is an (a) “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 2005, as amended or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

Section 3.13 Use of Proceeds. The proceeds of the Loans funded on the Closing Date shall be applied in accordance with the Closing Date Sources and Uses.

Section 3.14 Tax Returns. The Borrowers have timely filed or timely caused to be filed all Federal, state, local and foreign tax returns or materials required to have been filed by them and all such tax returns are correct and complete in all material respects. The Borrowers have timely paid or timely caused to be paid all Taxes due and payable by them, if any, and all assessments received by them, if any, except any Taxes that are being contested in good faith by appropriate proceedings and for which the applicable Borrower has set aside on its books adequate reserves in accordance with GAAP. The Borrowers have made adequate provision in accordance with GAAP for all Taxes not yet due and payable. No Borrower (a) intends to treat the Loans or any of the Transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4) or (b) is aware of any facts or events that would result in such treatment.

Section 3.15 No Material Misstatements. The Borrowers have disclosed to the Administrative Agent all agreements, instruments and corporate or other restrictions to which any Borrower is subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of any information, report, financial statement, exhibit or schedule furnished by or on behalf of any Borrower to the Administrative Agent or any Lender for use in connection with the Transactions or in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto contained, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not materially misleading.

Section 3.16 Employee Benefit Plans. Each of the Borrowers and each ERISA Affiliate and each Benefit Plan (if any) is in compliance in all material respects with the applicable provisions of ERISA and the Tax Code and the regulations and published interpretations thereunder. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in material liability of the Borrowers or any ERISA Affiliate. There are no pending or, to the knowledge of the Borrowers, written threats of claims, actions or lawsuits, or action by any participant or Governmental Authority, with respect to any Benefit Plan or other employee benefit plan as defined in Section 3(3) of ERISA (other than a Multiemployer Plan, if any) maintained or contributed to by any Borrower or any ERISA Affiliate that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 3.17 Environmental Matters. Except with respect to any other matters described on Schedule 3.17, that, individually or in the aggregate, could not reasonably be expected to result in a material liability to the Borrowers, none of the Borrowers:

(a) has failed to comply with any Environmental Law or to take, in a timely manner, all actions necessary to obtain, maintain, renew and comply with any Environmental Permit applicable to it or any Mortgaged Property, and all such Environmental Permits are in full force and effect and not subject to any administrative or judicial appeal;

(b) has become a party to any governmental, administrative or judicial proceeding or possesses knowledge of any such proceeding that has been threatened against it under Environmental Law;

(c) has received written notice of, become subject to, or is aware of any facts or circumstances that could form the basis for, any Environmental Claim or Environmental Liability applicable to it or any Mortgaged Property other than those which have been fully and finally resolved and for which no obligations remain outstanding;

(d) possesses knowledge that any Mortgaged Property (i) is subject to any Lien, restriction on ownership, occupancy, use or transferability imposed pursuant to Environmental Law or (ii) contains or previously contained Hazardous Materials of a form or type or in a quantity or location that could reasonably be expected to result in any Environmental Liability;

(e) possess knowledge that there has been a Release or threat of Release of Hazardous Materials at or from the Mortgaged Properties (or from any facilities or other properties formerly owned, leased or operated by any Borrower) in violation of, or in amounts or in a manner that could give rise to liability under, any Environmental Law;

(f)   has generated, treated, stored, transported, or Released Hazardous Materials from the Mortgaged Properties in violation of, or in a manner or to a location that could reasonably be expected to give rise to liability under, any Environmental Law;

(g) is aware of any facts, circumstances, conditions or occurrences in respect of any of the facilities and properties owned, leased or operated by any Borrower (including the HOFV Site) that could (i) form the basis of any action, suit, claim or other judicial or administrative proceeding relating to liability under or noncompliance with any Environmental Law on the part of any Borrower, (ii) interfere in any material respect with or prevent continued compliance with Environmental Laws by the Borrowers, (iii) require material upgrades or capital expenditures in order to maintain compliance or avoid Environmental Claims or Environmental Liabilities or (iv) result in any Environmental Liability; or

(h) has, pursuant to any order, decree, judgment or agreement by which it is bound, assumed the Environmental Liability of any other Person.

Section 3.18 Insurance. Schedule 3.18 sets forth a true, complete and correct description of all insurance maintained by or on behalf of the Borrowers as of the Closing Date. As of the Closing Date, such insurance is in full force and effect and all premiums (or, if applicable, all installments thereof due on or before the Closing Date) have been duly paid and such insurance is provided in such amounts and covering such risks and liabilities (and with such deductibles, retentions and exclusions) as are in accordance with normal and prudent industry practice. No Borrower has any reason to believe that it will not be able to (a) maintain (or obtain when and as required) the insurance coverage required to be maintained under this Agreement or (b) renew its existing coverage as and when such coverage expires or to obtain similar coverage from similar insurers.

Section 3.19 Security Documents.(a) The Security Agreement is effective to create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid, binding and enforceable security interest in the Collateral described therein and proceeds thereof and (i) in the case of the Pledged Collateral, upon the earlier of (A) delivery of such Pledged Collateral to the Administrative Agent and (B) filing of financing statements in appropriate form in the offices specified on Schedule 3.19(a) and (ii) in the case of all other Collateral described therein, when financing statements in appropriate form are filed in the offices specified on Schedule 3.19(a), the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Secured Parties in the Collateral described therein and proceeds thereof, as security for the Obligations, in each case prior and superior to the rights of any other Person, subject only to Permitted Liens.

(b) Each Mortgage is effective to create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid, binding and enforceable Lien on, and security interest in, all of the Borrowers’ right, title and interest in and to the Mortgaged Properties thereunder and the other Collateral described in the Mortgage, and, in each case, proceeds thereof, and when the Mortgage is filed in the offices specified on Schedule 3.19(b), the Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereof in such Collateral, as security for the Obligations, in each case prior and superior to the rights of any other Person, subject only to subject only to Permitted Liens.

(c) Schedule 3.19(c) lists completely and correctly as of the Closing Date all bank, securities and commodities accounts (the “Accounts”) of each Borrower; provided for the avoidance of doubt, the Legacy Accounts and the PILOT Loan Accounts listed in Schedule 3.19(c) are not owned or held by any Borrower as of the Closing Date. Each of the Control Agreements is effective to create and perfect in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid, binding and enforceable security interest in the Accounts described therein and proceeds and products thereof. Upon the execution of the Control Agreements, such Security Documents shall constitute perfected Liens on, and security interests in, all right, title and interest in the accounts described therein and the proceeds and products thereof, as security for the Obligations, in each case prior and superior to the rights of any other Person, subject only to Permitted Liens.

Section 3.20 Real Property. Schedule 3.20 lists completely and correctly as of the Closing Date all Real Property owned or leased by a Borrower, indicating for each parcel whether it is owned or leased, including in the case of leased Real Property, the landlord name, lease date and scheduled lease expiration date without extensions. The Borrowers own in fee or have valid leasehold interests in, as the case may be, all the real property set forth on Schedule 3.20. The Real Property is comprised of one (1) or more parcels which constitute a separate tax lot or lots and does not constitute a portion of any other tax lot not a part of the Mortgaged Property. There are no pending or proposed special or other assessments for public improvements or otherwise affecting the Real Property, nor are there any contemplated improvements to the Real Property that may result in such special or other assessments.

Section 3.21 Labor Matters. There are no strikes, lockouts or slowdowns against any Borrower pending or, to the knowledge of the Borrowers, threatened in writing that could reasonably be expected to have a Material Adverse Effect. All payments due from any Borrower, or for which any claim may be made against any Borrower, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Borrower. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Borrower is bound.

Section 3.22 Liens. There are no Liens of any nature whatsoever on any of the properties or assets of the Borrowers (other than Permitted Liens).

Section 3.23 Intellectual Property. Each of the Borrowers owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrowers does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.24 Solvency. Immediately after the consummation of the Transactions to occur on the Closing Date and after giving effect to the application of the proceeds of each Loan, each Borrower is Solvent.

Section 3.25 Material Contracts. The documents listed on Schedule 3.25 constitute all of the Material Contracts in effect on the Closing Date. As of the Closing Date, none of such Material Contracts has been amended, supplemented or otherwise modified, except as set forth on Schedule 3.25, and all such Material Contracts are in full force and effect.

Section 3.26 Permits. (a) Each Borrower has obtained and holds all material Permits required as of the date on which this representation and warranty is made in respect of all Real Property and for any other property otherwise operated by or on behalf of, or for the benefit of, such Person and for the development, ownership and operation of the HOFV Project and the Pre-Development Activities at the HOFV Project and the operation of each of such Person’s businesses as then conducted, (b) all such Permits are in full force and effect, and each Borrower has performed and observed all requirements of such Permits, (c) no event has occurred that allows or results in, or after notice or lapse of time would allow or result in, revocation or termination by the issuer thereof or in any other impairment of the rights of the holder of any such Permit, (d) no such Permits contain any restrictions, either individually or in the aggregate, that are materially burdensome to any Borrower, to the operation of any of its businesses or to the financing contemplated under the Loan Documents, or to the development, construction, ownership or operation of either the HOFV Project, or to the operation of any other property owned, leased or otherwise operated by such Person, (e) each Borrower reasonably believes that each such Permit will be timely renewed and complied with, without unreasonable expense, and that any additional Permits that may be required of such Person will be timely obtained and complied with, without unreasonable expense and (f) the Borrowers have no knowledge that any Governmental Authority is considering limiting, suspending, revoking or renewing on materially burdensome terms any such Permit.

Section 3.27 Senior Indebtedness. The Obligations under the Loan Documents constitute senior secured debt of each of the Borrowers.

Section 3.28 Fiscal Year. The Fiscal Year of each of the Borrowers ends on December 31 of each calendar year.

Section 3.29 Patriot Act; Anti-Terrorism Laws; Etc. (a) Each Borrower, in the five (5) years preceding the Closing Date and is in compliance with, in all material respects, with the (i) applicable law or regulation, permit, order or other decision or requirement having the force or effect of law or regulation of any governmental entity concerning the importation of products, the exportation or re-exportation of products (including technology and services), (ii) the terms and conduct of international transactions and the making or receiving of international payments, namely, as applicable, the Tariff Act of 1930, as amended, and other laws, (iii) regulations and programs administered or enforced by U.S. Customs and Border Protection and U.S. Immigration and Customs Enforcement, and their predecessor agencies, the Export Administration Act of 1979, as amended, the Export Administration Regulations, the International Emergency Economic Powers Act, as amended, the Trading With the Enemy Act, as amended, the Arms Export Control Act, as amended, the International Traffic in Arms Regulations, (v) Executive Orders of the President regarding embargoes and restrictions on transactions with designated entities, (vi) Sanctions and (vii) the anti-boycott Laws administered by the U.S. Department of Commerce and the anti-boycott Laws administered by the U.S. Department of the Treasury and (vii) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”).

(b) No Borrower nor any of its Subsidiaries nor any director, officer or, to the knowledge of such Borrower, agent, employee or Affiliate of such Borrower or Subsidiary, is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the FCPA, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization or approval of the payment of any money, or other property, gift, promise to give or authorization of the giving of anything of value, directly or indirectly, to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office in contravention of the FCPA and any applicable anti-corruption law of any Governmental Authority. Each Borrower and its Subsidiaries have conducted their businesses in compliance with, in all material respects, applicable anti-corruption law of any Governmental Authority and the FCPA, the applicable provisions of the PATRIOT Act and applicable Sanctions, and have instituted and maintain and will continue to maintain policies and procedures reasonably designed to promote and achieve compliance with such applicable laws and with the representation and warranty contained herein.

(c) No Borrower nor any of its Subsidiaries, nor any director or officer thereof, nor to the knowledge of the Borrowers after reasonable due diligence, any employee or agent or Affiliate of such Borrower (each, a “Specified Person”) is an Embargoed Person.

(d) Each Borrower and its respective Subsidiaries will not, directly or knowingly indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner, other Specified Person, or any other person or entity to fund any payment in violation of the PATRIOT ACT or any applicable anti-corruption law of any Governmental Authority or to fund any activities of or business with any Embargoed Person in violation of applicable Sanctions, or in any other manner that will result in a violation by any person party hereto (including any person participating in the transaction, whether as underwriter, Lender or agent) of Sanctions.

ARTICLE IV

CONDITIONS PRECEDENT

The obligations of the Lenders to make Loans are subject to the satisfaction (or waiver) of the following conditions (and by the funding of the Loans made on the Closing Date, Lenders hereby acknowledge and agree that each of the foregoing document delivery conditions were satisfied or waived in all respects on the Closing Date):

Section 4.01 Closing Deliverables. On the Closing Date:

(a) Legal Opinions. The Administrative Agent, on behalf of itself and the Lenders, shall have received favorable written opinions of (i) Hunton Andrews Kurth LLP, counsel for the Borrowers, with respect to the perfection of security interests in the Collateral, the enforceability of the Loan Documents under New York law and certain Delaware law matters required by Administrative Agent, and (ii) Walter Haverfield LLP, as special Ohio counsel for the Borrowers, with respect to the enforceability of the Mortgage and other recorded documents in the State of Ohio under Ohio law, in each case (A) dated the Closing Date, (B) addressed to the Administrative Agent, the Lenders and the other Secured Parties, (C) covering such matters relating to the Loan Documents and the Transactions as the Administrative Agent shall reasonably request and which are customary for transactions of the type contemplated herein and (D) otherwise in form and substance reasonably satisfactory to the Administrative Agent.

(b) Borrowers’ Documents. The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation or other formation documents, including all amendments thereto, of each Borrower, certified as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing of each such Person as of a recent date, from such Secretary of State; (ii) a certificate of the Secretary, Assistant Secretary or managing member of each Borrower dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws, operating agreement or other governing document of such Person as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors or the managing member or similar governing body of such Person authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation or other formation documents of such Person have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above and (D) as to the incumbency and specimen signature of each officer or other authorized signatory executing any Loan Document or any other document delivered in connection herewith on behalf of such Person; (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary, Assistant Secretary or managing member, as the case may be, executing the certificate pursuant to (ii) above; (iv) an acceptable Budget and Schedule, and (v) such other documents as the Administrative Agent, any Lender may reasonably request.

(c) Officer’s Certificate. The Administrative Agent shall have received an Borrowing Notice, dated the Closing Date and signed by a Financial Officer of the Borrowers, confirming, among other things, compliance with the conditions precedent set forth in Section 4.02.

(d) Loan Documents. The Administrative Agent shall have received the Loan Documents executed and delivered by a duly authorized officer of each party thereto, each in form and substance satisfactory to the Administrative Agent (excluding any Loan Documents expressly contemplated to be delivered post-closing described in Section 10.23 hereof).

(e) Collateral. The Administrative Agent, for the ratable benefit of the Secured Parties, shall have been granted on the Closing Date first priority perfected Liens on the Collateral (subject only to Permitted Liens) and shall have received such reports, documents and agreements as the Administrative Agent shall reasonably request and which are customarily delivered in connection with security interests in real property assets. The Administrative Agent shall have received Control Agreements for each HOFV Account. No more than $1,800,000 in Cash and Cash equivalents, in the aggregate, shall be held in the Additional Accounts and/or Legacy Accounts after the Transfer Cut Off Date. The funds remaining on deposit in the Additional Accounts and/or Legacy Accounts in an amount up to the $1,800,000 threshold described in the preceding sentence are referred to herein as the “Retained Funds”.

(f)   UCC; Lien Searches. The Administrative Agent shall have received the results of a recent Lien and judgment search in each relevant jurisdiction with respect to the Borrowers and the HOFV Project, and such search shall reveal no Liens, except for Liens to be discharged and reconveyed on or prior to the Closing Date pursuant to documentation reasonably satisfactory to the Administrative Agent (including UCC-3 termination statements, reconveyances, releases, satisfactions or other instruments reasonably requested by the Administrative Agent to confirm the release, satisfaction and discharge in full of all mortgages and deeds of trust securing obligations under the Prior Term Loan Agreement, and letters addressed to the Administrative Agent stating the Repayment Amount).

(g) Indebtedness. As of the Closing Date and after giving effect to the Transactions, the Borrowers shall have outstanding no Indebtedness or preferred stock other than (i) the Loans and other extensions of credit hereunder, (ii) the Johnson Controls Sponsorship Loan, (iii) the PIPE Notes, (iv) the Existing Guarantees, (v) TDD BANs, (vi) TIF Bonds, (vii) the EME Customer Contract, (viii) the JKP Note, and (ix) Series A Preferred Stock.

(h) Financial Statements. The Administrative Agent shall have received the financial statements described in Section 3.05, which shall be reasonably satisfactory to the Administrative Agent.

(i) Governmental Approvals. No action, consent or approval of, registration or filing with, Permit from, notice to, or any other action by, any Governmental Authority or third party is or will be required in connection with the Transactions, except for (i) the filing of UCC financing statements, (ii) recordation of the Mortgages and (iii) such as have been made or obtained and are in full force and effect in all material respects. (A) Each Borrower has obtained and holds all material Permits required as of the date hereof in respect of all Real Property and for any other property otherwise operated by or on behalf of, or for the benefit of, such Person and for the development, ownership and operation of the HOFV Project and the Pre-Development Activities at the HOFV Project and the operation of each of such Person’s businesses as then conducted, (B) all such Permits are in full force and effect, and each Borrower has performed and observed all requirements of such Permits, (C) no event has occurred that allows or results in, or after notice or lapse of time would allow or result in, revocation or termination by the issuer thereof or in any other impairment of the rights of the holder of any such Permit, (D) no such Permits contain any restrictions, either individually or in the aggregate, that are materially burdensome to any Borrower, to the operation of any of its businesses or to the financing contemplated under the Loan Documents, or to the development, construction, ownership or operation of either the HOFV Project, or to the operation of any other property owned, leased or otherwise operated by such Person, (E) each Borrower reasonably believes that each such Permit will be timely renewed and complied with, without unreasonable expense, and that any additional Permits that may be required of such Person will be timely obtained and complied with, without unreasonable expense and (F) the Borrowers have no knowledge that any Governmental Authority is considering limiting, suspending, revoking or renewing on materially burdensome terms any such Permit. As of the Closing Date, there are no actions, suits or proceedings at law or in equity or by or before any arbitrator or Governmental Authority now pending or, to the knowledge of the Borrowers, threatened in writing against or affecting any Borrower or any business, property or rights of any such Person, and to the knowledge of the Borrowers, there are no such actions, suits or proceedings now pending or threatened in writing against or affecting any counterparty to any Material Contract, in any case unless (x) such actions, suits or proceedings are set forth on Schedule 3.09, or (y) (1) such actions, suits and proceedings, if adversely determined, could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect and (2) such actions, suits and proceedings do not involve any Loan Document or the Transactions.

(j) Patriot Act. The Administrative Agent shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

(k) Title Insurance. The Administrative Agent shall have received in respect of each Mortgaged Property a mortgagee’s title insurance policy (or policies) or marked up unconditional binder for such insurance or unconditional pro forma title policy for such insurance. Each such policy shall (i) be in an amount satisfactory to the Administrative Agent; (ii) be issued at ordinary rates; (iii) insure that the Mortgage insured thereby creates a valid first Lien on, and security interest in, such Mortgaged Property free and clear of all defects and encumbrances, except as disclosed therein; (iv) name the Administrative Agent, for the benefit of the Secured Parties, as the insured thereunder; (v) be in the form of ALTA Loan Policy acceptable to the Administrative Agent; (vi) contain such endorsements and affirmative coverage as the Administrative Agent may reasonably request in form and substance reasonably acceptable to the Administrative Agent, including (to the extent applicable with respect to such Mortgaged Property and available in the applicable jurisdiction), the following endorsements to the extent available in the State of Ohio: variable rate; survey; comprehensive; zoning; first loss, last dollar; access; separate tax parcel; usury; doing business; subdivision; environmental protection lien; contiguity; and such other endorsements as the Administrative Agent shall reasonably require in order to provide insurance against specific risks identified by such Person in connection with such Mortgaged Property; and (vii) be issued by title companies reasonably satisfactory to the Administrative Agent (including any such title companies acting as co-insurers or reinsurers, at the option of the Administrative Agent) (in each such case, a “Title Company”). The Administrative Agent shall have received evidence reasonably satisfactory to each of them that all premiums in respect of each such policy, all charges for mortgage recording tax, and all related expenses, if any, have been paid. The Administrative Agent shall have received a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to above and a copy of all other material documents affecting the Mortgaged Property.

(l) Flood Insurance. The Administrative Agent shall have received (i) evidence as to whether (1) any Mortgaged Properties are located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards and (2) the communities in which any such Mortgaged Properties are located are participating in the National Flood Insurance Program, (ii) if there are any such Mortgaged Properties, the Borrowers’ written acknowledgement of receipt of written notification from the Administrative Agent (1) as to the existence of each such Mortgaged Property and (2) as to whether the communities in which such Mortgaged Properties are located are participating in the National Flood Insurance Program, and (iii) if any such Mortgaged Properties are located in communities that participate in the National Flood Insurance Program, evidence that the applicable Borrower has obtained flood insurance in respect of such Mortgaged Properties to the extent required under the applicable regulations of the Board of Governors of the Federal Reserve System.

(m) Surveys. The Administrative Agent and the Title Company shall have received maps or plans of an ALTA survey (in each case, a “Survey”) of each Mortgaged Property certified to the Administrative Agent and the Title Company by an independent professional licensed land surveyor satisfactory to the Administrative Agent and the Title Company, which maps or plans and the surveys on which they are based shall be made in accordance with as such requirements are in effect on the date of preparation of such survey and indicating the flood zone designation (with proper annotation based on federal Flood Insurance Rate Maps or the state or local equivalent) and sufficient for the Title Company to remove all standard survey exceptions from the title insurance policy (or commitment) relating to such Mortgaged Property and issue the standard survey related. The legal description of the applicable Mortgaged Property shall be shown on the face of each Survey or affixed thereto, and the same shall conform to the legal description contained in the title policy described above.

(n) Estoppels.

(i) Landlord Estoppel Certificates and Subordination. The Administrative Agent shall have received the Ground Leases Estoppel Letter and the Project Leases Estoppel with respect to each Ground Lease Parcel, each Project Lease Parcel, confirming the nonexistence of any default thereunder and certain other information with respect to such lease, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and the Lenders. In the event that Administrative Agent has determined that a recorded memorandum of lease or an amendment of lease is necessary or appropriate in order to make any Mortgaged Property mortgageable, or to grant the leasehold lender customary lender protections, then the Administrative Agent shall have received evidence of such recordation or a copy of such fully executed and binding lease amendment.

(ii) REA Estoppels. The Administrative Agent shall have received the REA Estoppels with respect to the REA, confirming the nonexistence of any default thereunder and certain other information with respect to such REA, in form and substance reasonably satisfactory to the Administrative Agent and the Lenders.

(iii) PFHOF Estoppel. The Administrative Agent shall have received the PFHOF Estoppel Letter with respect to the PFHOF Lease Agreements, confirming the nonexistence of any default thereunder and certain other information with respect to such PFHOF Lease Agreements, in form and substance reasonably satisfactory to the Administrative Agent and the Lenders.

(iv) TIF and PILOT Estoppel. The Administrative Agent shall have received the TIF Estoppels with respect to the TIF Bonds, confirming the nonexistence of any default thereunder and certain other information with respect to the TIF Bonds, as applicable, in form and substance reasonably satisfactory to the Administrative Agent and the Lenders.

(o) Fees. The Lenders and the Administrative Agent shall have received all Fees required to be paid, and all expenses required to be paid for which invoices have been presented, on or before the Closing Date.

(p) Service of Process. The Administrative Agent shall have received a letter from a service corporation reasonably satisfactory to the Administrative Agent consenting to its appointment by each Borrower, in each case in form and substance acceptable to the Administrative Agent, as each such Person’s agent to receive service of process in New York, New York.

(q) Litigation. There shall be no Proceedings (whether or not purportedly on behalf of any Borrower) at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign (including any Environmental Claims) that are pending or, to the knowledge of the Borrowers, threatened against or affecting any Borrower, or any property of such Persons, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(r) Insurance. (i) The Borrowers shall have insurance complying with the requirement of Section 5.05 in place and in full force and effect, and the Administrative Agent shall each have received (x) a certificate from the Borrowers’ insurance broker reasonably satisfactory to them and the Insurance Advisor stating that such insurance is in place and in full force and effect and (y) certified copies or duplicate originals of all policies evidencing such insurance (or a binder, commitment or certificates signed by the insurer or a broker authorized to bind the insurer along with a commitment to issue the policies within 30 days after the Closing Date) naming the Administrative Agent and the Secured Parties as additional insureds and the Administrative Agent as “sole” loss payee with respect to applicable property insurance, and otherwise in form and substance reasonably satisfactory to the Administrative Agent and the Insurance Advisor.

(ii) The Administrative Agent shall have each received, to the extent not delivered pursuant to clause (i) above, (x) a certificate of the Borrowers’ insurance broker reasonably satisfactory to them identifying underwriters, type of insurance, insurance limits and policy terms of any insurance then required to be obtained under the Material Contracts then in effect as of the Closing Date and stating that such insurance is in full force and effect if the same is required to be in effect and that if then required to be in effect, all premiums then due thereon have been paid, and that such insurance complies with the requirement of such Material Contracts, and (y) certified copies of all policies evidencing such insurance (or a binder, commitment or certificates signed by the insurer or a broker authorized to bind the insurer along with a commitment to deliver certified copies of the policies within thirty (30) days after the Closing Date) naming the Administrative Agent and the Secured Parties as additional insureds and, with respect to any property insurance, the Administrative Agent as “sole” loss payee with respect to applicable property insurance, and otherwise in form and substance reasonably satisfactory to the Administrative Agent.

(iii) The Administrative Agent shall have received a report of the Insurance Advisor regarding insurance matters pertaining to the Borrowers, the HOFV Project, and the Material Contracts listed in such report, in form, scope and substance reasonably satisfactory to them.

(s)  Capitalization; Ownership Structure. The Administrative Agent shall be reasonably satisfied with (i) the pro forma capital and ownership structure and the shareholder arrangements of the Borrowers, including, without limitation, the operating agreements of each Borrower and each agreement or instrument relating thereto, and (ii) the terms and conditions of the Transactions.

(t) Solvency Certificate. The Administrative Agent shall have received a Solvency Certificate from each Borrower.

(u) Environmental Reports. The Administrative Agent shall have received a report or reports in form, scope and substance reasonably satisfactory to them regarding the environmental matters pertaining to each Mortgaged Property, including an identification of existing and potential environmental concerns and quantification of related costs and liabilities, and each such report shall include a “Phase I Environmental Site Assessment” prepared in conformance with the scope and limitations of the American Society of Testing and Materials (ASTM) Practice E1527-00, in each case together with a reliance letter in connection therewith authorizing the Agents, Lenders and other Secured Parties to rely on each such report.

(v) Material Contracts. The Administrative Agent shall have received a fully executed and complete, conformed copy or photocopy of each Material Contract in effect on the Closing Date.

(w) Reports. The Administrative Agent shall have received, in form and substance reasonably satisfactory to them, all material reports and audits which have been prepared by or for any Borrower, or any Affiliate, advisor or consultant of any Borrower, which pertain to the HOFV Project.

(x) GMAX Construction Contract. Administrative Agent shall have received evidence, reasonably satisfactory to the Administrative Agent, that the Borrower will be able to secure a guaranteed maximum price construction contract (which, Administrative Agent acknowledges may be satisfied by the provision of an acceptable Budget and Schedule and a commitment that such guaranteed maximum price contract shall not exceed the amounts budgeted therefor in the Budget and Schedule by more than 10%).

(y) Equity Funding. The Borrowers shall have received gross Cash proceeds (through a capital contribution from the direct or indirect equityholders of the Lead Borrower and/or through the Nov 2020 Equity Raise), in an amount of not less than $25,000,000. For the avoidance of doubt, the proceeds of all transactions contemplated by this Section 4.01(y) shall be deposited in the Proceeds Account (except (i) any portion thereof consisting of Retained Funds, and (ii) as otherwise provided in Section 5.13(b)).

Section 4.02 Representations and Warranties; Defaults.

(a) Representations and Warranties. Each representation and warranty set forth in each Loan Document shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date; provided that, if a representation and warrant contains a materiality or Material Adverse Effect qualification, the applicable materiality qualifier in this Section 4.02(a) shall be disregarded for purposes of such representation and warranty.

(b) No Default. Each Borrower shall be in compliance with all the terms and provisions set forth in each Loan Document on its part to be observed or performed, and, at the time of and immediately after the Closing, no Event of Default or Default shall have occurred and be continuing.

ARTICLE V

AFFIRMATIVE COVENANTS

The Borrowers covenant and agree that until payment in full of all Obligations, the Borrowers shall perform, and shall cause each of applicable Borrowers to perform, all covenants in this Article V.

Section 5.01 Financial Statements and Other Reports. The Borrowers will deliver, or cause to be delivered, to the Administrative Agent for distribution to Lenders:

(a) Financial Statements.

(i) Within thirty (30) days after the end of each month (other than the last month in any Fiscal Quarter or Fiscal Year) commencing with the first full month following the Closing Date, the consolidated balance sheet of the Borrowers and their consolidated Subsidiaries as at the end of such month and the related consolidated statements of income, stockholders, members’ or partners’ equity and cash flows of the Borrowers and their consolidated Subsidiaries for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, all in reasonable detail, together with a Financial Officer Certification;

(ii)  No later than forty-five (45) days after the end of each Fiscal Quarter, the consolidated balance sheets of the Borrowers and their consolidated Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income, stockholders, members’ or partners’ equity and cash flows of the Borrowers and their consolidated Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case a comparison to the balance at the end of the previous Fiscal Year (to the extent applicable), all in reasonable detail, together with a Financial Officer Certification and, to the extent available, a Narrative Report with respect thereto; and

(iii) As soon as available, and in any event no later than ninety (90) days (or one hundred and twenty (120) days with respect to Fiscal Year ended December 31, 2020) after the end of each Fiscal Year (commencing with Fiscal Year ended December 31, 2020), (i) the consolidated balance sheet of the Borrowers and their consolidated Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders, members’ or partners’ equity and cash flows of the Borrowers and their consolidated Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding amounts for the previous Fiscal Year (to the extent available), in reasonable detail, together with a Financial Officer Certification and, to the extent available, a Narrative Report with respect thereto; and (ii) with respect to such consolidated financial statements a report thereon of Marcum LLP or another independent certified public accountant of recognized national standing selected by the Borrowers and reasonably satisfactory to the Administrative Agent (which report shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Borrowers and their consolidated Subsidiaries as of the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with Approved Accounting Principles applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the audit by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards).

(b) Information Regarding Collateral. Prompt, and in any event within five (5) Business Days, written notice of any change (i) in the legal name of any Borrower, (ii) in the identity or capital structure of any Borrower or (iii) in the Federal Taxpayer Identification Number of any Borrower. The Borrowers shall not effect or permit (and shall cause each Borrower to not effect or permit) any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral and for the Collateral at all times following such change to have a valid, legal and perfected security interest as contemplated in the Security Documents. The Borrowers shall promptly notify the Administrative Agent if any portion of the Material Real Property is damaged or destroyed;

(c) Notice of Default. Promptly, and in any event within three (3) Business Days, upon any officer of any Borrower obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to any Borrower with respect thereto; (ii) that any Person has given any notice to any Borrower or taken any other action with respect to any event or condition set forth in clause (h) of Section 7.01; or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of one or more of its Authorized Officers specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action the applicable Borrower has taken, is taking and proposes to take with respect thereto;

(d) Notice of Litigation. Within three (3) Business Days of any Borrower obtaining knowledge of (i) the institution of, or non-frivolous written threat of, any Proceeding not previously disclosed in writing by the Borrowers to the Administrative Agent, or (ii) any material development in any Proceeding that, in the case of either (i) or (ii) if adversely determined, could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof (which may be by electronic mail) together with such other information as may be reasonably available to the Borrowers to enable the Administrative and the Lenders and their counsel to evaluate such matters;

(e) ERISA. (i) Promptly, and in any event within five (5) Business Days, upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action the applicable Borrower or ERISA Affiliate has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened in writing by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; (ii) with reasonable promptness, copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any Borrower or any ERISA Affiliates with the Internal Revenue Service with respect to each Benefit Plan; (2) all notices received by any Borrower or any ERISA Affiliate from a Multiemployer Plan sponsor concerning an ERISA Event; and (3) copies of such other documents or governmental reports or filings relating to any Benefit Plan as the Administrative Agent shall reasonably request; and (iii) as soon as practicable but not less than four Business Days following (A) the failure of any Borrower or any ERISA Affiliate to make full payment in all material amounts on or before the due date (including extensions) thereof of all amounts which such Borrower or ERISA Affiliate is required to contribute to each Benefit Plan pursuant to its terms or, as required to meet the minimum funding standard set forth in ERISA and the Tax Code with respect thereto or (B) any change in the funding status of any Benefit Plan that could have a Material Adverse Effect, a written description of any such event or condition or a copy of any such notice and a statement briefly setting forth the details regarding such event, condition or notice, and the action, if any, which has been taken, is being taken or is proposed to be taken by such Borrower or such ERISA Affiliate;

(f)   Insurance Report. At such times as may be reasonably requested by the Administrative Agent, a report in form and substance reasonably satisfactory to the Administrative Agent (and, if deemed reasonably necessary by the Administrative Agent, the Insurance Advisor) outlining all material insurance coverage maintained as of the date of such report by the Borrowers and all material insurance coverage planned to be maintained by the Borrowers through the Maturity Date;

(g) Notice of Change in Board of Directors. With reasonable promptness, and in any event within five (5) Business Days, written notice of any change in the board of directors, managing member(s) or similar governing body (if any) of any Borrower;

(h) Notice Regarding Material Contracts. Within five (5) Business Days after (i) any Material Contract is terminated or amended, or (ii) any new Material Contract is entered into, a copy of such Material Contract or termination or amendment thereto.

(i) Environmental Reports and Audits. Within five (5) Business Days following receipt thereof, copies of all environmental audits and reports with respect to environmental matters at any of the Borrowers’ Real Property or which relate to any environmental liabilities of the Borrowers which, in any such case, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(j) Governmental Authority Communication. Prompt, and in any event within five (5) Business Days after receiving any such communication or information, written notice (which may be by electronic mail) of any Governmental Authorities, that could reasonably be interpreted to cast doubt on whether a required license or other Governmental Authority approval may be obtained when required or, that could reasonably be interpreted to imply that any Governmental Authorities is considering revoking or modifying any previously issued license;

(k) Monthly Statement. Within ten (10) days after the end of each calendar month, a certificate signed by a Financial Officer of the Borrowers, (i) detailing the progress made, and amounts spent by the Borrowers during such month, together with a comparison of such matters with the Budget and Schedule (and a narrative discussion of any material deviations therefrom), (ii) detailing all expenses and costs during such calendar month (including a summary of all expenses paid with Cash and Cash equivalents held in any Account described on Schedule 3.19(c)), (iii) detailing the progress made, and amounts spent, in respect of the Letter of Representations Requirements during such month (and a narrative discussion of any deviations therefrom) and (iv) confirming, that no Default or Event of Default occurred during such calendar month (or describing in reasonable detail any Default or Event of Default that has occurred);

(l) Other Information. (i) Prompt, and in any event within five (5) Business Days, upon their becoming available, copies of all regular and periodic reports and other material reports and notices, if any, filed by any Borrower with any governmental or private regulatory authority (or, if required by applicable law, upon the filing of such information), and all press releases and other statements made available generally by any Borrower to the public (other than advertising and promotional statements or releases made in the ordinary course of such Borrower’s business) concerning material developments in the business of such Borrower, (ii) such other information and data with respect to any Borrower as from time to time may be reasonably requested by the Administrative Agent or any Lender and (iii) all other material information and data with respect to any Borrower or the HOFV Project which Borrowers deliver to a lender in connection with any other Indebtedness of Borrower.

Section 5.02 Existence. Each Borrower will at all times preserve and keep in full force and effect its existence and all Permits material to its business. The Lead Borrower shall at all times, except for the Designated Subsidiaries, directly or indirectly own 100% of the equity interests in each other Borrower.

Section 5.03  Payment of Indebtedness, Taxes and Claims. The Borrowers will, and will cause each of the Borrowers to, pay its Indebtedness and other obligations promptly and in accordance with their terms and pay and discharge promptly when due all federal, state and material local Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim.

Section 5.04 Maintenance of Properties. The Borrowers will maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear and Pre-Development Activities excepted, all material properties used or useful at or in connection with the development of the HOFV Project or otherwise in the business of the Borrowers, and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.

Section 5.05  Insurance. The Borrowers will maintain or cause to be maintained, with financially sound and reputable insurers, the insurance specified in Schedule 5.05 and such other public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses at the HOFV Project, or otherwise of the Borrowers, as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses in the same respective geographic areas, in each case in such amounts, with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Without limiting the generality of the foregoing, the Borrowers will maintain or cause to be maintained (a) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, and (b) replacement value insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses in the same geographic area as such Collateral. Each such policy of insurance shall (i) name the Administrative Agent and the Lenders as additional insureds thereunder as their interests may appear and (ii) in the case of each property or “Builder’s Risk” insurance policy, contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to the Administrative Agent, that names the Administrative Agent, on behalf of the Lenders, as the “sole” loss payee thereunder and provides for at least thirty days’ prior written notice to the Administrative Agent of any modification or cancellation of such policy.

Section 5.06 Maintaining Records. The Borrowers will, and will cause each Borrower to, keep proper books of record and account in which full, true and correct entries in conformity with Approved Accounting Principles and all requirements of law are made of all dealings and transactions in relation to its business and activities.

Section 5.07 Inspections. The Borrowers will, and will cause each other Borrower to, permit any authorized representatives designated by the Administrative Agent or any Lender to visit and inspect the HOFV Site (but with respect to visit to any improved Real Property, subject to any rights of tenants under space leases with respect to dates and time of visitation and in compliance with the reasonable safety requirements of any construction contractors) (and any other properties of the Borrowers) to inspect, copy and take extracts from their financial and accounting records, and to discuss their affairs, finances and accounts with their officers and independent public accountants, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested; provided that the Administrative Agent or any such Lender shall be subject to confidentiality obligations set forth in Section 10.16. In particular, the Borrowers will permit the Administrative Agent (or its designee) (a) to meet periodically at reasonable times during customary business hours and at reasonable intervals with representatives of the Borrowers, material contractors and architects with respect to the HOFV Project and such other employees, consultants or agents as the Administrative Agents or its designee shall reasonably request to be present for such meetings, (b) to perform such inspections of the HOFV Site as it deems reasonably necessary or appropriate in the performance of its duties on behalf of the Administrative Agent and (c) at reasonable times during customary business hours upon prior notice to review and examine the plans and specifications and all shop drawings relating to the HOFV Project, to inspect materials stored at the HOFV Project or off-site facilities where materials designated for use in the HOFV Project are stored. In addition, the Administrative Agent (or its designee) shall be entitled to examine, copy and make extracts of the books, records, accounting data and other documents relating to the construction of the HOFV Project, including, without limitation, bills of sale, statements, receipts, lien releases and affidavits, contracts or agreements, which relate to any materials, fixtures or articles incorporated into the HOFV Project; provided that the Administrative Agent or any such Lender shall be subject to confidentiality obligations set forth in Section 10.16. The Borrowers shall use commercially reasonable efforts to cause the material contractors and architects with respect to the HOFV Project to reasonably cooperate with the Administrative Agent’s exercising its review and inspection rights hereunder.

Section 5.08 Compliance with Laws, Material Contracts and Permits. (a)  The Borrowers shall comply, and shall cause each other Borrower and all other Persons, if any, on or occupying any Properties of the Borrowers to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws), noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The Borrowers will, and will cause each other Borrower to, comply, duly and promptly, with its respective obligations and enforce all of its rights under all Material Contracts, except with respect to Material Contracts (other than the Ground Leases, the Project Leases, the REA and the Operations and Use Agreement), noncompliance with which would not have, individually or in the aggregate, a Material Adverse Effect.

(c) The Borrowers shall, and shall cause each other Borrower to, from time to time obtain, maintain, retain, observe, keep in full force and effect and comply with the terms, conditions and provisions of all Permits as shall now or hereafter be necessary under applicable laws, to the extent noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) The Borrowers will, comply, duly and promptly, in all material respects with their obligations and enforce all of their respective rights under the Project Leases, the Ground Leases, the REA and the Operations and Use Agreement. The Borrowers shall ensure that all rental payments under each Ground Lease and each Project Lease are current and are paid when due.

(e) The Borrowers shall maintain in effect and enforce policies and procedures reasonably designed to promote and achieve compliance by the Borrowers, their Subsidiaries and their respective directors, officers and employees with any applicable anti-corruption law of any Governmental Authority and applicable Sanctions.

(f)   The Borrowers shall, and shall cause their Subsidiaries and their respective directors, officers and employees, to comply in all material respects with applicable Sanctions and any applicable anti-corruption law of any Governmental Authority.

Section 5.09 Environmental.

(a) Environmental Disclosure. The Borrowers will deliver to the Administrative Agent for distribution to the Lenders:

(i) as soon as practicable, and in any event within five (5) Business Days, following any Borrower’s receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of a Borrower or by independent consultants, governmental authorities or any other Persons, with respect to significant environmental matters at any of the Borrowers’ Properties or with respect to any Environmental Claims or Environmental Liabilities;

(ii)   promptly upon obtaining actual knowledge, and in any event within three (3) Business Days, written notice describing in reasonable detail (1) any Release required to be reported to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws, (2) any remedial action taken by any Borrower or any other Person in response to (A) any Hazardous Materials Activities the existence of which has a reasonable possibility of resulting in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (B) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of resulting in a Material Adverse Effect, and (3) any Borrower’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Property of a Borrower that could cause such Property or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws;

(iii) as soon as practicable following the sending or receipt thereof by any Borrower, and in any event within three (3) Business Days, a copy of any and all written communications with respect to (1) any Environmental Claims or Environmental Liabilities that, individually or in the aggregate, could reasonably be expected to give rise to a Material Adverse Effect, (2) any Release required to be reported to any federal, state or local governmental or regulatory agency, and (3) any request for information from any governmental agency that suggests such agency is investigating whether any Borrower may be potentially responsible for any Hazardous Materials Activity;

(iv) prompt, and in any event within three (3) Business Days, written notice describing in reasonable detail (1) any proposed acquisition of stock, assets, or property by any Borrower that could reasonably be expected to (A) expose such Borrower to, or result in, Environmental Claims or Environmental Liabilities that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (B) affect the ability of any Borrower to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations and (2) any proposed action to be taken by any Borrower to modify current operations in a manner that could reasonably be expected to subject such Borrower to any additional material obligations or requirements under any Environmental Laws; and

(v) with reasonable promptness, such other documents and information as from time to time may be reasonably requested by the Administrative Agent in relation to any matters disclosed pursuant to this Section 5.09(a).

(b) Hazardous Materials Activities, Etc. The Borrowers shall promptly take, and shall cause each other Borrower promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by any Borrower that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) make an appropriate response to any Environmental Claim against any Borrower and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.10 Additional Real Estate Assets. In the event that any Borrower acquires any Real Property and such interest has not otherwise been made subject to the Lien of the Security Documents in favor of the Administrative Agent, for the benefit of Secured Parties, then the applicable Borrower shall, within fifteen (15) Business Days (or such longer period as may be agreed to by the Administrative Agent) of acquiring such Real Property, execute and deliver to Administrative Agent a Mortgage covering such Real Property in the form attached hereto as Exhibit C securing a maximum principal amount equal to the purchase price of such acquired Real Property, together with a loan policy of title insurance in the amount of such purchase price and such other instruments and agreements with respect to each such Real Property that the Administrative Agent shall reasonably request to create in favor of the Administrative Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected first priority security interest in such Real Property. In connection with any such acquisition, Borrowers shall obtain and deliver to Administrative Agent such other closing instruments and documents as Administrative Agent shall reasonably request and which are consistent with the closing instruments and documents obtained by Borrower in connection with its previous acquisitions of Real Property that are similar to the Real Property then-being acquired.

Section 5.11 Letter of Representations; Equity Issuance; Sponsorship Collateral Loans. (a) The Borrowers shall comply with, and shall cause each other Borrower to comply with Letter of Representations in all respects.

(b) Borrower or its direct or indirect equityholders shall (i) subject to the satisfaction of the Permitted Loan Conditions be permitted to consummate a Permitted Loan, and (ii) subject to the satisfaction of the Permitted Equity Issuance Conditions, be permitted to consummate a PEIC Raise.

(c) Borrower shall, subject to the satisfaction of the Sponsorship Collateral Loan Conditions, be permitted to consummate a Sponsorship Collateral Loan, upon twenty (20) Business Days prior written notice to Administrative Agent.

(d) [reserved].

(e) Following the expiration of the Exclusivity Period, to the extent the Participating Lenders have not entered into a binding commitment with respect to the Construction Financing, the Borrowers shall use their good faith best efforts to obtain a binding commitment for the Construction Financing. The Borrowers shall promptly deliver to the Administrative Agent, (i) subject to any applicable contractual confidentiality obligations or restrictions, all documents and agreements received or executed by any Borrower in respect of the Construction Financing, including all term sheets, engagement letters, commitment letters, fee letters and credit documentation, and (ii) a narrative summary regarding the status of the Construction Financing (including details as to whether any term sheet, engagement letter, commitment letter, fee letter or other credit documentation has been executed). Borrowers shall use best efforts in connection with the negotiation and execution of any term sheet, engagement letter, commitment letter, fee letter or other credit documentation to include carve out to any applicable confidentiality obligations such that the Administrative Agent and the Lenders shall be permitted to receive copies of the items listed in Section 5.11(e)(i) above.

(f)   On or before the date that is nine (9) months following the Closing Date, the Borrowers shall have obtained a commitment (which may be subject to customary closing conditions for a binding commitment, provided that such conditions can reasonably be expected to be satisfied by the Maturity Date) with respect to Construction Financing (i) in an amount that is not less than the amount necessary (after payment of any and all fees, costs and expenses required to obtain such Construction Financing) to refinance and repay the Obligations in full in cash and the proceeds of such Construction Financing shall be used to repay the Obligations in full in cash and (ii) such commitment shall anticipate (subject to the satisfaction of customary closing conditions) funding of the Construction Financing on or before the Maturity Date.

(g) The Borrowers (i) are and shall remain in compliance with all of their obligations under the Letter of Representations, including, but limited to all currently required funding and escrow obligations, (ii) have and shall continue to fully maintain all of the funding requirements of Escrow Fund I (as defined in the Letter of Representations) and Escrow Fund II (as defined in the Letter of Representations) and (iii) have not and shall not amend, modify or supplement the Letter of Representations in any respect.

Section 5.12 Further Assurances. At any time or from time to time upon the written request of the Administrative Agent, the Borrowers will and will cause the Borrowers to, at their expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Administrative Agent may reasonably request in order to effect fully the purposes of the Loan Documents, including, without limitation, (a) register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents or otherwise deemed by the Administrative Agent reasonably necessary for the continued validity, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens except Permitted Liens, and (b) such other documentation, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to the Administrative Agent and as the Administrative Agent shall reasonably deem necessary to perfect or maintain the Liens on the Collateral pursuant to the Security Documents.

Section 5.13 Proceeds and Revenues.

(a) The Borrowers will use the proceeds of the Loans in conformance with the Closing Date Sources and Uses and the approved Budget and Schedule (as the same may be modified pursuant to the line item reallocation rights of Borrowers as set forth in the definition of Budget and Schedule and provided, for the avoidance of doubt, that Borrower shall entitled to a Disbursement in the aggregate up to 110% of the aggregate amount specified for each calendar month in the Budget and Schedule in accordance with the terms of Section 5.13(d)(i)(3). Without limiting the foregoing, any (i) and all funds held in the Legacy Accounts and (ii) which are received by or on behalf of Borrowers from any and all sources shall be used solely to fund the Development Costs, Permitted Investments or in a manner which are otherwise accretive to the value of the HOFV Project; provided (and without limiting any other terms of this Agreement), that any uses consistent with Schedule 5.13(a) attached hereto shall be deemed to be a permissible use of such funds.

(b) Borrowers shall deposit in the Proceeds Account any and all funds received by or on behalf of Borrowers from any and all sources, including, but not limited to (and without limiting any of the limitations on Borrower’s rights under this Agreement), (i) Equity Issuances, (ii) Indebtedness, (iii) Future Sponsorship Agreements and (iv) any revenue received by Borrowers; except for (w) proceeds of any PILOT Loan, (x) restricted cash pursuant to the EME Customer Contract, or (y) or funds required to be segregated into separate accounts pursuant to any Sponsorship Loan Agreement or pursuant to any other contractual requirement which contract has been approved by Administrative Agent. Notwithstanding the foregoing, any cash proceeds received by any Borrower after the Closing Date in connection with any new Permitted Indebtedness, Permitted Equity Issuance, Sponsorship Collateral Loan or Series A Preferred Stock, as applicable, once the Required Repayment Percentage in respect of the same has been remitted to Administrative Agent, Borrowers shall be permitted, so long as no Default or Event of Default has occurred and is continuing, to deposit all remaining funds in respect of the same in an Additional Account (that is subject to a Control Agreement) and Borrowers shall not be required to deposit any of such remainder in the Proceeds Account.

(c) Interest Reserve Account. On each Interest Payment Date, Administrative Agent shall cause amounts on deposit in the Interest Reserve Account to be disbursed to Lenders in accordance with Section 2.04(f) hereof. Borrower shall have no right to withdraw any amounts on deposit in the Interest Reserve Account without the prior written approval of Administrative Agent.

(d) Proceeds Account.

(i) Borrowers shall have no right to withdraw any amounts on deposit in the Proceeds Account without the prior written approval of Administrative Agent. Administrative Agent and Lenders agree, on the terms and conditions set forth in this Agreement, to disburse to Borrower not more than twice every calendar month such amounts as Borrower may request pursuant to this Section 5.13(d) (individually, a “Disbursement” and collectively, the “Disbursements”). The Borrowers shall request a Disbursement no more often than twice in a calendar month by delivering to Administrative Agent an appropriately completed written notice in the form of Exhibit G (“Disbursement Request”), and, subject to satisfaction of the following conditions, Administrative Agent shall disburse such amount from the Proceeds Account:

(1) Borrowers shall submit the Disbursement Request at least three (3) Business Days prior to the proposed Disbursement Date;

(2) The Disbursement Request shall specify (A) the amount of the requested Disbursement, (B) the requested Disbursement Date and (C) a narrative report summarizing the intended uses for the Disbursement and an affirmation that the application of such funds are consistent with the Budget and Schedule (and a narrative discussion of any proposed deviations therefrom);

(3) The amount requested in the aggregate for all Disbursements in a calendar month is in an amount equal to or less than 110% the amount specified for such calendar month in the Budget and Schedule, unless otherwise agreed in writing by Administrative Agent, in its sole and absolute discretion;

(4) Taking into account the amount of the Disbursement to be made pursuant to the Disbursement Request and paid to vendors and other third parties, the Proceeds Account shall contain sufficient Cash and Cash equivalents to satisfy the Liquidity Covenant; and

(5) Each representation and warranty set forth in each Loan Document shall be true and correct in all material respects on and as of the Disbursement Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date; provided that, if a representation and warranty contains a materiality or Material Adverse Effect qualification, the applicable materiality qualifier in the applicable representation and warranty shall be disregarded for purposes of such representation and warranty.

Upon the occurrence and during the continuance of a Default or Event of Default, Borrowers shall have no right to receive any Disbursements on deposit in the Proceeds Account without the prior written consent of Administrative Agent, in its sole and absolute discretion. Notwithstanding anything to the contrary, no Disbursement shall be made until all applicable funds have been transferred in accordance with Section 10.23(c).

(e) So long as no Default or Event of Default has occurred and is continuing and without limiting any other terms of this Agreement, at all times during the term of the Loans, Borrowers shall be permitted, without the prior approval of Administrative Agent or Lenders, to withdraw from the Additional Accounts, the Restricted Accounts, and any Legacy Accounts. Administrative Agent agrees that it shall not send any notice or demand pursuant to the terms of any Control Agreement, which prevents or restricts Borrowers from making withdrawals from any Additional Account or Legacy Account unless a Default or Event of Default has occurred. Upon the occurrence and during the continuance of a Default or Event of Default (as may be more particularly described in any applicable Control Agreement), Borrowers shall have no further right to withdraw amounts on deposit in the Additional Accounts, Restricted Accounts or Legacy Accounts without the prior written consent of Administrative Agent.

(f)   Governmental Funds; Business Interruptions. In addition, notwithstanding anything to the contrary contained in this Agreement, Borrowers shall deposit in the Proceeds Account any and all funds received by or on behalf of Borrowers from (i) any source of insurance, including business interruption insurance or similar sources, (ii) without limiting any of the limitations on Borrower’s right to incur Indebtedness, any grants, loans, or other funds paid by or received from any Governmental Authority, except for PILOT Loans (including, without limitation, any such funds obtained by any direct or indirect owner of Borrowers based in whole or in part on the ownership or operation of Borrower by such direct or indirect owner) (the funds described in this clause (ii) shall be referred to as “Governmental Funds”), and/or (iii) any property tax refunds received by or on behalf of Borrower. So long as no Event of Default then exists, any Governmental Funds received as a “PPP Loan” under the CARES Act and/or a loan under the Federal Reserve’s “Main Street New Loan Facility” (or under any similar loan program) shall first be used for payroll, employee benefits, and other expenses relating to Borrower’s employees who are employed in connection with the HOFV Project and for which Borrower is obligated to pay, and thereafter only for expenditures set forth in the Budget and Schedule (provided that use of such Governmental Funds to pay expenses that make them “forgivable” under applicable law shall not require Administrative Agent’s prior approval).

Section 5.14 Johnson Controls Sponsorship Loan Agreement.

(a) The Borrowers shall cause JCIHOFV Financing, LLC to repay the Johnson Controls Sponsorship Loan Agreement in full on or prior to March 31, 2021 and any such repayment shall be expressly permitted hereunder. Borrowers shall maintain the effectiveness of, and continue to perform under, the Sale and Servicing Agreement (as defined in the Johnson Controls Sponsorship Loan Agreement), such that it does not amend, restate, supplement, cancel, terminate or otherwise modify the Sale and Servicing Agreement (as defined in the Johnson Controls Sponsorship Loan Agreement), or give any consent, waiver, directive or approval thereunder or waive any default, action, omission or breach under the Sale and Servicing Agreement (as defined in the Johnson Controls Sponsorship Loan Agreement) or otherwise grant any indulgence thereunder, without (in each case) the prior written consent of Administrative Agent, in its sole and absolute discretion.

(b) The Administrative Agent, on behalf of the Lenders, will have an exclusive “first opportunity” to provide any subsequent financing with respect to the Johnson Controls Sponsorship Loan Collateral. Prior to Borrower or any Affiliate thereof, directly or indirectly, making, initiating, seeking, soliciting, negotiating, responding to or encouraging an offer, term sheet or proposal to provide financing from a source other than the Lenders with respect to the Johnson Controls Sponsorship Loan Collateral, Borrower shall deliver written notice to Administrative Agent of its intent to obtain such financing, and for thirty (30) days from such notice the Administrative Agent, on behalf of any and all Lenders, shall have the exclusive right, but not the obligation, to provide such financing and during such thirty (30) day period the parties shall exclusively negotiate the financing in good faith.

(c) In the event JCIHOFV Financing, LLC enters into any loan agreement or similar financing arrangement with respect to the Johnson Control Sponsorship Collateral with a party other than one or more of the Lenders (the “New JCI Sponsorship Loan”), the Borrowers shall direct JCIHOFV Financing, LLC to distribute the Net Cash Proceeds received by JCIHOFV Financing, LLC with respect to such New JCI Sponsorship Loan to Newco, and Newco shall direct 50% of such proceeds received thereto to prepay the outstanding Loans in accordance with Section 2.11.

Section 5.15 Minimum Liquidity. From the Closing Date until repayment of the Loans, Borrower shall maintain in the Proceeds Account, Cash and Cash equivalents equal to at least $7,500,000 (the “Liquidity Covenant”).

ARTICLE VI

NEGATIVE COVENANTS

The Borrowers covenant and agree that, until payment in full of all Obligations, the Borrowers shall perform, and shall cause each applicable Borrower to perform, the covenants in this Article VI.

Section 6.01 Indebtedness. On or after the Closing Date, Borrowers shall not directly or indirectly, create, incur, assume, issue or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any new Indebtedness or preferred stock, except:

(a) the Obligations;

(b) Indebtedness incurred by a Borrower arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, in connection with permitted dispositions of any business or assets of such Borrower;

(c) Indebtedness which may be deemed to exist pursuant to any performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business;

(d) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

(e) Indebtedness under letter of credit obligations to provide security for worker’s compensation claims and bank overdrafts, in each case incurred in the ordinary course of business; provided that any obligations arising in connection with such bank overdraft Indebtedness is extinguished within five (5) Business Days;

(f)   tenant allowances, tenant improvements, leasing commissions and capital expenditure costs or other obligations of Borrowers required under leases under which a Borrower is a landlord at the Real Property that are paid within 75 days after same are due (subject to any rights of Borrowers to contest same pursuant to the terms of the applicable lease);

(g) Capital Lease Obligations and purchase money Indebtedness in a combined aggregate amount not to exceed at any time $100,000; provided, that with respect to purchase money Indebtedness, such Indebtedness (i) shall be secured only to the asset acquired in connection with the incurrence of such Indebtedness or other assets financed in accordance with this Section 6.01(g) by the same Person or an Affiliate of such Person, (ii) shall constitute not less than 85% and not more than 100% of the aggregate consideration paid with respect to such asset and (iii) shall be incurred prior to or within 30 days after the acquisition of such asset;

(h) Any PILOT Loan in an aggregate amount not to exceed $100,000,000, including any related indemnifications of Governmental Authority and bond trustee and guaranties of payment of Taxes, the proceeds of which are used to pay or reimburse Development Costs, which such PILOT Loan shall PILOT Loans be in form substantially similar to the TDD BANs and TIF Bonds; provided that all documents and agreements in connection with any such PILOT Loan shall be delivered to the Administrative Agent and be in form reasonably satisfactory to the Administrative Agent;

(i) Permitted Indebtedness and Permitted Equity Issuances; and

(j) Any Indebtedness issued in connection with a Sponsorship Collateral Loan so long as the Sponsorship Collateral Loan Conditions remain satisfied; provided that all documents and agreements in connection with any such Sponsorship Collateral Loan shall be delivered to the Administrative Agent.

Section 6.02 Liens. On or after the Closing Date, Borrowers shall not, and it shall not permit any Borrower to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to the Pledged Collateral or any property or asset of any kind of any Borrower, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC of any jurisdiction or under any similar recording or notice statute, except (collectively, the “Permitted Liens”):

(a) Liens in favor of the Administrative Agent for the benefit of Secured Parties granted pursuant to any Loan Document;

(b) Liens for Taxes not yet due and payable or if the obligations with respect to such Taxes are being contested in good faith by appropriate proceedings timely instituted and diligently conducted; provided that the applicable Borrower has established reserves to the extent required by GAAP in respect thereof, or other adequate provision for the payment thereof shall have been made and maintained at all times during such contest;

(c) Statutory Liens of landlords, banks (and rights of set-off), carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Sections 401(a)(29) or 412(n) of the Tax Code or by ERISA), in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of five (5) Business Days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(d) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(e) easements, rights-of-way, restrictions, encroachments, and other defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of operations at and development activities in connection with the HOFV Project or business operations of any Borrower or materially adversely impact the value of the Collateral;

(f)   other than with respect to any Ground Lease or any Project Lease, any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder;

(g) other than with respect to any Ground Lease or any Project Lease, Liens solely on any cash earnest money deposits made by any Borrower in connection with any letter of intent or purchase agreement permitted hereunder;

(h) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(k) licenses of patents, trademarks and other intellectual property rights granted by any Borrower in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of such Borrower;

(l) intentionally omitted;

(m) Liens securing Indebtedness permitted pursuant to Section 6.01(g); provided that any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness and other assets acquired with Indebtedness permitted under Section 6.01(g) owing to the same Person or an Affiliate of such Person; provided, further that in connection with the granting of any Liens permitted by this Section 6.02(m), the Administrative Agent shall be authorized to take any actions deemed appropriate by it in connection therewith (including, without limitation, by executing appropriate lien releases or lien subordination agreements in favor of the holder or holders of such Liens, in either case solely with respect to the item or items of equipment or other assets subject to such Liens);

(n) Bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to Cash and Cash equivalents on deposit in one or more accounts maintained by a Borrower, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(o) Space leases and subleases to the extent permitted under Section 6.03(b), and any leasehold mortgage in favor of any party financing the lessee under any such lease or sublease; provided that no Borrower is liable for the payment of any principal of, or interest, premiums or fees on, such financing;

(p) Liens on PILOT Loan Assets securing Indebtedness permitted pursuant to Section 6.01(h); and

(q) Liens on Sponsorship Collateral securing Indebtedness permitted pursuant to Section 6.01(j); and

(r)   Liens pursuant to Permitted Indebtedness.

Section 6.03 Real Property. (a) The Borrowers shall not acquire a fee, leasehold, easement or other interest in any real property (excluding the acquisition (but not the exercise) of any options to acquire any such interests in real property) other than the Future Acquired Properties.

(b) The Borrowers shall not enter into any space leases or subleases of any Real Property as lessor or sublessor unless (i) such transaction, lease or sublease is entered into in the ordinary course of business for the purposes of provision of services to patrons of the HOFV Project and, in the Borrowers’ good faith judgment, is reasonably expected to enhance the operation or value to the Borrowers of the HOFV Project and (ii) no lease or sublease may provide that a Borrower subordinate its fee or leasehold interest to any lessee or any party financing any lessee; provided that (x) the Administrative Agent shall agree to provide the tenant under any such lease or sublease with a non-disturbance and attornment agreement and (y) unless the Administrative Agent shall otherwise waive such requirement, with respect to any such lease or sublease having reasonably anticipated annual rents (whether due to base rent, fixed rents, reasonably anticipated percentage rents or other reasonably anticipated rental income from such lease or sublease) in excess of $250,000 during the term of such lease or sublease, the applicable Borrower shall enter into, and cause the tenant under any such lease or sublease to enter into with the Administrative Agent a subordination, non-disturbance and attornment agreement, in each case with respect to clauses (x) and (y), in form and substance reasonably satisfactory to the Administrative Agent.

Section 6.04 No Further Negative Pledges. Except for Permitted Liens, and except with respect to any Excluded Asset Sale, the Borrowers shall not enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets to secure the Obligations, whether now owned or hereafter acquired.

Section 6.05 Restricted Junior Payments. The Borrowers shall not, through any manner or means or through any other Person, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment. The Borrowers shall not increase or modify the amount of any dividends, distributions and payments due to holders of any Capital Stock without the prior written consent of the Administrative Agent, in its sole and absolute discretion.

Section 6.06 Restrictions on Subsidiary Distributions. Except as provided herein, the Borrowers shall not create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary to (a) pay dividends or make any other distributions on any of its Capital Stock, (b) repay or prepay any Indebtedness owed by it to the Borrowers, (c) make loans or advances to the Borrowers, or (d) transfer any of its property or assets to the Borrowers other than restrictions (i)  by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business, and (ii) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement.

Section 6.07 Investments. The Borrowers shall not, directly or indirectly, make or own any Investment in any Person, including without limitation any joint venture, except, to the extent reflected in the Budget and Schedule:

(a) Investments in Cash and Cash Equivalents;

(b) Investments in any of its Subsidiary Borrowers;

(c) Investments (i) in any Securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors and (ii) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with any applicable past practices of the applicable Borrower;

(d) Development Costs;

(e) Reserved;

(f)   Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(g) Permitted Investments.

Section 6.08 Fundamental Changes; Disposition of Assets. The Borrowers shall not enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, except as otherwise permitted in this Agreement or:

(a) sales, leases or other dispositions of assets that do not constitute Asset Sales;

(b) Asset Sales (other than Excluded Asset Sales), the proceeds of which (valued at the principal amount thereof in the case of non-Cash proceeds consisting of notes or other debt Securities and valued at fair market value in the case of other non-Cash proceeds) are less than, when aggregated with the proceeds of all other Asset Sales since the Closing Date, are less than $250,000; provided that (1) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors or managing members of the applicable Borrower (or similar governing body)), (2) no less than 90% thereof shall be paid in Cash, (3) in no event shall any such Asset Sales related to any Real Property and (4) the Net Cash Proceeds thereof shall be applied as required by Section 2.10(a);

(c) Any sale of immaterial, worn out or obsolete equipment, furnishing or other personal property in the ordinary course of business, not to exceed $50,000 in the aggregate.

(d) Space leases or subleases of portions of the Real Property entered into by the applicable Borrower in accordance with the provisions of Section 6.03(b); or

(e) Any Excluded Asset Sale.

Section 6.09 Subsidiaries. The Borrowers shall not create, acquire or hold Capital Stock in any Subsidiary, other than, with respect to each Borrower, Subsidiaries of a Borrower existing on the Closing Date or a newly formed special purpose entity in connection with any Sponsorship Collateral Loan, or in connection with the issuance of TIF Bonds, TDD Bonds or any PILOT Loan but only as necessary pursuant to Requirement of Law or bona fide custom for any such transaction, or in connection with any other matter approved by Administrative Agent. The Borrowers shall not (a) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of their Subsidiaries (except the Excluded Subsidiaries); or (b) permit any of their Subsidiaries, except Excluded Subsidiaries, directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any of their Capital Stock, except pursuant to Permitted Equity Issuances or Permitted Redemption Rights.

Section 6.10 Sales and Lease-Backs. The Borrowers shall not directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Borrower (a) has sold or transferred or is to sell or to transfer to any other Person, or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Borrower to any Person in connection with such lease.

Section 6.11 Transactions with Shareholders and Affiliates. The Borrowers shall not directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service, but excluding the Transactions) with any of its Affiliates, unless such transaction is:

(a) on terms that are not less favorable to that Borrower than those that might be obtained at the time in a comparable arm’s length transaction with Persons who are not Affiliates of such Borrower and the applicable Borrower has delivered to the Administrative Agent prior to the consummation of any such transaction (i) with respect to any transaction or series of related transactions involving aggregate consideration in excess of $100,000, a resolution of the board of directors, managing members or similar governing body of each applicable Borrower certifying that such transaction or series of related transactions complies with this Section 6.11(a) and that such transaction or series of related transactions has been approved by a majority of the disinterested members of the board of directors, managing members or similar governing body of each applicable Borrower, to the extent there are any such disinterested members and (ii) with respect to any such transaction or series of related transactions that involves aggregate consideration in excess of $500,000, the consent of the Required Lenders; provided that in no event shall any transaction entered into pursuant to this clause (a) consist of, contain, or provide for the payment of any fee, profit or similar component benefiting any Affiliate of a Borrower;

(b) reasonable and customary fees paid to and indemnification agreements with members of the board of directors, managing members or similar governing body of the Borrowers; or

(c) associated with employment agreements, employee benefit plans, stock option plans, indemnification provisions and other similar compensatory arrangements with officers, employees and directors of the Borrowers in the ordinary course of business, including but not limited to the 2020 Omnibus Incentive Plan.

Section 6.12 Conduct of Business. The Borrowers shall not engage in any business or activity other than the construction and operation (including ownership, leasing, financing and management) of the HOFV Project, Pre-Development Activities (including, the purchase and acquisition of the Future Acquired Properties) and performing its obligations under the Loan Documents and performing activities incidental thereto (and the Borrowers shall not in any event fail to hold themselves out to the public as a legal entities separate and distinct from all other Persons).

Section 6.13 Amendments or Waivers. The Borrowers shall not, and shall not permit any other Borrower to:

(a) permit any waiver, supplement, modification, amendment, termination or release of, or fail to enforce strictly the terms and conditions of, any of the Material Contracts (or any Permit), if such waiver, supplement, modification, amendment, termination or release, or failure to enforce could reasonably be expected to materially impair or be materially adverse to the business or operations of the Borrowers or value of the Collateral or any other such material property or materially impair the rights of the Administrative Agent or the Lenders with respect thereto; or

(b) (i) amend, modify, supplement or waive, or permit or consent to the amendment, modification, supplement or waiver of, any Project Lease or any Ground Lease without the prior written consent of the Administrative Agent;

(ii)   amend, modify, supplement or waive, or permit or consent to the amendment, modification, supplement or waiver of, any other lease (other than any Project Lease or any Ground Lease) that is material to the HOFV Project or any other material property of the Borrowers, if such amendment, modification, supplement or waiver of such other lease could reasonably be expected to materially impair or be materially adverse to the business, operations or value of the Borrowers or value of the Collateral or any other such material property or materially impair the rights of the Administrative Agent or the Lenders with respect thereto;

(iii) amend, modify, supplement or waive, or permit or consent to the amendment, modification, supplement or waiver of the TaaS Agreement.

(c) amend or modify, or permit the amendment or modification of its Governing Documents; or

(d) permit any waiver, supplement, modification, amendment, termination or release of, or fail to enforce strictly the terms and conditions of the Operations and Use Agreement, if such waiver, supplement, modification, amendment, termination or release or failure to enforce results in any Person other than the Borrower having any additional days or time available for the use of the property subject to Operations and Use Agreement.

Notwithstanding the foregoing, nothing in this Agreement shall preclude Lead Borrower from amending the 2020 Omnibus Incentive Plan to increase the number of shares of common stock of Lead Borrower reserved for future issuance of awards in an additional amount of not more than 1,800,000; provided any other amendments and modification to the same shall require the prior written approval of Administrative Agent, whose consent shall not be unreasonably withheld.

Section 6.14 Fiscal Year. The Borrowers shall not change their Fiscal Year-end from December 31.

Section 6.15 Limitation on Hedging Agreements. The Borrowers shall not enter into any Hedging Agreement other than any such agreement required hereunder or otherwise entered into to hedge against fluctuations in interest rates or currency incurred in the ordinary course of business and consistent with prudent business practice; provided that in each case such agreements or arrangements shall not have been entered into for speculation purposes.

Section 6.16 Limitation on Accounts. Other than the Accounts listed on Schedule 3.19(c), the Borrowers shall not open or maintain any Deposit Account or securities account without the prior consent of Administrative Agent. Further, no Borrower shall deposit funds into the Restricted Accounts in excess of the funds required to make payments currently required to be made pursuant to the EME Customer Contract or loan documents for a PILOT Loan, as applicable. Borrowers shall be permitted to close any Additional Account or Legacy Account in existence on the date hereof without the consent of Administrative Agent or Lenders, provided that upon such closure the remaining balance of any such closed Additional Account or Legacy Account is transferred, at Borrowers’ option, into either the Proceeds Account or another Additional Account that is subject to a Control Agreement.

Section 6.17 Material Construction Agreements. The Borrowers shall not enter into any agreement with any contractor pertaining to construction, design, fit-out or development of all or a material portion of the HOFV Project, unless (a) the Borrowers shall have delivered to the Administrative Agent a copy of such agreement and all exhibits, schedules, attachments and other documents or information related thereto, (b) such contract shall be on market terms and (c) if requested by the Administrative Agent, such contractor shall have delivered to the Administrative Agent a recognition, subordination, non-disturbance and/or attornment agreement, as applicable, in favor of the Administrative Agent and in form reasonably satisfactory to Administrative Agent.

ARTICLE VII

EVENTS OF DEFAULT

Section 7.01 Events of Default. In case of the happening of any of the following events (each, an “Event of Default”):

(a) any representation or warranty made or deemed made in or in connection with any Loan Document or the funding of any Loan, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(b) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof (whether voluntary or mandatory) or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest on any Loan or any Fee or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three (3) Business Days; provided, it shall not be a default hereunder in respect of the payment of any interest on any Loan if there are sufficient amounts on deposit in the Interest Reserve Account on any Payment Date and there is no restrictions upon the ability of the Administrative Agent and the Administrative Agent is actually able to withdraw such amounts from the Interest Reserve Account and disburse the amount of such interest to Lenders on such Interest Payment Date;

(d) default shall be made in the due observance or performance by any Borrower of any covenant, condition or agreement contained in Sections 5.02, 5.05, Section 5.11(a), 5.11(f), 5.13 or in Article VI;

(e) any Event of Default under any Mortgage shall have occurred and be continuing;

(f)   default shall be made in the due observance or performance by any Borrower of any covenant, condition or agreement contained in any Loan Document (other than those specified in clauses (b), (c), (d) or (e) above) and such default shall continue unremedied for a period of 15 days after the earlier of (i) any Borrower becoming aware of such default or (ii) receipt by any Borrower of written notice from the Administrative Agent or any Lender of such default;

(g) with respect to any Material Indebtedness, (i) any Borrower or any Subsidiary of any Borrower shall fail to pay any principal or interest, regardless of amount, due in respect of such Indebtedness, when and as the same shall become due and payable, or (ii) any other event or condition occurs that results in such Indebtedness of such Borrower or any Subsidiary of any Borrower becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of such Indebtedness of such Borrower or any Subsidiary of any Borrower or any trustee or agent on its or their behalf to cause such Indebtedness of such Borrower or any Subsidiary of any Borrower to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any Borrower or any Subsidiary of any Borrower, or of a substantial part of the Property of any Borrower or any Subsidiary of any Borrower, under the Bankruptcy Code, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower or for a substantial part of the Property of any Borrower or any Subsidiary of any Borrower or (iii) the winding-up or liquidation of any Borrower or any Subsidiary of any Borrower; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) Any Borrower or any Subsidiary of any Borrower shall (i) voluntarily commence any proceeding or file any petition seeking relief under the Bankruptcy Code or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower or for a substantial part of the Property of any Borrower, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;

(j) one or more judgments for the payment of money in an aggregate amount in excess of $250,000 (to the extent not paid or adequately covered by insurance as to which the relevant insurance company has acknowledged coverage) or other judgments that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect shall be rendered against the any Borrower or any Subsidiary of any Borrower or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of any Borrower or any Subsidiary of any Borrower to enforce any such judgment;

(k) an ERISA Event shall have occurred that, when taken together with all other such ERISA Events, could reasonably be expected to result in liability of the Borrowers and ERISA Affiliates in an aggregate amount exceeding $250,000;

(l) any default or breach under or failure to perform under any PFHOF Lease Agreement by any person that is a party thereto, which is not cured at least five (5) Business Days prior to the end of any applicable grace, and/or cure period;

(m) any of the Loan Documents shall cease, for any reason (other than pursuant to the terms thereof), to be in full force and effect, or any Borrower, any Affiliate of any Borrower or any other Person party thereto shall so assert or shall assert that any provision of any Loan Document is not in full force and effect or shall otherwise contest the validity or enforceability of any Loan Document;

(n) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Borrower not to be, a valid, perfected and, with respect to the Secured Parties, first priority (except as otherwise expressly provided in this Agreement or such Security Document) Lien on any material Collateral covered thereby;

(o) there shall have occurred a Change in Control;

(p) any Borrower shall fail to observe, satisfy or perform, or there shall be a violation or breach of, any of the terms, provisions, agreements, covenants or conditions attaching to or under the issuance to such Person of any Permit or any such Permit or any provision thereof shall be suspended, revoked, cancelled, terminated or materially and adversely modified or fail to be in full force and effect or any Governmental Authority shall challenge or seek to revoke any such Permit if such failure to perform, violation, breach, suspension, revocation, cancellation, termination or modification could reasonably be expected to have a Material Adverse Effect;

(q) either of

(i) a termination of any Ground Lease or any Project Lease,

(ii) the issuance of a notice of default, or notice of an event of default, under any Ground Lease or any Project Lease and either (x) such notice is not withdrawn on or before five (5) Business Days prior to the expiration of any applicable grace period after which the Canton City School District and/or Stark County Port Authority can exercise any rights or remedies in respect of any Ground Lease or Project Lease or (y) one or more of the Borrowers has failed to (A) commence and prosecute an action or proceeding in good faith in a court of competent jurisdiction which seeks to challenge such notice of default or event of default and (B) obtain and maintain an injunction and/or order of stay of enforcement by Canton City School District and/or Stark County Port Authority with respect to such of default or event of default,

(iii) Canton City School District, Stark County Port Authority or any other Person acquires the right (upon happening of any event or occurrence or passage of time) to exercise rights and remedies in respect of seeking to terminate any Ground Lease or Project Lease and the Borrowers’ fail to contest and challenge in good faith (and obtain and maintain an injunction and/or order seeking a stay of enforcement of) such right in a court of competent jurisdiction,

(iv) any event of default occurs under any Ground Lease, any Project Lease or the REA at any time and such event of default is not cured at least five (5) Business Days prior to the end of any applicable grace, and/or cure period under such Ground Lease, Project Lease or REA, as applicable, with respect to such event of default, or

(v) any Borrower’s failure to comply with or breach any of its obligations under the Letter of Representations in any respect, or

(r) (i) the Recourse Guaranty for any reason shall cease to be in full force and effect (other than in accordance with its terms or pursuant to the terms Section 10.22), (ii) IRGMH shall deny that it has any obligation or liability under the Recourse Guaranty (except if the same has terminated in accordance with its terms of pursuant to the terms of Section 10.22) or (iii) there shall have occurred a default or an event of default or any breach under the Recourse Guaranty;

(s)  an event of default shall have occurred under the JKP Note and JKP has proceeded to enforce and of its material remedies with respect to the JKP Note against Newco (other than an action to pursue its remedies under the JKP Pledge); or

(t) any default shall have occurred under Section 5.15 and such default shall continue unremedied for a period of 10 Business Days,

then, and in every such event (other than an event described in paragraph (h) or (i) above), and at any time thereafter during the continuance of such event either or both of the following actions may be taken: the Administrative Agent may, and at the request of the Required Lenders or Investors Heritage Life Insurance Company, shall, declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal amount of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding, and the Administrative Agent shall have the right to take all or any actions and exercise any remedies available to a secured party under the Security Documents or applicable law or in equity; and in any event described in paragraph (h) or (i) above, the principal amount of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees (including any Administrative Fee and Yield Maintenance Premium) and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding, and the Administrative Agent shall have the right to take all or any actions and exercise any remedies available to a secured party under the Security Documents or applicable law or in equity.

Section 7.02 Application of Proceeds. Except as expressly provided elsewhere in the Loan Documents, after the exercise of remedies provided for under this Agreement or the other Loan Documents (or after the Loans have automatically become immediately due and payable) any amounts received on account of the Obligations (including all proceeds received by the Administrative Agent in respect of any sale, any collection from, or other realization upon all or any part of the Collateral and any amounts in any of the HOFV Accounts and the Additional Accounts, or following the Delivery Date, the Legacy Accounts) shall be applied in full or in part by the Administrative Agent against the Obligations in the following order of priority:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including the Administrative Fee and fees, charges and disbursements of counsel to the Administrative Agent) payable to the Administrative Agent in its capacity as such (including all costs and expenses of any sale, collection or other realization upon Collateral or any expenditures in connection with the preservation of Collateral);

Second, to payment of that portion of the Obligations constituting fees (excluding any Yield Maintenance Premium), indemnities, expenses and other amounts (other than principal and interest) (including fees, charges and disbursements of counsel to the Lenders) payable to the Lenders, ratably among them in proportion to the respective amounts described in this clause payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause payable to them;

Fourth, to payment of that portion of the Obligations constituting the Yield Maintenance Premium on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause payable to them;

Fifth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause held by them; and

Last, to payment of all other Obligations, ratably among the Administrative Agent and Lenders in proportion to the respective amounts described in this clause held by them

Notwithstanding the foregoing, if a proceeding under any Debtor Relief Law shall be commenced by or against any Borrower and in the event the treatment of Obligations held by Affiliated Lenders (or Assignees of any such Affiliated Lender) is disproportionately adverse treatment (i.e. results “less than ratable treatment” or “proportionately lesser payment”) for such Persons than the treatment of, or payment on, Obligations held by Lenders that are not Affiliated Lenders (or Assignees of any such Affiliated Lender), then, in such event, the Affiliated Lenders (or Assignees of any such Affiliated Lender) shall be permitted to (and agree to) receive less than ratable payment in respect of similar Obligations owed to them; provided that this sentence shall not be applicable to the Affiliated Lender (Guarantor).

ARTICLE VIII

AGENTS

Section 8.01 Appointment of Agents. Each of the Lenders hereby irrevocably appoints Aquarian Credit Funding LLC as the Administrative Agent. Each Agent hereby agrees to act upon the express conditions contained herein and the other Loan Documents, as applicable. The provisions of this Article VIII are solely for the benefit of the Agents and the Lenders and no Borrower shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each Agent shall act solely as a representative and on behalf of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for any Borrower. Each of the Agents, without consent of or notice to any party hereto, may assign any and all of its rights hereunder to any of its Affiliates (including as Supplemental Agents).

Section 8.02 Powers and Duties. Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Loan Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through any one or more sub-agents appointed by it (including as Supplemental Agents). Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. Section 8.03 shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent (including as Supplemental Agents). No Agent shall have, by reason hereof or any of the other Loan Documents, a fiduciary relationship with, or any other implied duties in respect of, any Lender; and nothing herein or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Loan Documents except as expressly set forth herein or therein. The Administrative Agent is further authorized by the Lenders to enter into agreements supplemental to this Agreement or any other Loan Documents for the purpose of curing any formal defect, inconsistency, omission or ambiguity in this Agreement or any other Loan Document to which it is a party (without any consent or approval by the Lenders).

Section 8.03 General Immunity.

(a) No Responsibility for Certain Matters. None of the Agents shall be responsible to any Lender for, or be required to ascertain or inquire as to, (i) any statement, recital, warranty or representation (in each case whether written or oral) made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document (including financial statements) delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the execution, validity, enforceability, effectiveness, genuineness, sufficiency or collectability of any Loan Document or any other agreement, instrument or document, (v) the use of proceeds of the Loans, (vi) the existence or possible existence of any Default or Event of Default, (vii) the financial condition or business affairs of any Borrower or any other Person liable for the payment of any Obligations or (viii) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent, or, in each such case, to make any disclosures with respect to the foregoing. Except as expressly set forth in the Loan Documents, none of the Agents shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to any Borrower that is communicated to or obtained by the entity serving as any Agent or any of their Affiliates in any capacity. Anything contained herein to the contrary notwithstanding, the Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the component amounts thereof.

(b) Exculpatory Provisions. None of the Agents or any of their respective officers, partners, directors, employees or agents shall be liable to the Lenders for any action taken or omitted by any Agent under or in connection with any of the Loan Documents except to the extent caused by such Agent’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction by final and non-appealable judgment). Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from the Required Lenders (or such other Lenders as may be required to give such instructions under Section 10.08) and, upon receipt of such instructions from the Required Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) each of the Agents shall be entitled to rely, and shall be fully protected in relying, upon any notice, request, certificate, consent, communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for the Borrowers ), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Loan Documents in accordance with the instructions of the Required Lenders (or such other Lenders as may be required to give such instructions under Section 10.08).

Section 8.04 Notice of Default. None of the Agents shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent has received written notice from a Lender or the Borrowers referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or such other Lenders as may be required to give such direction pursuant to the terms of this Agreement); provided, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

Section 8.05 Agents Entitled to Act as Lenders. Being an Agent shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity.

Section 8.06 Lenders’ Representations, Warranties and Acknowledgement.

(a) Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of the Borrowers in connection with its Loans hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of the Borrowers. None of the Agents shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of the Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and none of the Agents shall have any responsibility with respect to the accuracy of or the completeness of any information provided to the Lenders.

(b) Each Lender, by delivering its signature page to this Agreement and funding its Loans, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by any Agent or the Required Lenders (or such other Lenders as may be required to give such approvals), as applicable, on the date of delivery of such signature page.

(c) Each Lender shall, promptly following a request by the Administrative Agent, provide all documentation and other information that the Administrative Agent reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

Section 8.07 Right to Indemnity. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, to the extent that such Agent shall not have been reimbursed by any Borrower, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including reasonable counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Loan Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Loan Documents; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted primarily from such Agent’s gross negligence or willful misconduct. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided, further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted primarily from such Agent’s gross negligence or willful misconduct.

Section 8.08 Successor Agents. At any time from and after the earliest of (a) the occurrence of an Event of Default, (b) Investors Heritage Life Insurance Company or any of its Affiliates do not hold any Loans, (c) it becomes illegal or practically impossible for Aquarian Credit Funding LLC to remain as an Administrative Agent, (d) the Lenders unanimously vote to remove Aquarian Credit Funding LLC as the Administrative Agent, Aquarian Credit Funding LLC shall have the right to resign as the Administrative Agent by giving thirty days’ prior written notice thereof to the Lenders and the Borrowers, and Aquarian Credit Funding LLC may be removed at any time the Administrative Agent with or without cause by an instrument or concurrent instruments in writing delivered to the Borrowers and the Administrative Agent and signed by the Required Lenders. Upon any such notice of resignation or any such removal, the Required Lenders shall have the right, upon five Business Days’ notice to the Borrowers, to appoint a successor Administrative Agent. Upon the acceptance of any appointment as the Administrative Agent hereunder by an applicable successor, such successor shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent, and the retiring or removed Administrative Agent shall promptly (i) transfer to such successor all sums, Capital Stock and other items of Collateral held under the Security Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Loan Documents, and (ii) execute and deliver to such successor such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor of the security interests created under the Security Documents, whereupon such retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring or removed Administrative Agent’s resignation or removal hereunder as the Administrative Agent, the provisions of this Article VIII shall inure to its benefit, as well as to the benefit of its sub-agents and their respective Related Parties, as to any actions taken or omitted to be taken by it while it was the Administrative Agent hereunder. Notwithstanding anything to the contrary in this Agreement, neither any Affiliated Lender (nor any Assignee of any Affiliated Lender) shall be appointed (and such Person shall not accept the appointment) as the Administrative Agent, as a Supplemental Agent (or as an Agent).

Section 8.09 Loan Documents.

(a) Agents under Loan Documents. Each Lender hereby further authorizes the Administrative Agent, on behalf of and for the benefit of the Secured Parties, to be the representative of the Secured Parties with respect to the Obligations and the Loan Documents. Without further written consent or authorization from the Lenders or any other Secured Parties, the Administrative Agent may execute any documents or instruments necessary to (i) release any Lien encumbering any other item of Collateral that is the subject of a sale, lease or other disposition of assets permitted hereby or to which the Required Lenders (or such other Lenders as may be required to give such consent under Section 10.08) have otherwise consented, or (ii) release any Borrower (other than a Borrower) from its Security Agreement in accordance with the terms thereof or with the consent of Required Lenders (or such other Lenders as may be required to give such consent under Section 10.08).

(b) Right to Realize on Collateral and Enforce Loan Documents. Anything contained in any of the Loan Documents (other than Section 10.06) to the contrary notwithstanding, the Borrowers, the Administrative Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Loan Documents, including any Security Document, it being understood and agreed that all powers, rights and remedies hereunder and thereunder may be exercised solely by the Administrative Agent, on behalf of the Lenders in accordance with the terms hereof and thereof, and (ii) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale, the Administrative Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and the Administrative Agent, as representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent at such sale.

(c) In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent) allowed in such judicial proceeding, to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due to the Administrative Agent hereunder. Other than with respect to an Affiliated Lender (or its Assignee), nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 8.10 Withholdings. To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the forms or other documentation required by Section 2.16(d) are not delivered to the Administrative Agent, then the Administrative Agent may withhold from any interest payment to any Lender not providing such forms or other documentation, an amount equivalent to the applicable withholding tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

Section 8.11 Appointment of Supplemental Agents. Each Agent is hereby authorized to appoint an additional individual or institution selected by such Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Agent” and collectively as “Supplemental Agents”). In the event that any Agent appoints a Supplemental Agent with respect to any of its powers, rights, privileges, remedies or duties under the Loan Documents, including with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to such Agent with respect thereto shall be exercisable by and vest in such Supplemental Agent to the extent, and only to the extent, necessary to enable such Supplemental Agent to exercise such rights, powers and privileges and to perform such duties, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Agent shall run to and be enforceable by any of the Administrative Agent or such Supplemental Agent, and (ii) the provisions of this Article VIII and of Section 10.05 shall inure to the benefit of such Supplemental Agent, as applicable, and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent and/or such Supplemental Agent, as the context may require. Should any instrument in writing from a Borrower or any other Borrower be required by any Supplemental Agent so appointed by an Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the applicable Borrower shall, or shall cause the applicable Borrower, to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent. In case any Supplemental Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Agent, to the extent permitted by Requirements of Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Agent.

ARTICLE IX

CO-BORROWERS

Section 9.01 Guarantee of the Borrowers. Each of the Borrowers hereby jointly and severally Guarantees as a primary obligor and not as a surety to each Secured Party and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code) on the Loans made by the Lenders to the Borrowers, and all other Obligations from time to time owing to the Secured Parties by any Borrower under any Loan Document strictly in accordance with the terms thereof. Each Borrower hereby jointly and severally agrees that if any Borrower or other Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Obligations, the such Borrower will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Section 9.02 Subrogation; Subordination. Each Borrower hereby agrees that until the indefeasible payment and satisfaction in full in cash of all Obligations it shall not exercise any right or remedy arising by reason of any performance by it of its Guarantee in Section 9.01, whether by subrogation or otherwise, against any Borrower or any other Borrower or any security for any of the Obligations. The payment of any amounts due with respect to any Indebtedness of any Borrower or any other Borrower (or any such Borrower) now or hereafter owing to any Borrower by reason of any payment by such Borrower under the Guarantee in this Article IX is hereby subordinated to the prior indefeasible payment in full in cash of the Obligations. In addition, any Indebtedness of the Borrowers now or hereafter held by any Borrower is hereby subordinated in right of payment in full in cash to the Obligations. Each Borrower agrees that it will not demand, sue for or otherwise attempt to collect any such Indebtedness of any Borrower until the Obligations shall have been indefeasibly paid in full in cash. If, notwithstanding the foregoing sentence, any Borrower shall, prior to the indefeasible payment in full in cash of the Obligations, collect, enforce or receive any amounts in respect of such Indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for the Secured Parties and be paid over to the Administrative Agent on account of the Obligations without affecting in any manner the liability of such Borrower under the other provisions of the Guarantee contained herein.

Section 9.03 Remedies. The Borrowers jointly and severally agree that, as between the Borrowers and the Lenders, the obligations of the Borrowers under this Agreement and the other Loan Documents may be declared to be forthwith due and payable as provided in Article VII, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against any Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by any Borrower) shall forthwith become due and payable by the Borrowers under their Guarantee set forth in Section 9.01.

Section 9.04 Instrument for the Payment of Money. Each Borrower hereby acknowledges that the Guarantee in this Article IX constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Borrower in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

Section 9.05 Authority to Bind. Without limiting the generality of the foregoing, the Obligations of each Borrower hereunder and under the other Loan Documents shall be the joint and several Obligations of both Borrowers, and any notice given, request made, act taken or certification, representation, warranty or covenant made by any Borrower under or in connection with the Loan Documents shall be deemed to have been made, taken or given by both Borrowers. Each Borrower hereby constitutes and appoints the other Borrower its true and lawful attorney-in-fact to give such notices, makes such request, take such actions and make such certifications, representations, warranties and covenants, and further hereby directs such other Borrower to do such things and instructs and advises the parties hereto that any such thing done by such other Borrower in connection with the Transactions shall be deemed to have been done on behalf of both Borrowers in accordance with this power of attorney. This power of attorney shall be deemed to be a power coupled with an interest and shall be irrevocable.

ARTICLE X

MISCELLANEOUS

Section 10.01 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile or email), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three (3) Business Days after being deposited in the mail, postage prepaid, or, in the case of facsimile or email notice, when received, addressed (a) in the case of the Borrowers, the Agents and the other parties below, as follows and (b) in the case of the Lenders, as set forth in this Agreement or, in the case of a Lender which becomes a party to this Agreement pursuant to an Assignment and Acceptance (or the Affiliated Lender Assignment and Acceptance), in such Assignment and Acceptance (or the Affiliated Lender Assignment and Acceptance) or (c) in the case of any party, to such other address or addresses as such party may hereafter notify to the other parties hereto:

Borrowers:	Hall of Fame Resort & Entertainment Company 2626 Fulton Drive NW, Canton, Ohio 44718 Attn: Tara Charnes Facsimile: Telephone: 937-309-4203 E-mail: tara.charnes@hofvillage.com with a copy to:

Hunton Andrews Kurth LLP

2200 Pennsylvania Avenue NW

Washington, D.C. 20037

Attn: J. Steven Patterson, Esq.

Facsimile: 202-778-2201

Telephone: 202-419-2101

E-mail: spatterson@hunton.com

-and-

Walter Haverfield LLP

1301 East 9th St., Suite 3500

Cleveland, Ohio 44114-1821

Attn: Nick Catanzarite, Esq.
Facsimile: 216-916-2358

Telephone: 216-928-2981
E-mail: ncatanzarite@walterhav.com

Administrative Agent:	Aquarian Credit Funding LLC 40 Tenth Avenue, 6th Floor New York, New York 10014 Attn: Ben Goodman, Esq. Facsimile: Telephone: (212) 720-1035 E-mail: legal@aquarianlp.com in the case of the Administrative Agent, with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

395 Ninth Avenue

New York, New York 10001-8602

Facsimile: 917-735-2212

Telephone: 212-735-2212

Attn: Harvey R. Uris, Esq.

E-mail: Harvey.Uris@skadden.com

The words “execution,” “signed,” “signature,” and words of like import in this Agreement or any other Loan Document (including any Assignment and Assumption) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent and the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Requirement of Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

It is expressly understood and agreed that posting documents to a data room or a data site or similar platforms shall not, BY ITSELF, be deemed to be notice to the Administrative Agent or any Lender.

Section 10.02 Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrowers herein and in the documents, certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans, regardless of any investigation made by the Lenders or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid. The agreements of the Borrowers set forth in Sections 2.15, 2.16, this Article X and the agreements of the Lenders set forth in Sections 2.13, 8.03(b) and 8.07 shall remain operative and in full force and effect in perpetuity regardless of the expiration this Agreement, the consummation of the Transactions, the repayment of any of the Loans, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document or any investigation made by or on behalf of any Agent, any Lender.

Section 10.03 Binding Effect. This Agreement shall become effective when it shall have been executed by each of the parties hereto and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.

Section 10.04 Successors and Assigns. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrowers, the Agents or the Lenders that are contained in this Agreement or the other Loan Documents shall bind and inure to the benefit of their respective successors and assigns.

(b) Any Lender may, without the consent of the Borrowers or any other Person, in accordance with applicable law, at any time sell to one or more Eligible Assignees (which Eligible Assignee may not be an Affiliated Lender unless the Lender selling such participating interest is also an Affiliated Lender) (each, a “Participant”) participating interests in any Loan owing to such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrowers and the Agents shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Loans or any fees payable hereunder, or postpone the date of the final maturity of the Loans, in each case to the extent subject to such participation. The Borrowers agree that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement (including pursuant to Section 10.06), provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 2.13 as fully as if it were a Lender hereunder. The Borrowers also agree that each Participant shall be entitled to the benefits of Sections 2.15 and 2.16 with respect to its participation in the Loans outstanding from time to time as if it was a Lender; provided, that, in the case of Section 2.16, such Participant complies with the requirements of said Section at the time such participant directly requests the benefits of Section 2.16 and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

(c) Any Lender (an “Assignor”) may, in accordance with applicable law and upon written notice to the Administrative Agent, at any time and from time to time assign to any Lender, any Affiliate of the assigning Lender or of another Lender or any Approved Fund or, with the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) (and to the extent no Default or Event of Default has occurred or is continuing, the Lead Borrower (such consent not to be unreasonably withheld or delayed); provided that the Lead Borrower shall be deemed to have consented to any such assignment if it has not responded within 5 Business Days after request for such consent) to an additional bank, financial institution or other entity that, in each case, is an Eligible Assignee (which Eligible Assignee may not be any Borrower or a Subsidiary thereof) (an “Assignee”) all or any part of its rights and obligations under this Agreement pursuant to an Assignment and Acceptance (or the Affiliated Lender Assignment and Acceptance), executed by such Assignee and such Assignor and delivered to the Administrative Agent for its acceptance and recording in the Register, together with a processing fee of $3,500 (unless waived by the Administrative Agent or the assignment is to Affiliated Lender Guarantor); provided, that no such assignment to an Assignee (other than any Lender or any Affiliate of the assigning Lender or of another Lender or any Approved Fund) shall be in an aggregate principal amount of less than $1,000,000, unless otherwise agreed by the Borrowers and the Administrative Agent (provided, that for purposes of the foregoing limitations only, any two or more Funds that concurrently invest in Loans and are managed by the same investment advisor, or investment advisors that are Affiliates of one another, shall be treated as a single Assignee or Assignor). Any such assignment shall be made as an assignment of a proportionate part of all of the Assignor’s rights and obligations under this Agreement with respect to the Loan so assigned. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance (or the Affiliated Lender Assignment and Acceptance), (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance (or the Affiliated Lender Assignment and Acceptance), have the rights and obligations of a Lender hereunder with respect to the Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Acceptance (or the Affiliated Lender Assignment and Acceptance), be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance (or the Affiliated Lender Assignment and Acceptance)covering all of an Assignor’s rights and obligations under this Agreement, such Assignor shall cease to be a party hereto).

(d) Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). Upon any assignment or transfer of all or part of a Loan evidenced by a Note, if requested of the Borrower and upon the return of the old Notes to the Borrower marked “canceled,” the Borrower shall issue one or more new Notes in the same aggregate principal amount to the designated Assignee.

(e) Upon its receipt of an Assignment and Acceptance (or the Affiliated Lender Assignment and Acceptance) executed by an Assignor and an Assignee (and, in any case where the consent of any other Person is required by Section 10.04(c), by each such other Person) the Administrative Agent shall (i) promptly accept such Assignment and Acceptance (or the Affiliated Lender Assignment and Acceptance) and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Borrowers. On or prior to such effective date, the Borrowers, at their own expense, upon request, shall execute and deliver to the Administrative Agent (in exchange for any Note of the assigning Lender) a new Note or Notes to such Assignee or its registered assigns in an amount equal to the applicable share of outstanding Loans assumed or acquired by it pursuant to such Assignment and Acceptance (or the Affiliated Lender Assignment and Acceptance) and, if the Assignor has retained any share of outstanding Loans upon request, a new Note or Notes to the Assignor or its registered assigns in an amount equal to such share of outstanding Loans retained by it hereunder. Such new Note or Notes shall be dated as of the Closing Date and shall otherwise be in the form of the Note or Notes replaced thereby.

(f) For the avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section 10.04 concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law.

(g) No assignment (or participation) shall be made to any Borrower or any of the Borrowers’ Subsidiaries.

(h) The Borrowers shall ensure that no Borrower assigns or delegates any of its rights or duties hereunder or under any other Loan Document without the prior written consent of the Administrative Agent and each Lender, and any attempted assignment without such consent shall be null and void.

(i) Notwithstanding anything in this Section 10.04 or Section 10.08 or the definition of “Required Lenders,” to the contrary, for purposes of determining whether the Required Lenders or all Lenders have (A) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Borrower therefrom unless the action in question affects any Affiliated Lender in a disproportionately adverse manner than its effect on the other Lenders, (B) otherwise acted on any matter related to any Loan Document or (C) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, no Affiliated Lender shall have any right to consent (or not consent), otherwise act or direct or require the Administrative Agent or any Lender to take (or refrain from taking) any such action and:

(i) all Loans held by any Affiliated Lenders shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders have taken any actions; and

(ii) all Loans held by Affiliated Lenders shall be deemed to be not outstanding for all purposes of calculating whether all Lenders have taken any action unless the action in question affects such Affiliated Lender in a disproportionately adverse manner than its effect on other Lenders; provided that if a proceeding under any Debtor Relief Law shall be commenced by or against any Borrower, no Affiliated Lender (nor any Assignee of any Affiliated Lender) shall be entitled to vote with respect to the Loans held by such Affiliated Lender (or its Assignee) in any such proceeding under any Debtor Relief Law (other than in accordance with the direction of the Administrative Agent), including in connection with any plan (or plan or reorganization) even if any such plan (or plan or reorganization) proposes to treat any Obligations held by such Affiliated Lender (or its Assignee) in a disproportionately adverse manner to such Affiliated Lender (or its Assignee) than the proposed treatment of similar Obligations held by Lenders that are not Affiliated Lenders (or Assignees of any such Affiliated Lender), provided that the Affiliated Lender (Guarantor) shall not be required to be treated in a disproportionately adverse manner than the proposed treatment of similar Obligations held by Lenders that are not Affiliated Lenders and Administrative Agent shall not vote in such proceeding in any manner that would treat the Affiliate Lender (Guarantor) in a disproportionate adverse manner than the proposed treatment of similar Obligations held by the Lenders that are not Affiliated Lenders.

(j) Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, it is understood and agreed that no Affiliated Lender shall at any time be entitled to or permitted to assign (or sell a participation in) any Loans held by it other than to another Affiliated Lender.

(k) Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, each Affiliated Lender hereby agrees that each Affiliated Lender Assignment and Acceptance shall provide a confirmation that, if a proceeding under any Debtor Relief Law shall be commenced by or against any Borrower, such Affiliated Lender (or its Assignee) irrevocably authorizes and empowers the Administrative Agent to vote on behalf of such Affiliated Lender (or its Assignee) with respect to the Loans held by such Affiliated Lender (or its Assignee) in any manner in the Administrative Agent’s sole discretion, unless the Administrative Agent instructs such Affiliated Lender (or its Assignee) to vote, in which case such Affiliated Lender (or its Assignee) shall vote with respect to the Loans held by it as the Administrative Agent directs whether or not the result of such vote (including in connection with any plan (or plan or reorganization) proposes to treat any Obligations held by such Affiliated Lender (or its Assignee) in a disproportionately adverse manner to such Affiliated Lender (or its Assignee) than the proposed treatment of similar Obligations held by Lenders that are not Affiliated Lenders (or Assignees of any such Affiliated Lender); provided that the Affiliated Lender (Guarantor) shall not be required to be treated (or vote to be treated) in a disproportionately adverse matter than the proposed treatment of similar Obligations held by Lenders that are not Affiliated Lenders..

(l) Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, each Affiliated Lender (and each Person purchasing such Lender’s Loans (including by assignment)) agrees: (i) that it shall not receive information provided solely to Lenders by the Administrative Agent or any Lender and will not be permitted to attend or participate in conference calls or meetings attended solely by the Lenders and the Administrative Agent, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans required to be delivered to Lenders pursuant to Article II, and shall not be permitted to challenge the Administrative Agent’s or any Lender’s attorney-client privilege; (ii) that each Affiliated Lender (and as a condition to each assignment by and to an Affiliated Lender, the Assignee of such assignment) would agree in the Affiliated Lender Assignment and Acceptance that it shall constitute an Affiliated Lender; and (iii) none of the Administrative Agent nor any Lender or any of their respective officers, partners, directors, employees or agents shall be liable to any Affiliated Lender for any action taken or omitted by any Administrative Agent or any Lender under or in connection with any of the Loan Documents except to the extent caused by the Administrative Agent or such Lender’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction by final and non-appealable judgment).

(m) With respect to an assignment by or to an Affiliated Lender, the assigning Lender and the Affiliated Lender (or another Person purchasing such Lender’s Loans) shall execute and deliver to the Administrative Agent, an Affiliated Lender Assignment and Acceptance in which such Affiliated Lender (or its Assignee) will expressly agree: (i) that it shall not receive information provided solely to Lenders by the Administrative Agent or any Lender and will not be permitted to attend or participate in conference calls or meetings attended solely by the Lenders and the Administrative Agent, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans required to be delivered to Lenders pursuant to Article II, and shall not be permitted to challenge the Administrative Agent’s or any Lender’s attorney-client privilege; and (ii) to the provisions affecting or applying to an Affiliated Lender as are set forth in this Section 10.04 (and such provisions shall be expressly provided for in any such Affiliated Lender Assignment and Acceptance).

(n) Notwithstanding the foregoing, in no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any Lender is an Affiliated Lender nor shall the Administrative Agent be obligated to monitor the aggregate amount of Loans held by Affiliated Lenders. Upon request by the Administrative Agent, the Borrowers shall promptly (and in any case, not less than five (5) Business Days (or shorter period as agreed to by the Administrative Agent) prior to the proposed effective date of any amendment, consent or waiver pursuant to Section 10.08) provide to the Administrative Agent, a complete list of all Affiliated Lenders holding Loans at such time.

Section 10.05 Expenses; Indemnity. (a) Whether or not the Transactions shall be consummated, the Borrowers agree to pay promptly: (i) all the actual and reasonable documented costs and expenses of the Agents and the Lenders in connection with the syndication of the Loans and the negotiation, preparation and execution of the Loan Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; (ii) all the costs of furnishing all opinions by counsel for the Borrowers; (iii) all fees, costs and expenses incurred by the Administrative Agent or any other Secured Party (including during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) (x) to maintain, protect or preserve the Collateral and/or the Secured Parties’ rights under the Loan Documents or which is otherwise for the benefit of the Secured Parties, (y) to enhance the likelihood of, or to maximize the amount of, repayment of any Obligation, or (z) is made to pay any other amount chargeable to any Borrower hereunder; (iv) all the actual and reasonable costs and expenses of creating and perfecting Liens on the Collateral in favor of the Administrative Agent, for the benefit of the Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to the Agents and of counsel providing any opinions that the Agents or Required Lenders may request in respect of the Collateral or the Liens created pursuant to the Security Documents; (v) all the actual and reasonable costs and fees, expenses and disbursements of any auditors, accountants, consultants (including the Insurance Advisor) or appraisers; (vi) all the actual and reasonable costs and expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants (including the Insurance Advisor), advisors and agents employed or retained by the Agents and their counsel) in connection with the custody or preservation of any of the Collateral; and (vii) after the occurrence of a Default or an Event of Default, all documented costs and expenses, including attorneys’ fees and costs of settlement, incurred by any Agent and any Lender in enforcing any Obligations of or in collecting any payments due from any Borrower hereunder or under the other Loan Documents by reason of such Default or Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Security Documents) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings.

(b) The Borrowers agree, whether or not the Transactions shall have been consummated, to indemnify each Agent, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related costs and expenses, including reasonable counsel fees, disbursements and other charges, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby, (ii) the use of the proceeds of the Loans, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, or (iv) any actual or alleged presence or Release of Hazardous Materials on any property owned or operated by any Borrower, or any Environmental Liability related in any way to any Borrower; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related costs and expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted primarily from the gross negligence or willful misconduct of such Indemnitee (and, upon any such determination, any indemnification payments with respect to such losses, claims, damages, liabilities or related costs and expenses previously received by such Indemnitee shall be subject to reimbursement by such Indemnitee). To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.05(b) may be unenforceable in whole or in part because they are violative of any law or public policy, the Borrowers shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all indemnified liabilities incurred by Indemnitees or any of them.

(c) Intentionally omitted.

(d) To the extent permitted by applicable law, the Borrowers shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

Section 10.06 Adjustments; Setoff. Notwithstanding Section 8.09(b), if an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrowers against any of and all the obligations of the Borrowers now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured; provided that, as between the Lenders, any cash or cash equivalents shall be applied in accordance with Section 7.02 hereof and the Lenders each agree among themselves to forthwith deliver all such cash and cash equivalents to the Person entitled to receive them in accordance with Section 7.02 hereof. The rights of each Lender under this Section 10.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 10.07 Governing Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICT OF LAWS PROVISIONS THAT WOULD RESULT IN THE APPLICATION OF LAWS OTHER THAN THE LAW OF THE STATE OF NEW YORK).

Section 10.08 Waivers; Amendment. (a) No failure or delay on the part of any Agent or any Lender in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 10.08(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrowers in any case shall entitle the Borrowers to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers, the Required Lenders and Investors Heritage Life Insurance Company. Notwithstanding the foregoing (but subject to Sections 10.04(i) and (k) with respect to an Affiliated Lender (or its Assignee)), no such agreement shall (i) forgive or reduce the principal amount or extend the final scheduled date of maturity of any Loan, reduce the stated rate of any interest payable hereunder or forgive the payment of any interest payable hereunder or extend the scheduled date of any payment thereof, amend or modify Section 2.13 or Section 7.02, in each case without the consent of each Lender directly affected thereby (such consent being in lieu of the consent of the Required Lenders required pursuant to the first sentence of this Section 10.08(b)), (ii) amend or modify the pro rata requirements of Section 2.02(a), the provisions of Section 2.11, the provisions of Section 10.04, the provisions of this Section 10.08(b) or the definition of the term “Pro Rata Share” or “Required Lenders,” or release any Borrower from its obligations under this Agreement, or release the Recourse Guaranty, in each case, without the prior written consent of each Lender (provided, that, with respect to any additional extensions of credit pursuant hereto as are approved by the Required Lenders and Investors Heritage Life Insurance Company, the consent of the Required Lenders and Investors Heritage Life Insurance Company only shall be required to include the Lenders advancing such additional funds in the determination of “Required Lenders” or “Pro Rata Share” on substantially the same basis as the Loans are included on the Closing Date) or (iii) release all or any substantial part of the Collateral without the prior written consent of each Lender; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of any Agent hereunder or under any other Loan Document without the prior written consent of such Agent.

(c) The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Borrower in any case shall entitle any Borrower to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.08 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Borrower, on such Borrower.

Section 10.09 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 10.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 10.10 Entire Agreement. This Agreement and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof and any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any Person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents and the Lenders) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

Section 10.11 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11.

Section 10.12 Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 10.13 Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 10.03. Delivery of an executed signature page to this Agreement or of an Assignment and Acceptance by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrowers and the Administrative Agent.

Section 10.14 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 10.15 Jurisdiction; Consent to Service of Process. (a) The Borrowers hereby irrevocably and unconditionally submit, for themselves and their property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the County of New York, City of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Agent, any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrowers or their properties in the courts of any jurisdiction.

(b) The Borrowers hereby irrevocably and unconditionally waive, to the fullest extent they may legally and effectively do so, any objection which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any such New York State or Federal court referenced in clause (a) above. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(d) The Borrowers shall, and shall cause each Borrower to, maintain an agent to receive service of process in New York, New York at all times until the Obligations have been discharged in full.

Section 10.16 Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its and its Affiliates’ officers, directors, employees, trustees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section 10.16, to (i) any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement and the other Loan Documents, (ii) any pledgee referred to in Section 10.04(f) or (iii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers or any of their respective obligations, (f) with the consent of the Borrowers, (g) to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Borrowers received by it from any of the Agents or the Lenders or (h) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.16 or becomes available to, or is independently developed by, the Administrative Agent, any Lender, or any of their respective Affiliates on a non-confidential basis from a source other than Borrower. For the purposes of this Section, “Information” shall mean all information received from the Borrowers and related to the Borrowers or its business, other than any such information that was available to the Agents, any Lender on a non-confidential basis prior to its disclosure by the Borrowers. Any Person required to maintain the confidentiality of Information as provided in this Section 10.16 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord its own confidential information. In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Loans.

Section 10.17 Acknowledgments. The Borrowers hereby acknowledge that:

(a) they has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents. Each Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent that it has deemed appropriate. Each Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents;

(b) none of the Agents or the Lenders has any fiduciary relationship with or duty to the Borrowers or any other Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Agents and the Lenders, on one hand, and the Borrowers, on the other hand, in connection herewith or therewith is solely that of debtor and creditor;

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Agents and the Lenders or among the Borrowers, the other Borrowers and the Lenders. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose;

(d) the Agents and the Lenders and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrowers and their Affiliates, and none of the Agents and the Secured Parties has any obligation to disclose any of such interests to any Borrower or any of its Affiliates; and

(e) to the fullest extent permitted by Law, each Borrower hereby waives and releases any claims that it may have against the Agents and the Secured Parties with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.18 Construction. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

Section 10.19 Patriot Act. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrowers in accordance with the Patriot Act.

Section 10.20 Marshalling; Payments Set Aside. Neither any Agent nor any Lender Party shall be under any obligation to marshal any assets in favor of any Borrower or any other Person or against or in payment of any or all of the Obligations. To the extent that any Borrower makes a payment or payments to the Administrative Agent or the Secured Parties (or to Administrative Agent, on behalf of the Secured Parties), or any Agent or Secured Parties enforces any security interests or exercise its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

Section 10.21 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 10.22 Termination of Recourse Guaranty. In the event that (i) the Guarantor Loan Purchase (as defined in the Recourse Guaranty) is consummated or (ii) after the Closing Date, Borrowers have deposited in the Proceeds Account cash proceeds from Permitted Equity Issuances and/or Permitted Indebtedness in an aggregate amount greater than or equal to $25,000,000 (excluding, for the avoidance of doubt, the proceeds from part (a) of the definition of Nov 2020 Equity Raise, which will not be credited to such $25,000,000; provided it is expressly acknowledged that cash proceeds received from the exercise of warrants after the Closing Date described in part (b) of the definition of Nov 2020 Equity Raise shall, so long as such cash proceeds are deposited in the Proceeds Account), then the Recourse Guaranty shall terminate and be of no further force and effect. The Borrowers hereby acknowledge and agree that they have reviewed the purchase rights of IRGMH and its Affiliates set forth in the Recourse Guaranty and hereby waive, without further need for consent, any approval or consent rights, if any, with respect to such purchase and further agree such purchase is not a violation of their Governing Documents and does not require any further internal consent or approvals. The Lenders hereby acknowledge and agree that that they have reviewed the purchase rights of IRGMH and its Affiliates set forth in the Recourse Guaranty and that in the event of the Guarantor Loan Purchase (as defined in the Recourse Guaranty) such purchase price shall be applied proportionately to each Lender’s Pro Rata Share of the Loans.

Section 10.23 Post-Closing Obligations.

(a) Borrowers shall deliver, within sixty (60) days after the Closing Date (the “Delivery Date”), (i) fully executed “springing” or “soft lockbox” Control Agreements (each a “Springing DACA”) with respect to all of the Additional Accounts (excluding the Treasury Shares Account) and Legacy Accounts to the extent any such Additional Account or Legacy Account has not been closed (as permitted in Section 6.16 hereof) and (ii) evidence reasonably satisfactory to Administrative Agency that a Borrower is now the sole beneficiary of any Legacy Account which has not been closed (as permitted in Section 6.16 hereof), in each case prior to the Delivery Date. Each Springing DACA shall be on a form substantially similar to the form attached hereto as Exhibit H or on such other form acceptable to Administrative Agent. Within ten (10) days after the Delivery Date, the Borrowers shall provide a summary of the costs and expenses to which the Retained Funds were applied.

(b) Borrowers shall deliver, within ten (10) business days after the Closing Date, to Administrative Agent, on behalf of itself and the Lenders, written opinions of Richards, Layton & Finger, P.A., as special Delaware counsel for the Borrowers and IRGMH, with respect to certain Delaware law matters required by Administrative Agent, (i) addressed to the Administrative Agent, the Lenders and the other Secured Parties, (ii) covering the corporate capacity of each Borrower and Guarantor, the legal existence and authority of each Borrower and Guarantor, due authorization of transactions, execution and other Delaware law matters as the Administrative Agent shall reasonably request and which are customary for transactions of the type contemplated herein and (iii) otherwise in form and substance reasonably satisfactory to the Administrative Agent.

(c) Borrowers shall, on or before the Transfer Cut Off Date, transfer all funds on deposit in the Additional Accounts and Legacy Accounts into the Proceeds Account, excluding the Retained Funds.

(d) Lead Borrower shall cause the Governing Documents of the Subsidiary Borrowers to be amended, within five (5) Business Days after the Closing Date, to expressly allow the exercise of all rights and remedies under the Pledge Agreement and waive any applicable restrictions on transfer and assignability of the membership interests in such Subsidiary Borrowers, such amendment(s) to be in form and substance reasonably satisfactory to Administrative Agent.

(e) To the extent not delivered prior to the Closing Date, the Administrative Agent shall have received, within five (5) Business Days after the Closing Date, an incumbency certificate, Governing Documents and certificate of good standing for IRGMH.

For the avoidance of doubt, the failure to complete any of the obligations set forth in Section 10.23 within the time periods specified shall constitute an Event of Default without the need for any further notice or right to cure.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

HALL OF FAME RESORT & ENTERTAINMENT COMPANY,
a Delaware corporation
HOF VILLAGE NEWCO, LLC
HOF VILLAGE PARKING, LLC
HOF VILLAGE YOUTH FIELDS, LLC
HOF VILLAGE STADIUM, LLC
HOF VILLAGE LAND, LLC
HOF VILLAGE HOTEL I, LLC
HOF VILLAGE SPORTS BUSINESS, LLC
HOF VILLAGE PARKING MANAGEMENT I, LLC
HOF VILLAGE RESIDENCES I, LLC
HOF VILLAGE CENTER FOR EXCELLENCE, LLC
HOF VILLAGE CENTER FOR PERFORMANCE, LLC
HOF VILLAGE WATERPARK, LLC
HOF VILLAGE HOTEL WP, LLC
HOF EXPERIENCE, LLC
HOF VILLAGE MEDIA GROUP, LLC
HOF VILLAGE RETAIL I, LLC
each, a Delaware limited liability company

By:	/s/ Michael Crawford
Name: Michael Crawford
Title:Chief Executive Officer

[Signatures Continue on Next Page]

[Signature Page to Term Loan Agreement]

AQUARIAN CREDIT FUNDING LLC,
as Administrative Agent

By:	/s/ Rudrabhishek Sahay
	Name:	Rudrabhishek Sahay
	Title:	Authorized Signatory

INVESTORS HERITAGE LIFE INSURANCE COMPANY,
as a Lender

By:	/s/ Rudrabhishek Sahay
	Name:	Rudrabhishek Sahay
	Title:	Authorized Signatory

[Signatures Continue on Next Page]

[Signature Page to Term Loan Agreement]

LINCOLN BENEFIT LIFE COMPANY
as a Lender

By:	/s/ Erik Braun
	Name:	Erik Braun
	Title:	Chief Financial Officer

[Signature Page to Term Loan Agreement]

Appendix A

Physical Address:

Aquarian Credit Funding LLC

40 Tenth Avenue, 6th Floor

New York, New York 10014

Wire Transfer Information

BANK	U.S. Bank, N.A.
ADDRESS:	60 Livingston Ave, St Paul MN 55107-2292
ABA	091 000 022
BNF	ITC Depository South & East
ACCOUNT#	173103781832
OBI	AHIM (#001051006741)
Attn:	Thomas Wurtz

Exhibit A

FORM OF BORROWING NOTICE

Exhibit B

FORM OF NOTE

Exhibit C

FORM OF MORTGAGE

Exhibit D

FORM OF SOLVENCY CERTIFICATE

Exhibit E

FORM OF MEZZANINE (IRG) SUBORDINATION AGREEMENT

Exhibit F-1

INTENTIONALLY DELETED

Exhibit F-2

FORM OF RECOGNITION AGREEMENT (DEVELOPMENT & PROJECT MANAGEMENT AGREEMENT)

Exhibit F-3

FORM OF RECOGNITION AGREEMENT (ARCHITECT)

Exhibit G

FORM OF DISBURSEMENT REQUEST

DISBURSEMENT REQUEST

[_______], 20[_]

This Disbursement Request is delivered pursuant to Section 5.11(d) of that certain Term Loan Agreement (as the same may be amended, modified, supplemented or replaced from time to time, the “Loan Agreement”), dated as of [December __], 2020, by and among Hall of Fame Resort & Entertainment Company and the other Borrowers party thereto (the “Borrowers”), the Lenders from time to time party thereto, and Aquarian Credit Funding LLC, as administrative agent (“Administrative Agent”). Capitalized terms used in this Disbursement Request but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Loan Agreement.

The Borrowers hereby requests that Administrative Agent make a Distribution on or before [________], in an amount equal to $[__________].

The Borrowers hereby represent, warrant and agree:

1. The Budget and Schedule provides for aggregate Disbursements this calendar month in an amount equal to $[__________].

2. The aggregate amount of Disbursements made to date in the current calendar month in which this Disbursement is requested is $[__________].

3.  The current balance in the Proceeds Account is $[__________]. Taking into account the amount of the Disbursement to be made pursuant to the Disbursement Request and paid to vendors and other third parties, the Proceeds Account shall contain sufficient Cash and Cash equivalents to satisfy the Liquidity Covenant.

4. The Disbursement requested above will be used as set forth in Annex A. The intended uses for the Disbursements set forth on Annex A and are consistent with the Budget and Schedule. All previous Disbursements have been used in a manner that is consistent with the Budget and Schedule.

5.   Each representation and warranty set forth in each Loan Document shall be true and correct in all material respects on and as of the Disbursement Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date; provided that, if a representation and warranty contains a materiality or Material Adverse Effect qualification, the applicable materiality qualifier in the applicable representation and warranty shall be disregarded for purposes of such representation and warranty.

6. As of the date hereof, Borrowers have complied with all reporting requirements under Section 5.01(k) of the Loan Agreement.

7.   No Default or Event of Default is ongoing under the Loan Agreement.

[Remainder of Page Intentionally Left Blank]

[Signature Page to Term Loan Agreement]

IN WITNESS WHEREOF, the undersigned has executed this Disbursement Request on behalf of Borrowers as of the date first set forth above.

Hall of Fame Resort & Entertainment Company,
a Delaware corporation
HOF Village Newco, LLC
HOF Village Stadium, LLC
HOF Village Parking, LLC
HOF Village Youth Fields, LLC
HOF Village Land, LLC
HOF Village Sports Business, LLC
HOF Village Hotel I, LLC
HOF Village Hotel WP, LLC
HOF Village Center for Excellence, LLC
HOF Village Center for Performance, LLC
HOF Village Residences I, LLC
HOF Village Parking Management I, LLC
HOF Village Waterpark, LLC
HOF Experience, LLC
HOF Village Media Group, LLC
HOF Village Retail I, LLC
each a Delaware limited liability company

By:
Name:
Title:

Annex A

[Borrowers to insert description]

Exhibit H

FORM OF SPRINGING DEPOSIT ACCOUNT CONTROL AGREEMENT